QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 19, 2003.

Registration No. 333-103620

CONFIDENTIAL

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AXIS CAPITAL HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

106 Pitts Bay Road
Pembroke HM 08, Bermuda
Telephone: (441) 296-2600
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kevin G. McLean, Esq.
Senior Vice President, General Counsel and Secretary
AXIS Specialty U.S. Holdings, Inc.
c/o AXIS Capital Holdings Limited
106 Pitts Bay Road
Pembroke HM 08, Bermuda
Telephone: (441) 296-2600
Facsimile: (441) 296-3140

Gary Apfel, Esq. Joseph L. Seiler III, Esq. LeBoeuf, Lamb, Greene & MacRae, L.L.P. 725 South Figueroa Street, Suite 3100 Los Angeles, CA 90017-5404 Telephone: (213) 955-7350 Facsimile: (212) 649-0911	Gary I. Horowitz, Esq. Simpson Thacher & Bartlett 425 Lexington Avenue New York, NY 10017-3954 Telephone: (212) 455-7113 Facsimile: (212) 455-2502

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after the Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee

Common Shares, par value $0.10 per share	$517,500,000	$41,865.75(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2)
Includes shares subject to the underwriters' over-allotment option.
(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued            , 2003

            Shares

AXIS Capital Holdings Limited

Common Shares

AXIS Capital Holdings Limited is offering                common shares and the selling shareholders are offering an additional                common shares in an underwritten offering. AXIS Capital Holdings Limited will not receive any of the proceeds from the sale of common shares by the selling shareholders. We anticipate that the initial public offering price of the common shares will be between $        and $        per share. This is our initial public offering and no public market exists for our common shares.

We intend to apply to list our common shares on the New York Stock Exchange under the symbol "AXS."

Investing in our common shares involves risks. See "Risk Factors" beginning on page 9.

PRICE $        A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Shareholders
Per Share	$	$	$	$
Total	$	$	$	$

AXIS Capital Holdings Limited has granted the underwriters the right to purchase up to an additional                common shares to cover over-allotments.

The Securities and Exchange Commission, state securities regulators, the Registrar of Companies in Bermuda and the Bermuda Monetary Authority have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers on                  , 2003.

MORGAN STANLEY	CITIGROUP

CREDIT SUISSE FIRST BOSTON	JPMORGAN	MERRILL LYNCH & CO.

DOWLING & PARTNERS SECURITIES, LLC	FOX-PITT, KELTON

                        , 2003

        Until                        , 2003, which is the 25th day after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. We are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares.

i

        Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the "BMA") must approve all issuances and transfers of shares of a Bermuda exempted company. The BMA has issued their permission for the issue and free transferability of the common shares being offered pursuant to this prospectus, as long as the common shares are listed on the New York Stock Exchange, to and among persons who are non-residents of Bermuda for exchange controls purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        Neither we nor the selling shareholders have authorized any offer of the common shares being offered pursuant to this prospectus to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995, as amended (the "Regulations"). Common shares may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of the Regulations or otherwise in compliance with all applicable provisions of the Regulations.

        This document is for distribution only to persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. While we have highlighted what we believe is the most important information about us and this offering in this summary, you should read the entire prospectus carefully, including the "Risk Factors" and "Forward-Looking Statements" sections and our consolidated financial statements and the notes to those consolidated financial statements before making an investment decision. In this prospectus, references to the "Company," "we," "us" or "our" refer to AXIS Capital Holdings Limited and its subsidiaries, including AXIS Specialty Limited ("AXIS Specialty"), AXIS Re Limited ("AXIS Re"), AXIS Specialty Europe Limited ("AXIS Specialty Europe"), AXIS Reinsurance Company ("AXIS Reinsurance"), AXIS Specialty Insurance Company ("AXIS Insurance"), Sheffield Insurance Corporation, which the Company acquired as of February 28, 2002 and intends to rename AXIS Surplus Insurance Company ("AXIS Surplus"), and any other direct or indirect subsidiary, unless the context suggests otherwise. References to "AXIS Holdings" refer solely to AXIS Capital Holdings Limited. References in this prospectus to "dollars" or "$" are to the lawful currency of the United States of America, unless the context otherwise requires. Unless otherwise stated, all figures assume no exercise of the underwriters' over-allotment option. All share amounts and strike prices contained in this prospectus will be adjusted to reflect a stock split which the Company expects to effect prior to the consummation of the offering contemplated by this prospectus. For your convenience, we have provided a Glossary, beginning on page G-1, of selected reinsurance, insurance and investment terms and have printed these terms in boldfaced type the first time they are used in this prospectus.

OUR COMPANY

Overview

        We provide specialty lines insurance and treaty reinsurance on a global basis, with headquarters in Bermuda. Through our operating subsidiaries based in Bermuda, Ireland and the United States, we focus on writing coverage for specialized classes of risk through our team of highly skilled and experienced underwriters. Since our founding in November 2001, we have successfully assembled a strong management team of proven leaders with significant industry experience, established a global underwriting infrastructure and built a broad product portfolio. In 2002, our first full year of operation, we wrote $1.1 billion of gross premiums, generated $265.1 million of net income, produced a combined ratio of 70.7% and earned a return on average equity of 14.7%. As of December 31, 2002, we had $1.96 billion of shareholders' equity. In the first quarter of 2003, we wrote $608.6 million of gross premiums, generated $107.1 million of net income and produced a combined ratio of 73.1%. We believe that we have already established a recognized franchise in the insurance and reinsurance industry and are well-positioned to provide our products to our customers.

        The insurance and reinsurance industry has recently experienced severe dislocation as a result of an unprecedented impairment of capital, which has caused a substantial contraction in global underwriting capacity. We believe this impairment has been caused primarily by the following factors:

    •
    Record loss events in 2001 and 2002;

    •
    Continued adverse loss development from industry legacy issues;

    •
    An adverse investment environment;

    •
    Exit of key players from certain markets; and

    •
    A significant number of ratings downgrades.

        We believe that from the beginning of 2001 through the end of 2002, capital available to write property and casualty insurance and reinsurance has been impaired by an estimated $241 to $261 billion in potential and realized underwriting and investment losses. This amount is equal to 34%

to 37% of the approximately $700 billion in available capital at the end of 2000. At the same time that capacity has declined, we believe the demand for commercial insurance and reinsurance has increased as insureds have become increasingly aware of their risk exposures. These industry developments have provided new companies such as ours with an opportunity to provide much needed underwriting capacity at attractive rates in conjunction with improved terms and conditions.

        In forming our Company, our strategy was to establish an entity with a solid capital base, a strong management team, a globally diversified product portfolio and a cost-effective underwriting platform capable of allowing us to react quickly to changing market dynamics. We believe the ability to execute this strategy in the current market without the burden of historical losses relating to the tragic events of September 11, 2001, asbestos, environmental or other legacy exposures differentiates us from many incumbent insurers and reinsurers. In our first full year of operation, we believe we have begun to successfully execute this strategy, and we are committed to capitalizing on the opportunities created by ongoing market dislocations.

        We seek to use our management's extensive expertise, experience and long-standing market relationships to identify and underwrite attractively priced risks while delivering innovative insurance and reinsurance solutions to our customers. Our underwriters are focused on constructing a portfolio of risks that fully utilizes our capital while optimizing the risk-reward characteristics of the portfolio. For our global insurance and U.S. insurance segments, we have designed our corporate and underwriting structure to create an operating platform that utilizes new procedures and technologies, which we believe provides us with a competitive advantage. We intend to continue to exercise highly disciplined underwriting practices and manage a diverse book of business while seeking to maximize our profitability and generate superior returns on equity.

        In 2002 our business was comprised of two underwriting segments: specialty lines and treaty reinsurance. With effect from January 1, 2003, we added two new segments following our acquisitions of AXIS Reinsurance and AXIS Surplus. Our business is now comprised of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance. During the year ended December 31, 2002, we wrote gross premiums for our global insurance and global reinsurance segments of $793.8 million and $314.2 million, respectively. In the first quarter of 2003, we wrote gross premiums of $243.6 million in our global insurance segment, $211.5 million in our global reinsurance segment, $91.9 million in our U.S. insurance segment and $61.5 million in our U.S. reinsurance segment.

        Our global insurance segment primarily includes the following specialty lines risk classifications sourced outside of the United States:

  •
  Specialty Risks (including Terrorism, Marine and Aviation War Risk and Political Risk);

  •
  Onshore and Offshore Energy;

  •
  Aviation and Aerospace;

  •
  Commercial Property; and

  •
  Marine.

        Our global reinsurance segment primarily includes treaty reinsurance business sourced outside of the United States covering the following underlying risks:

  •
  Property;

  •
  Workers' Compensation, Personal Accident and Life; and

  •
  Marine and Aviation.

        Our U.S. insurance segment primarily includes the following specialty lines risk classifications sourced in the United States and principally covering exposures in the United States:

  •
  Commercial Property;

  •
  Professional Lines; and

  •
  Commercial Liability.

        Our U.S. reinsurance segment principally provides casualty treaty reinsurance products sourced in the United States and principally covering exposures in the United States for the following underlying risks:

  •
  Professional Lines; and

  •
  Casualty Clash.

        We market and distribute our products primarily through the world's largest insurance and reinsurance brokers, such as Marsh Inc. ("Marsh"), including its subsidiary, Guy Carpenter & Company, Inc. ("Guy Carpenter"), Aon Corporation ("Aon"), Willis Group Holdings Ltd. ("Willis") and Benfield Group ("Benfield"), among others.

Competitive Strengths

        We believe our competitive strengths have enabled, and will continue to enable us to capitalize on the significant dislocation in the insurance and reinsurance marketplace. These strengths include:

  •
  Experienced Management and Underwriting Team with Proven Track Record.  The extensive depth and knowledge of our management and underwriting teams provide us with the ability to successfully select and price complex risks.

  •
  Long-Standing Market Relationships.  Our underwriters have well-established personal relationships with our insureds, cedents and brokers.

  •
  Demonstrated Ability to Attract High Quality Talent.  From inception, we have successfully targeted and hired high quality management and underwriting talent.

  •
  Disciplined Approach to Underwriting and Risk Management.  Our disciplined, conservative approach to underwriting utilizing peer review processes, combined with our strict management of global aggregate exposures across products and sophisticated modeling capabilities, allows us to realize attractive prices, favorable terms and risk diversification.

  •
  Low-Cost International Infrastructure and Versatile Underwriting Platform.  Our international presence, centralized coordination and proprietary technologies provide us with the flexibility to adapt to market conditions in real time and practice a highly opportunistic underwriting approach.

  •
  Superior Financial Strength.  Our operating companies (with the exception of AXIS Surplus, which is not yet rated by Standard & Poor's) are rated "A" (Strong) by Standard & Poor's and "A" (Excellent) by A.M. Best. These ratings are intended to assist policyholders and reflect opinions of our financial strength and our ability to pay policyholder claims and are not applicable to the securities offered in this prospectus.

Strategy

        Our corporate objective is to generate superior returns on equity while establishing ourselves as a global leader in providing specialty lines insurance and treaty reinsurance products to our customers. We intend to achieve this objective by executing the following strategies:

  •
  Establish Global Leadership in Key Business Lines by Leveraging Management's Significant Experience and Relationships.  We continue to rely on our senior management team's extensive customer relationships to take advantage of the current dislocation in the insurance market, generate new business and establish ourselves as a leading writer of specialty lines and treaty reinsurance.

  •
  Opportunistically Manage a Diverse Portfolio of Specialty Risks.  We will continue to be opportunistic and selective participants in business lines that have been or may be most affected by the significant contraction in global underwriting capacity.

  •
  Continue Commitment to Highly Disciplined Underwriting Practices.  We continue to utilize our disciplined underwriting approach to minimize risk and reduce the volatility of our operating results.

  •
  Maintain a Conservative Balance Sheet and Superior Financial Ratings.  We are committed to maintaining our excellent capitalization, financial strength and ratings over the long-term.

  •
  Realize Increased Profitability by Maintaining Our Efficient, Low-Cost Infrastructure.  We will maintain the flexibility provided by our low-cost infrastructure to selectively participate in new business opportunities, or retrench from existing business lines, without incurring significant additional costs.

  •
  Manage Capital Prudently.  We intend to manage our capital prudently relative to our risk exposure to maximize profitability and long-term growth in shareholder value.

Risks Relating to Our Company

        As part of your evaluation of our company, you should take into account the risks we face in our business. These risks include:

  •
  Limited Operating History.  We began our business in November 2001, and as a result, there is limited historical financial and operating information available to help you evaluate our performance or an investment in our common shares.

  •
  Exposure to Natural and Man-Made Disasters.  We may have substantial exposure to unexpected losses resulting from natural and man-made disasters and other catastrophic events, the incidence and severity of which are inherently unpredictable.

  •
  Uncertainty of Loss Reserves.  To the extent actual claims exceed our expectations, this could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital.

  •
  Failure of Loss Limitation Methods.  We cannot be sure that the loss limitation methods we employ will be effective to mitigate the effect on our financial condition or results of operations from one or more catastrophic or other events.

  •
  Emerging Claims and Coverage Issues.  Unexpected and unintended issues related to claims and coverage may emerge as practices and conditions change both inside and outside of the insurance and reinsurance industry.

  •
  Risk Associated with Reinsurance Underwriting.  In our reinsurance business, we do not separately evaluate each of the individual risks assumed under reinsurance treaties and are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

  •
  Loss of Key Employees.  If we were to lose the services of members of our management team, our business could be adversely affected.

        For more information about these and other risks, see "Risk Factors" beginning on page 9. You should carefully consider these risk factors together with all the other information included in this prospectus.

Corporate History and Organization

        We were founded with $1.7 billion of capital and began operations in November 2001 as AXIS Specialty. AXIS Specialty and its subsidiaries became wholly owned subsidiaries of AXIS Holdings pursuant to an exchange offer consummated on December 31, 2002 (the "Exchange Offer").

        Set forth below is a chart of our corporate organization showing only our operating insurance companies.

        Our principal executive offices are located at 106 Pitts Bay Road, Pembroke HM 08, Bermuda, and our telephone number at that location is (441) 296-2600.

THE OFFERING

Common shares offered by us	common shares
Common shares offered by selling shareholders	common shares
Common shares to be outstanding after the offering	common shares
Over-allotment option	common shares
Use of proceeds	We estimate that our net proceeds from the initial public offering of of our common shares, based on an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses we will pay, will be approximately $ million. We estimate that our net proceeds will be approximately $ million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering as additional capital for operations and general corporate purposes depending on our needs at the time. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.
Dividend policy	Our board of directors currently intends to authorize the payment of a dividend of $ per common share per quarter to our shareholders of record, beginning . Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.
Proposed New York Stock Exchange symbol	AXS

        The number of shares shown to be outstanding after the offering is based upon 17,290,567 common shares outstanding as of March 31, 2003 and excludes:

  •
  common shares that may be issued pursuant to the underwriters' over-allotment option;

  •
  2,437,698 common shares that may be issued pursuant to warrants outstanding as of March 31, 2003 at a price of $100 per share;

  •
  584,189 common shares that may be issued pursuant to options that had been granted as of March 31, 2003 at a weighted average exercise price of $105.51 per share; and

  •
  1,118,711 additional common shares available for future issuance under our stock option and incentive plans.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our summary historical consolidated financial information for the periods ended and as of the dates indicated. AXIS Specialty was incorporated on November 8, 2001 and commenced operations on November 20, 2001. AXIS Holdings was incorporated on December 9, 2002. On December 31, 2002, AXIS Specialty and its subsidiaries became wholly owned subsidiaries of AXIS Holdings pursuant to the Exchange Offer. In the Exchange Offer, the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in AXIS Holdings. Following the Exchange Offer, AXIS Specialty distributed all of its wholly owned subsidiaries to AXIS Holdings. The Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost. As a result, the consolidated financial information presented gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001.

        The summary income statement data for the year ended December 31, 2002 and for the period from inception (November 8, 2001) through December 31, 2001 are derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The summary income statement data for the quarters ended March 31, 2003 and March 31, 2002 and the summary balance sheet data as of March 31, 2003 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected from any future period. Due to our limited operating history the ratios presented may not be indicative of our future performance. You should read the following summary consolidated financial information together with the other information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Quarter Ended March 31, 2003 (unaudited)	Quarter Ended March 31, 2002 (unaudited)	Year Ended December 31, 2002	Period Ended December 31, 2001(1)
	($ in thousands, except share and per share amounts)
Summary Income Statement Data:
Gross premiums written	$608,587	$265,680	$1,108,003	$26,746
Premiums ceded	(68,443)	(5,054)	(89,726)	—
Net premiums earned	302,427	55,603	536,850	1,884
Net investment income	11,352	19,782	71,287	4,763
Net realized gains	11,198	774	26,070	394
Net losses and loss expenses	146,335	29,350	229,265	963
Acquisition costs	53,035	8,892	103,703	832
General and administrative expenses	21,578	6,192	46,521	2,566
Net income	107,119	31,718	265,119	2,680
Per Share Data:
Basic earnings per share	$6.20	$1.87	$15.59	$0.21
Diluted earnings per share	$5.93	$1.87	$15.27	$0.21
Basic weighted average shares outstanding	17,283,478	16,930,042	17,000,983	13,137,925
Diluted weighted average shares outstanding	18,050,421	16,930,042	17,367,564	13,137,925
Selected Ratios (based on U.S. GAAP income statement data):
Net loss and loss expense ratio(2)	48.4%	52.8%	42.7%	51.1%
Acquisition cost ratio(3)	17.5	16.0	19.3	44.2
General and administrative expense ratio(4)	7.2	11.1	8.7	136.2

Combined ratio(5)	73.1%	79.9%	70.7%	231.5%

	As of March 31, 2003
	Actual (unaudited)	As Adjusted (unaudited)(6)
	($ in thousands, except share and per share amounts)
Summary Balance Sheet Data:
Cash and cash equivalents	$882,548
Investments at fair market value	2,055,494
Total assets	3,813,477
Reserve for losses and loss expenses	351,376
Unearned premiums	847,511
Total shareholders' equity	$2,077,939
Per Share Data (based on U.S. GAAP balance sheet data):
Book value per share(7)	$120.18
Diluted book value per share(8)	$117.33

(1)
The financial information for this period reflects our results from November 8, 2001, the date of incorporation of AXIS Specialty, to December 31, 2001.

(2)
The net loss and loss expense ratio is calculated by dividing net losses and loss expenses by net premiums earned.

(3)
The acquisition cost ratio is calculated by dividing total acquisition costs by net premiums earned.

(4)
The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5)
The combined ratio is the sum of the net loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio.

(6)
The as adjusted balance sheet data as of March 31, 2003 reflects the estimated net proceeds of the sale of                  common shares by us in this offering (assuming no exercise of the underwriters' over-allotment option) at an assumed initial public offering price of $                      per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses.

(7)
Book value per share is based on total shareholders' equity divided by basic shares outstanding of 17,290,567 as of March 31, 2003.

(8)
Diluted book value per share is calculated based on total shareholders' equity, adjusted for the proceeds expected to be received upon the exercise of options and warrants, divided by the number of common shares and common share equivalents outstanding at the end of the period.

RISK FACTORS

        An investment in our common shares involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common shares. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our common shares. You could lose all or part of your investment.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See "Forward-Looking Statements."

Risks Related to Our Company

Our future performance is difficult to predict because we have a limited operating history.

        We began our business in November 2001, and have a limited operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our performance or an investment in our common shares. Insurance companies in their initial stages of development face substantial business and financial risks and may suffer significant losses. They must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. It is possible that we will not be successful in implementing our business strategy or accomplishing these necessary tasks. In addition, because we have not experienced any substantial claims to date, our historical financial results may not accurately indicate our future performance.

Our financial condition could be adversely affected by the occurrence of natural and man-made disasters.

        We may have substantial exposure to unexpected losses resulting from natural disasters, man-made catastrophes and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, explosions, severe winter weather, fires, war, acts of terrorism, political instability and other natural or man-made disasters. In addition, we have written and will continue to write policies explicitly covering war, acts of terrorism and political risk. The incidence and severity of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of claims from catastrophic events is likely to result in substantial volatility in our financial condition or results of operations for any fiscal quarter or year and could have a material adverse effect on our financial condition or results of operations and our ability to write new business. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property may increase the severity of such occurrences in the future. Although we attempt to manage our exposure to such events, a single catastrophic event could affect multiple geographic zones or the frequency or severity of catastrophic events could exceed our estimates. As a result, the occurrence of one or more catastrophic events could have a material adverse effect on our financial condition or results of operations.

If actual claims exceed our loss reserves, our financial results could be significantly adversely affected.

        Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. To the extent actual claims exceed our expectations, we will be required to immediately recognize the less favorable experience. This could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital. To date, we have not been required to make any of these adjustments. However, it is early in our history, and the number and size of reported claims has been small. It is expected that in the future, the number of claims will increase, and their size could exceed our expectations.

        We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Our operating history is too limited and our loss history is too insufficient to allow us currently to extrapolate reserves directly. Instead, our current loss reserves are based on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred but not reported ("IBNR"). We utilize actuarial models as well as historical insurance industry loss development patterns to establish appropriate loss reserves, as well as estimates of future trends in claims severity, frequency and other factors. Establishing an appropriate level of loss reserves is an inherently uncertain process. Accordingly, actual claims and claim expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements.

        If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our loss reserves and have a material adverse effect on our results of operations or our financial condition in general.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

        We seek to mitigate our loss exposure by writing a number of our insurance and reinsurance contracts on an excess of loss basis. In addition, we limit program size for each client and purchase reinsurance for our own account. In the case of proportional reinsurance treaties, we seek per occurrence limitations or loss and loss expense ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, negotiated to limit our risks may not be enforceable in the manner we intend. As a result of these risks, one or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or results of operations.

The effects of emerging claim and coverage issues on our business are uncertain.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. One recent example of an emerging claims and coverage issue is larger settlements and jury awards against professionals and corporate directors and officers covered by professional liability and directors' and officers' liability insurance.

The risk associated with reinsurance underwriting could adversely affect us.

        In our reinsurance business, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. This is common among reinsurers. Therefore, we will be largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

We could be adversely affected by the loss of one or more principal employees or by an inability to attract and retain staff.

        Our success will depend in substantial part upon our ability to attract and retain our principal employees. As of March 31, 2003, we had 227 full-time employees and, accordingly, depend upon them for the generation and servicing of our business. We rely substantially upon the services of our executive management team. Although we are not aware of any planned departures or retirements, if we were to lose the services of members of our management team, our business could be adversely affected. We believe we have been successful in attracting and retaining key personnel since our inception. We do not currently maintain key man life insurance policies with respect to our employees except for our Chief Executive Officer, John R. Charman.

Our operating subsidiaries are rated by Standard & Poor's and A.M. Best, and a decline in these ratings could affect our standing among brokers and customers and cause our sales and earnings to decrease.

        Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. Standard & Poor's maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). Our operating subsidiaries (with the exception of AXIS Surplus, which is not yet rated by Standards & Poor's) have been rated "A" (Strong) by Standard & Poor's, which is the sixth highest of twenty-one rating levels, and "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels. The objective of Standard & Poor's and A.M. Best's rating systems is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Our ratings reflect Standard & Poor's and A.M. Best's opinions of our financial strength, are not evaluations directed to investors in our common shares and are not recommendations to buy, sell or hold our common shares.

        Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, Standard & Poor's and/or A.M. Best. If our ratings are reduced from their current levels by either Standard & Poor's or A.M. Best, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade, therefore, could result in a substantial loss of business as insureds, ceding companies and brokers that place such business move to other insurers and reinsurers with higher ratings. In addition, we will be in default of our revolving credit facility if any of AXIS Specialty, AXIS Reinsurance, AXIS Insurance and AXIS Surplus fails to maintain a rating of at least B++ from A.M. Best.

Our reliance on brokers subjects us to their credit risk.

        In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. Although the law is unsettled and depends upon the facts and circumstances of the particular case, in some jurisdictions, if a broker fails to make such a payment, we might remain liable to the insured or ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the insured or ceding insurer pays premiums for these policies to brokers for payment over to us, these premiums might be considered to have been paid and the insured or ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with brokers around the world. However, due to the unsettled and fact specific nature of the law, we are unable to quantify our exposure to this risk. To date we have not experienced any losses related to such credit risks.

Since we depend on a few brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

        We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. Marsh, including its subsidiary Guy Carpenter, Aon, Willis and Benfield provided 37.9%, 20.7%, 10.6% and 5.5% (for a total of 74.7%), respectively, of our gross premiums written in the year ended December 31, 2002. We believe these brokers also have, or may in the future acquire, ownership interests in insurance and reinsurance companies that may compete with us, and these brokers may favor their own insurers or reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

If we choose to purchase reinsurance, we may be unable to do so, and if we successfully purchase reinsurance, we may be unable to collect.

        We purchase reinsurance for our own account in order to mitigate the effect of large and multiple losses upon our financial condition. A reinsurer's insolvency, or inability or refusal to make payments under the terms of its reinsurance agreement with us could have a material adverse effect on us because we remain liable to the insured.

        From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. For example, following the tragic events of September 11, 2001, terms and conditions in the reinsurance and retrocessional markets generally became less attractive. Accordingly, we may not be able to obtain our desired amounts of reinsurance or retrocessional reinsurance. In addition, even if we are able to obtain such reinsurance or retrocessional reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or obtain such reinsurance or retrocessional reinsurance from entities with satisfactory creditworthiness.

Our investment performance may affect our financial results and ability to conduct business.

        Our funds are invested by several professional investment advisory management firms under the direction of our management team in accordance with detailed investment guidelines set by us. See "Business—Investments." Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. In particular, the volatility of our claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Investment losses could significantly decrease our asset base, thereby affecting our ability to conduct business. For the year ended December 31, 2002, 15.4% or $97.4 million of our total revenues was derived from our invested assets. This represented 36.7% of our net income.

We may be adversely affected by interest rate changes.

        Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate sensitive-instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, funds reinvested will earn less than expected.

        In addition, our investment portfolio includes mortgage-backed securities. As of March 31, 2003, mortgage-backed securities constituted approximately 35.2% of our invested assets (assets under management by third party investment managers). As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

        Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by this offering are insufficient to fund future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Our operating results may be adversely affected by currency fluctuations.

        Our functional currency is the U.S. dollar. For the year ended December 31, 2002, 12.7% of our gross premiums were written in currencies other than the U.S. dollar and we expect that a similar proportion will be written in currencies other than the U.S. dollar in 2003. A portion of our loss reserves and investments are also in non-U.S. currencies. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results.

        We have no currency hedges in place, nor are we currently aware of any material exposures to loss payments that will be paid in non-U.S. currencies. We intend to consider the use of hedges when we are advised of known or probable significant losses that will be paid in non-U.S. currencies. However, it is possible that we will not successfully structure those hedges so as to effectively manage these risks.

The regulatory system under which we operate, and potential changes thereto, could have a material adverse effect on our business.

        General.    Our insurance and reinsurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in locales where we currently engage in business or in new locales, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business. In addition, changes in the laws or regulations to which our insurance and reinsurance subsidiaries are subject could have a material adverse effect on our business.

        AXIS Specialty.    AXIS Specialty is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require AXIS Specialty to maintain minimum levels of statutory capital, surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict AXIS Specialty's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

        The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws or regulations regulating offshore insurers or reinsurers could have a material adverse effect on our business. In addition, although AXIS Specialty does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to AXIS Specialty's insurance or reinsurance activities may still be raised in the future.

        AXIS U.S. Subsidiaries.    AXIS Reinsurance is organized in New York and is licensed to write certain lines of insurance and reinsurance in New York and elsewhere throughout the United States. There is currently a restriction on its license in North Carolina that prevents it from writing new business in that state. We have applied to the North Carolina regulators to have this restriction removed. AXIS Insurance and AXIS Surplus are organized and licensed to write certain lines of insurance in Connecticut and Illinois, respectively, and are eligible to write certain lines of insurance in certain other U.S. jurisdictions on an excess or surplus lines basis (AXIS Reinsurance, AXIS Insurance and AXIS Surplus are collectively referred to as the "AXIS U.S. Subsidiaries"). The AXIS U.S. Subsidiaries are subject to the laws and regulations of their respective states of domicile and other jurisdictions in which they are licensed or otherwise eligible to engage in business. These laws and regulations, among other things, subject some affiliate transactions between such entities and other members of our holding company system to regulatory authority and require them to maintain minimum levels of capital, surplus and liquidity and comply with applicable risk-based capital requirements. In addition, they impose restrictions on the payment of dividends and distributions and in certain cases require them to file insurance premium rates and policy forms. These statutes and regulations may, in effect, restrict the ability of the AXIS U.S. Subsidiaries to write new business or distribute assets to AXIS Holdings. The purpose of the state insurance laws and regulations is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders.

        In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

        AXIS Specialty Europe.    AXIS Specialty Europe is a non-life insurance company incorporated under the laws of Ireland and as such is subject to the regulation and supervision of the Irish Financial Services Regulatory Authority pursuant to the Irish Insurance Acts 1909 to 2000, Regulations relating to insurance business and the Central Bank and Financial Services Authority of Ireland Act 2003 (the "2003 Act") (together "the Insurance Acts and Regulations"). The 2003 Act established a single regulatory authority for the financial services industry in Ireland and, with effect from May 1, 2003, responsibility for the regulation and supervision of the insurance and (to the extent it currently exists) reinsurance industries in Ireland passed to the Irish Financial Services Regulatory Authority (hereinafter the "Irish Regulatory Authority" — which includes, as appropriate, the Central Bank and Financial Services Authority of Ireland (of which the Irish Financial Services and Regulatory Authority forms a constituent part) and the Minister for Enterprise, Trade & Employment (the previous regulator of the insurance industry in Ireland)). Among other things, without the consent of the Irish Regulatory Authority, AXIS Specialty Europe is not permitted to reduce the level of its capital, may not make any dividend payments, may not make intercompany loans and must maintain a minimum solvency margin. Additionally, AXIS Specialty Europe has agreed, in connection with receiving its authorization to engage in the insurance business, not to write any reinsurance business. Also, an insurance company supervised by the Irish Regulatory Authority may have its authorization revoked by the Irish Regulatory Authority under certain circumstances, including, among others, if the Irish Regulatory Authority determines that such company has not used its authorization for the last 12 months, has expressly renounced its authorization or has ceased to carry on business covered by the authorization for more than six months, or no longer fulfills the conditions required by the Insurance Acts and Regulations.

        AXIS Re.    AXIS Re is a reinsurance company incorporated under the laws of Ireland. Under Irish law, a reinsurance company such as AXIS Re is required to maintain a minimum level of paid up share capital. As a general matter, AXIS Re is not subject to the same level of regulation in Ireland as AXIS Specialty Europe. However, the Insurance Acts and Regulations provide that the Irish Regulatory Authority may create regulations that cause the general insurance laws and regulations in Ireland to apply to reinsurance companies that carry on the type of business that AXIS Re carries on. If any regulations were adopted, such regulations could require AXIS Re to apply to the Irish Regulatory Authority to be authorized to carry on its business, which authorization would likely contain conditions with which AXIS Re would then have to comply, such as in regard to capitalization, maintenance of reserves, reserving policy, investment policy, solvency requirements and the filing of returns. If such an application for authorization were not successful or if AXIS Re were unable to comply with such conditions as might be attached to such authorization, it would not be lawful for it to continue to carry on its business and it would have to cease operations.

        The Irish Regulatory Authority has the power under Section 22 of the Insurance Act, 1989 (as inserted by Section 5 of the Insurance Act, 2000) to direct AXIS Re to cease writing business indefinitely or for a specified period for, among other grounds, inadequate capitalization, unsuitable directors and/or management or insufficient staff based in Ireland.

        In addition, the European Commission is currently considering proposals the effect of which would be to harmonize the regulation of reinsurers across the European Union (the "EU") and to permit a reinsurer authorized in one EU member state to carry on business in any other EU member state without requiring further authorization. If these proposals were to become law in Ireland, AXIS Re would be subject to a higher level of regulation than currently. However, while it is likely that such a proposal will be adopted, at this preliminary stage it is not possible to determine the form that such regulation will take, and what impact, if any, such regulation would have on our financial condition and results of operations.

        Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations.

Our inability to obtain the necessary credit could affect our ability to offer reinsurance in certain markets.

        AXIS Specialty is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require AXIS Specialty to post a letter of credit or other collateral. We expect that the $550 million available for letters of credit under our credit facility will be used for this purpose. However, if this facility is not sufficient or if we are unable to renew this facility or are unable to arrange for other types of security on commercially reasonable terms, AXIS Specialty could be limited in its ability to write business for certain of our clients.

Our business could be adversely affected by Bermuda employment restrictions.

        We may need to hire additional employees to work in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. Currently, all 15 of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. This includes three key employees: Michael Butt, Andrew Cook and William Fischer. The terms of these permits range from one to three years depending on the individual. It is possible that we could lose the services of one or more of our key employees if we were unable to obtain or renew their work permits, which could have a material adverse affect on our business.

Our ability to pay dividends may be constrained by our holding company structure.

        AXIS Holdings is a holding company and, as such, has no substantial operations of its own. AXIS Holdings does not expect to have any significant operations or assets other than its ownership of the shares of its operating insurance and reinsurance subsidiaries, AXIS Specialty, AXIS Re, AXIS Specialty Europe, AXIS Reinsurance, AXIS Insurance and AXIS Surplus (collectively, our "Insurance Subsidiaries"). Dividends and other permitted distributions from our Insurance Subsidiaries are expected to be our sole source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to our shareholders. Our Insurance Subsidiaries (with the exception of AXIS Reinsurance) are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of our Insurance Subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and our ability to pay dividends to our shareholders. While we currently intend to pay dividends, if you require dividend income you should carefully consider these risks before relying on an investment in our company. For more information regarding restrictions on the payment of dividends by our Insurance Subsidiaries, see "Dividend Policy" and "Regulation."

Our ability to pay dividends may be constrained by certain regulatory and other constraints.

        AXIS Holdings is subject to Bermuda regulatory constraints that will affect its ability to pay dividends on its common shares and make other payments. Under the Bermuda Companies Act of 1981, as amended (the "Companies Act"), AXIS Holdings may declare or pay a dividend out of distributable reserves only if it has reasonable grounds for believing that it is, or would after the payment be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. Furthermore, our ability to pay our dividends is limited under our Credit Agreement, which provides that we cannot pay cash dividends to our shareholders in excess of $150 million in the aggregate during the period that any commitments or obligations are outstanding thereunder, which period the Company currently expects to end on March 25, 2004. While we currently intend to pay dividends, if you require dividend income you should carefully consider these risks before relying on an investment in our company. For more information regarding restrictions on the payment of dividends by AXIS Holdings, see "Dividend Policy" and "Regulation."

Our founding shareholders and certain of our directors may have conflicts of interest with us.

        Our founding shareholders and certain of our directors engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. Of our directors, Mr. Charles Davis is the Vice Chairman and a director of Marsh & McLennan Companies, Inc., Mr. Donald Greene is a director of AXA Financial and of Equitable Life Assurance, and Mr. Frank Tasco is a director of Travelers Property Casualty Corp. In addition, we derive a significant portion of our business through insurance and reinsurance relationships and other arrangements in which Marsh or its affiliates have acted as a broker or insurance or reinsurance intermediary. In addition, our founding shareholders and certain of our directors have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which may compete with us. They have also entered into or may in the future enter into, agreements with companies that may compete with us. We do not have any agreement or understanding with any of these parties regarding the resolution of potential conflicts of interest. In addition, we may not be in a position to influence any party's decision to engage in activities that would give rise to a conflict of interest. These parties may take actions that are not in our shareholders' best interests.

Risks Related to Our Industry

We operate in a highly competitive environment, and substantial new capital inflows into the insurance and reinsurance industry will increase competition.

        The insurance and reinsurance industry is highly competitive. We compete on an international and regional basis with major U.S., Bermuda, European and other insurers and reinsurers and certain underwriting syndicates, some of which have greater financial, marketing and management resources than we do. See "Business—Competition." We compete primarily on the basis of experience, the strength of our client relationships, reputation, speed of claims payment, overall financial strength, ratings, scope of business (both by size and geographic location), premiums charged, policy and contract terms and conditions and products offered.

        A number of newly-organized, Bermuda-based insurance and reinsurance entities compete in the same market segments in which we operate. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital. Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability.

        Further, insurance/risk-linked securities and derivative and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional insurance and reinsurance. A number of new, proposed or potential legislative or industry developments could also increase competition in our industries.

        New competition could cause the demand for insurance or reinsurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse effect on our growth and profitability.

Recent events may result in political, regulatory and industry initiatives which could adversely affect our business.

        The supply of insurance and reinsurance coverage has decreased due to withdrawal of capacity and substantial reductions in capital resulting from, among other things, the tragic events of September 11, 2001. This tightening of supply may result in governmental intervention in the insurance and reinsurance markets, both in the United States and worldwide. For example, on November 26, 2002, the Terrorism Risk Insurance Act was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance to offer coverage against certain acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government to indemnify such insurers for 90% of insured losses resulting from covered acts of terrorism, subject to a premium-based deductible. The law expires automatically at the end of 2005. See "Regulation—United States—Legislative Changes." Currently there is a great deal of uncertainty as to what effect the law will have on the insurance industry. At a minimum, insurers will offer increased underwriting capacity in the United States for terrorism-related coverage, which could have an adverse effect on our business because we believe we were among the few insurers already offering terrorism protection when the Act was adopted. We are currently unable to predict the extent to which the foregoing and other new initiatives may affect the demand for our products or the risks which may be available for us to consider underwriting. At the same time, threats of further terrorist attacks and the military initiatives and political unrest in the Middle East and Asia have adversely affected general economic, market and political conditions, increasing many of the risks associated with the insurance markets worldwide.

The insurance and reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

        Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Although premium levels for many products have increased in recent months, the supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality. For a more detailed discussion of the cyclicality of the insurance and reinsurance industry, please see "Industry Background."

Risks Related to Our Common Shares and This Offering

There is no prior public market for our common shares and therefore you cannot be certain that an active trading market or a specific share price will be established.

        Currently there is no public trading market for our common shares and, as a result of this risk, it is possible that an active trading market will not develop and continue upon completion of this offering or that the market price of our common shares will decline below the initial public offering price. We intend to apply to list our common shares on the New York Stock Exchange under the symbol "AXS." The initial public offering price per common share will be determined by agreement among us and the representatives of the underwriters and may not be indicative of the market price of our common shares after our initial public offering.

Future sales of common shares may affect their market price and the future exercise of options and warrants will result in immediate and substantial dilution.

        We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. See "Description of Share Capital—Shareholders Agreement" and "Shares Eligible for Future Sale" for further information regarding circumstances under which additional common shares may be sold.

        Upon completion of our initial public offering, there will be                  common shares outstanding. If the underwriters' over-allotment option for an additional                   common shares is exercised,                  common shares will be outstanding. Moreover, an additional                  common shares will be issuable upon the full exercise or conversion of outstanding vested options and warrants. In the event that the over-allotment option or any outstanding options or warrants to purchase common shares are exercised, you will suffer immediate and substantial dilution of your investment.

        We, our directors, executive officers and certain of our existing shareholders have agreed, with limited exceptions, for a period of 180 days after the date of this prospectus, that we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any of our common shares. All of the shareholders party to our shareholders agreement are subject to similar restrictions. Following the consummation of this offering, certain of our existing shareholders and their transferees will have the right to require us to register their common shares under the Securities Act of 1933 (the "Securities Act") for sale into the public markets, subject to the 180-day lock-up agreements and the restrictions in our shareholders agreement. See "Description of Share Capital—Shareholders Agreement." Upon the effectiveness of any such registration statement, all shares covered by the registration statement will be freely transferable. In addition, following the consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of                  common shares reserved for issuance under our 2003 Long-Term Equity Compensation Plan and our 2003 Directors Deferred Compensation Plan. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements.

Public investors will suffer immediate and substantial dilution as a result of this offering.

        The initial public offering price per common share is significantly higher than our net tangible book value per share. Accordingly, if you purchase common shares in this offering, you will suffer immediate and substantial dilution of your investment. Based upon the issuance and sale of                  common shares at an assumed initial public offering price of $                  per share (the midpoint of the price range set forth on the cover page of this prospectus), you will incur immediate dilution of approximately $                  in the net tangible book value per common share if you purchase common shares in this offering.

There are provisions in our charter documents which may reduce or increase the voting rights of our common shares.

        Our bye-laws generally provide that shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our bye-laws the voting rights exercisable by a shareholder may be limited so that certain persons or groups are not deemed to hold 9.5% or more of the voting power conferred by our common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders. In addition, our board of directors may limit a shareholder's exercise of voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

        Under these provisions, certain shareholders may have the right to exercise their voting rights limited to less than one vote per share, while other shareholders may have the right to exercise their voting rights increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of the applicable voting power exercisable with respect to their common shares prior to any vote to be taken by the shareholders. See "Description of Share Capital—Voting Rights."

        As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder's voting rights.

There are provisions in our bye-laws which may restrict the ability to transfer common shares and which may require shareholders to sell their common shares.

        Our board of directors may decline to register a transfer of any common shares if they have reason to believe that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer or if any required governmental approvals have not been obtained.

        Our bye-laws also provide that if our board of directors determines that share ownership by a person may result in non-de minimis adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders, then we have the option, but not the obligation, to require that shareholder to sell to us or to third parties to whom we assign the repurchase right for fair market value the minimum number of common shares held by such person which is necessary to eliminate the non-de minimis adverse tax, legal or regulatory consequences. See "Description of Share Capital—Restrictions on Transfer of Common Shares or Warrants" and "Description of Share Capital—Acquisition of Common Shares by Us."

Applicable insurance laws may make it difficult to effect a change of control of our company.

        Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of the AXIS U.S. Subsidiaries, the insurance change of control laws of Connecticut, Illinois and New York would likely apply to such a transaction.

        In addition, the Insurance Acts and Regulations in Ireland require that anyone acquiring or disposing of a direct or indirect holding in an insurance company (such as AXIS Specialty Europe) that represents 10% or more of the capital or of the voting rights of such company or that makes it possible to exercise a significant influence over the management of such company, or anyone who proposes to decrease or increase that holding to specified levels, must first notify the Irish Regulatory Authority of their intention to do so. They also require any insurance company that becomes aware of any acquisitions or disposals of its capital involving the specified levels to notify the Irish Regulatory Authority. The specified levels are 20%, 33% and 50% or such other level of ownership that results in the company becoming the acquiror's subsidiary. The Irish Regulatory Authority has three months from the date of submission of a notification within which to oppose the proposed transaction if the Irish Regulatory Authority is not satisfied as to the suitability of the acquiror "in view of the necessity to ensure sound and prudent management of the insurance undertaking." Any person having a shareholding of 10% or more of the issued share capital in AXIS Holdings would be considered to have an indirect holding in AXIS Specialty Europe over the 10% limit.

        While our bye-laws limit the voting power of any shareholder to less than 9.5%, there can be no assurance that the applicable regulatory body would agree that a shareholder who owned greater than 10% of our common shares did not, because of the limitation on the voting power of such shares, control the applicable Insurance Subsidiary.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our Company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.

A few large shareholders may be able to influence shareholder decisions.

        Immediately upon completion of this offering, we expect to have                  shareholders each of whom owns beneficially common shares representing         % or more of the voting power of our common shares on a fully diluted basis. As a result of their ownership position, these shareholders voting together may have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations, changes of control of our company and sales of all or substantially all of our assets.

U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

        The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted pursuant to our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

        Interested Directors.    Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest pursuant to the Companies Act provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if:

  •
  The material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

  •
  Such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

  •
  The transaction was fair as to the corporation as of the time it was authorized, approved or ratified.

Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly-owned subsidiaries, a resolution of shareholders approved by a majority of at least 75% of the votes cast. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes mergers and asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where an act is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or sustained by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter in which any of such persons is found, in a final judgement or decree not subject to appeal, to have committed fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

        To further understand the risks associated with U.S. persons who own our common shares, see "Description of Share Capital—Differences in Corporate Law" for more information on the differences between Bermuda and Delaware corporate laws.

Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.

        Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

        For example, our bye-laws contain the following provisions that could have such an effect:

  •
  election of our directors is staggered, meaning that the members of only one of three classes of our directors are selected each year;

  •
  shareholders have limited ability to remove directors;

  •
  the total voting power of any shareholder owning 9.5% or more of our common shares will be reduced to less than 9.5% of the total voting power of our common shares;

  •
  our directors may decline to record the transfer of any common shares on our share register if it appears to the board of directors, in their sole and reasonable discretion, after taking into account the limitations on voting rights contained in our bye-laws, that any non-deminimis adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any shareholder, would result from such transfer; and

  •
  our directors may decline to record the transfer of any common shares on our share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.

AXIS Holdings is a Bermuda company and it may be difficult for you to enforce judgments against it or its directors and executive officers.

        We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers and certain of the experts named in this prospectus reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

Risks Related to Taxation

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of AXIS Holdings and AXIS Specialty an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to AXIS Holdings, AXIS Specialty or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations—Taxation of AXIS Holdings and Subsidiaries—Bermuda." Given the limited duration of the Minister of Finance's assurance we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

We may be subject to U.S. tax that may have a material adverse effect on our results of operations and your investment.

        AXIS Holdings and AXIS Specialty are Bermuda companies, AXIS Specialty Holdings Ireland Limited ("AXIS Ireland Holdings"), AXIS Re and AXIS Specialty Europe are Irish companies, AXIS Specialty UK Limited ("AXIS UK") and AXIS Specialty UK Holdings Limited ("AXIS UK Holdings") are U.K. companies and AXIS Specialty (Barbados) Limited ("AXIS Barbados") is a Barbados company. We intend to manage our business so that each of these companies will operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on certain U.S. source investment income), because none of these companies should be treated as engaged in a trade or business within the United States. However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service ("IRS") will not contend successfully that any of AXIS Holdings or its foreign subsidiaries is/are engaged in a trade or business in the United States. If AXIS Holdings or any of its foreign subsidiaries were considered to be engaged in a business in the United States, we could be subject to U.S. corporate income and branch profits taxes on the portion of our earnings effectively connected to such U.S. business in which case our results of operations and your investment could be materially adversely affected. See "Material Tax Considerations—Taxation of AXIS Holdings and Subsidiaries—United States."

        AXIS Holdings or a subsidiary might be subject to U.S. tax on a portion of its income (which in the case of a foreign subsidiary would only include income from U.S. sources) if AXIS Holdings or such subsidiary is considered a personal holding company ("PHC"), for U.S. federal income tax purposes. This status will depend on whether 50% or more of our shares could be deemed to be owned (pursuant to certain constructive ownership rules) by five or fewer individuals and whether 60% or more of AXIS Holdings' income, or the income of any of its subsidiaries, as determined for U.S. federal income tax purposes, consists of "personal holding company income." We believe based upon information made available to us regarding our existing shareholder base that neither AXIS Holdings nor any of its subsidiaries should be considered a PHC. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold. However, because of the lack of complete information regarding our ultimate share ownership (i.e., as determined by the constructive ownership rules for PHCs), we cannot be certain that AXIS Holdings and/or any of its subsidiaries will not be considered a PHC or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See "Material Tax Considerations—Taxation of AXIS Holdings and Subsidiaries—United States—Personal Holding Companies."

We may be subject to U.K. tax that may have a material adverse effect on our results of operations.

        None of us, except for AXIS UK and AXIS UK Holdings, are incorporated in the United Kingdom. Accordingly, none of us, other than AXIS UK and AXIS UK Holdings, should be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of us, other than AXIS UK and AXIS UK Holdings, intend to manage our affairs so that none of us, other than AXIS UK and AXIS UK Holdings, are resident in the United Kingdom for tax purposes.

        A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a branch or agency in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) connected with such branch or agency.

        The directors of each of us, other than AXIS UK and AXIS UK Holdings (which are resident in the United Kingdom by virtue of being incorporated and managed there), AXIS Ireland Holdings (which has established a branch in the United Kingdom) and AXIS Specialty Europe (which it is intended should establish a branch in the United Kingdom), intend that we will operate in such a manner so that none of us, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, carry on a trade through a branch or agency in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a branch or agency, the U.K. Inland Revenue might contend successfully that any of us, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, are/is trading in the United Kingdom through a branch or agency in the United Kingdom.

        If any of the U.S. subsidiaries qualifying for benefits under the tax treaty between the United Kingdom and the United States were trading in the United Kingdom through a branch or agency, they would only be subject to U.K. corporation tax if the branch or agency constituted a permanent establishment for the purposes of that treaty and then only to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        If AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe were trading in the U.K. through a branch or agency and they were entitled to the benefits of the tax treaty between Ireland and the United Kingdom, they would only be subject to U.K. corporation tax on the profits which were attributable to a permanent establishment in the United Kingdom. The branch established in the United Kingdom by AXIS Ireland Holdings constitutes a permanent establishment of that company and the profits attributable to that permanent establishment (which have been calculated by the company on the basis of cost plus 10%) are subject to U.K. corporation tax. It is believed that the branch that is to be established in the United Kingdom by AXIS Specialty Europe will represent a permanent establishment of that company in the United Kingdom and that the profits attributable to that permanent establishment will be subject to U.K. corporation tax.

        The United Kingdom has no income tax treaty with Bermuda.

        There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a branch or agency, but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

        If any of us, other than AXIS UK and AXIS UK Holdings, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us, other than AXIS Ireland Holdings and AXIS Specialty Europe, were to be treated as carrying on a trade in the United Kingdom through a branch or agency or of having a permanent establishment in the United Kingdom, our results of operations and your investment could be materially adversely affected.

        It should be noted that the British Government has published draft legislation to modernize the taxation of foreign companies operating in the United Kingdom through branches, for accounting periods starting on or after January 1, 2003. If the draft legislation is enacted in its current form, a non-U.K. resident company will only fall within the charge to U.K. corporation tax if it carries on a trade in the United Kingdom through a permanent establishment. The term "permanent establishment" is defined for these purposes in a manner which is consistent with various internationally recognized characteristics commonly used in the United Kingdom's double tax treaties.

We may be subject to Irish tax, that may have a material adverse effect on our results of operations.

        Companies resident in Ireland are generally subject to Irish corporation tax on their worldwide income and capital gains. None of us, except for AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, are incorporated in Ireland. As such, none of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, should be treated as being resident in Ireland unless our central management and control is exercised in Ireland. The concept of central management and control is indicative of the highest level of control of a company, and is wholly a question of fact. The directors of each of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, intend to operate in such a manner so that the central management and control of each of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, is exercised outside of Ireland. Nevertheless, because central management and control is a question of fact to be determined based on a number of different factors, the Irish Revenue Commissioners might contend successfully that the central management and control of any of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, is exercised in Ireland. Should this occur, such company will be subject to Irish corporation tax on their worldwide income and capital gains.

        The trading income of a company not resident in Ireland for Irish tax purposes can also be subject to Irish corporation tax if it carries on a trade through a branch or agency in Ireland. The directors of each of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, intend to operate in such a manner so that none of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, carry on a trade through a branch or agency in Ireland. Nevertheless, because neither case law nor Irish legislation definitively defines the activities that constitute trading in Ireland through a branch or agency, the Irish Revenue Commissioners might contend successfully that any of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, is trading through a branch or agency in Ireland. Should this occur, such companies will be subject to Irish corporation tax on profits attributable to that branch or agency.

        If any of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, were treated as resident in Ireland for Irish corporation tax purposes, or as carrying on a trade in Ireland through a branch or agency, our results of operations and your investment could be materially adversely affected.

If corporate tax rates in Ireland increase, our business and financial results could be adversely affected.

        Trading income derived from the insurance and reinsurance businesses carried on in Ireland by AXIS Specialty Europe and AXIS Re is generally taxed in Ireland at a rate of 12.5%. Over the past number of years, various EU Member States have, from time to time, called for harmonization of corporate tax rates within the EU. Ireland, along with other Member States, has consistently resisted any movement towards standardized corporate tax rates in the EU. The Government of Ireland has also made clear its commitment to retain the 12.5% rate of corporation tax until at least the year 2025. Should, however, tax laws in Ireland change so as to increase the general corporation tax rate in Ireland, our results of operations could be materially adversely affected.

If investments held by AXIS Specialty Europe or AXIS Re are determined not to be integral to the insurance and reinsurance businesses carried on by those companies, additional Irish tax could be imposed and our business and financial results could be adversely affected.

        Based on administrative practice, taxable income derived from investments made by AXIS Specialty Europe and AXIS Re is generally taxed in Ireland at the rate of 12.5% on the grounds that such investments either form part of the permanent capital required by regulatory authorities, or are otherwise integral to the insurance and reinsurance businesses carried on by those companies. AXIS Specialty Europe and AXIS Re intend to operate in such a manner so that the level of investments held by such companies does not exceed the amount that is integral to the insurance and reinsurance businesses carried on by AXIS Specialty Europe and AXIS Re. If, however, investment income earned by AXIS Specialty Europe or AXIS Re exceeds these thresholds, or if the administrative practice of the Irish Revenue Commissioners changes, Irish corporations tax could apply to such investment income at a higher rate (currently 25%) instead of the general 12.5% rate, and our results of operations could be materially adversely affected.

If you acquire 10% or more of AXIS Holdings' shares, you may be subject to taxation under the "controlled foreign corporation" ("CFC") rules.

        Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules (i.e., "constructively"), of section 958(b) of the Internal Revenue Code of 1986, as amended (the "Code")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A "10% U.S. Shareholder" is a U.S. Person (as defined in "Material Tax Considerations—Taxation of Shareholders—United States Taxation") who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

        We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who owns shares of AXIS Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of shares of AXIS Holdings, or any of its foreign subsidiaries (these provisions are described in "Description of Share Capital"). It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation— Classification of AXIS Holdings or Its Foreign Subsidiaries as Controlled Foreign Corporations."

U.S. Persons who hold common shares may be subject to U.S. income taxation at ordinary income rates on their proportionate share of our "related party insurance income" ("RPII").

        If the RPII of any of AXIS Specialty, AXIS Re and AXIS Specialty Europe (the "Foreign Insurance Subsidiaries") were to equal or exceed 20% of such company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of the voting power or value of AXIS Holdings, then a U.S. Person who owns shares of AXIS Holdings (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such Foreign Insurance Subsidiary's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by the Foreign Insurance Subsidiaries (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of common shares or any person related to such holder) will depend on a number of factors, including the geographic distribution of the Foreign Insurance Subsidiaries' business and the identity of persons directly or indirectly insured or reinsured by the Foreign Insurance Subsidiaries. We believe that the gross RPII of each Foreign Insurance Subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of each such subsidiary's gross insurance income, and we do not expect the direct or indirect insureds of the Foreign Insurance Subsidiaries (and related persons) to directly or indirectly own 20% or more of either the voting power or value of our common shares, but we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

        The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of common shares because AXIS Holdings will not itself be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us and our subsidiaries is uncertain. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—The RPII Provisions."

U.S. Persons who hold common shares will be subject to adverse tax consequences if we are considered to be a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes.

        We believe that we are not, have not been, and we currently do not expect to become, a PFIC for U.S. federal income purposes. We cannot assure you, however, that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Passive Foreign Investment Companies."

U.S. Persons who hold common shares will be subject to adverse tax consequences if we or any of our subsidiaries are considered to be a Foreign Personal Holding Company ("FPHC") for U.S. federal income tax purposes.

        AXIS Holdings and/or any of its foreign subsidiaries could be considered to be an FPHC for U.S. federal income tax purposes if more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and 60% or more of AXIS Holdings income, or that of its foreign subsidiaries, consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe based upon information made available to us regarding our existing shareholder base that neither AXIS Holdings nor any of its foreign subsidiaries should be considered an FPHC for any prior year of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold. However, because of the lack of complete information regarding our ultimate share ownership, we cannot be certain that AXIS Holdings and/or any of its foreign subsidiaries will not be considered an FPHC. If we were considered an FPHC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. In addition, if we were considered an FPHC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. federal income tax laws. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Foreign Personal Holding Companies."

U.S. tax-exempt organizations who own our common shares may recognize unrelated business taxable income.

        A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization. In general, insurance income will be allocated to a U.S. tax-exempt organization if either we are a CFC and the tax-exempt shareholder is a U.S. 10% Shareholder or there is RPII and certain exceptions do not apply. Although we do not believe that any U.S. Persons should be allocated such insurance income, we cannot be certain that this will be the case. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Classification of AXIS Holdings or Its Foreign Subsidiaries as Controlled Foreign Corporations" and "Material Tax Considerations—Taxation of Shareholders—United States Taxation—The RPII Provisions." Potential U.S. tax-exempt investors are advised to consult their own tax advisors.

Changes in U.S. federal income tax law could materially adversely affect an investment in our common shares.

        Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision that permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

        Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a passive foreign investment company or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the related party insurance income of a controlled foreign corporation are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the passive foreign investment company rules to insurance companies and the regulations regarding related party insurance income are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Proposed legislation with respect to the elimination or reduction of taxation on dividends could materially affect an investment in our common shares.

        The U.S. Congress is currently considering proposals which would eliminate or reduce taxation on dividends paid by U.S. corporations (or foreign corporations to the extent subject to U.S. income tax) to U.S. shareholders. Prospects for these or any other dividend tax reduction proposals are unclear. Dividends paid by AXIS Holdings may be affected by this proposed legislation. As a result, if legislation eliminating or reducing taxation on these dividends is adopted, holders of our shares would incur higher taxes on the dividends we may pay than would be the case with comparable dividends from U.S. corporations.

The impact of Bermuda's letter of commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

        The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26, 2000, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance sectors in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under "Risk Factors" above and the following:

  •
  ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions;

  •
  increased competition on the basis of pricing, capacity, coverage terms or other factors;

  •
  greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

  •
  the effects of acts of terrorism or war;

  •
  developments in the world's financial and capital markets that adversely affect the performance of our investments;

  •
  changes in regulation or tax laws applicable to us, our subsidiaries, brokers or customers;

  •
  acceptance of our products and services, including new products and services;

  •
  changes in the availability, cost or quality of reinsurance;

  •
  changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

  •
  decreased demand for our insurance or reinsurance products;

  •
  loss of key personnel;

  •
  the effects of mergers, acquisitions and divestitures;

  •
  changes in rating agency policies or practices;

  •
  changes in legal theories;

  •
  changes in accounting policies or practices; and

  •
  changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

USE OF PROCEEDS

        We estimate that our net proceeds from the initial public offering of our common shares, based on an assumed initial public offering price of $                  per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and our estimated offering expenses, will be approximately $                   million. We estimate that our net proceeds will be approximately $                   million if the underwriters exercise their over-allotment option in full. We will not receive any of the proceeds from the sale of common shares by the selling shareholders. We intend to use the net proceeds of this offering as additional capital for operations and general corporate purposes depending on our needs at the time.

DIVIDEND POLICY

        Our board of directors currently intends to authorize the payment of a dividend of $                  per common share per quarter to our shareholders of record, beginning                  . Any determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

        We are a holding company and have no direct operations. Our ability to pay dividends depends, in part, on the ability of our Insurance Subsidiaries to pay dividends to us. The Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

        Additionally, we are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

        As of March 31, 2003, the maximum amount of distributions that our subsidiaries could pay to AXIS Holdings under applicable laws and regulations without prior regulatory approval was approximately $358.6 million.

        We entered into a $550 million Credit Agreement dated as of March 27, 2003 with a syndicate of banks led by of JPMorgan Chase Bank, as Administrative Agent and Lender. Pursuant to the terms of our Credit Agreement, we cannot pay cash dividends to our shareholders in excess of $150 million in the aggregate during the period that any commitments or obligations are outstanding thereunder, which period the Company currently expects to end on March 25, 2004.

        For more information regarding restrictions on the payment of dividends by us and our Insurance Subsidiaries, see "Regulation."

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2003, on an actual basis and as adjusted to give effect to the sale of                   common shares offered by us in this offering at an assumed initial public offering price of $                  per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and our estimated offering expenses and assuming the underwriters do not exercise their over-allotment option.

        You should read this table in conjunction with "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes that are included elsewhere in this prospectus.

	As of March 31, 2003
	Actual	As Adjusted
	(unaudited) ($ in thousands, except share numbers)
Debt Outstanding:
Revolving credit facility(1)	$—		$—
Shareholders' Equity:
Share capital (authorized: 100,000,000 common shares, par value $0.10; issued and outstanding: 17,290,567 actual and as adjusted)	$1,729	$
Additional paid-in capital	1,689,938
Deferred compensation	(19,525)
Accumulated other comprehensive gain	30,879
Retained earnings	374,918

Total shareholders' equity	2,077,939

Total Capitalization	$$2,077,939	$

(1)
Consists of a $550 million Credit Agreement, dated as of March 27, 2003. Under the terms of this Credit Agreement, up to $550 million may be used by AXIS Holdings, AXIS Specialty, AXIS Reinsurance, AXIS Insurance and AXIS Surplus to issue letters of credit and up to $100 million may be used by AXIS Holdings and AXIS Specialty for general corporate purposes, with total borrowings not to exceed $550 million.

        The number of shares shown to be outstanding as adjusted for the offering is based upon 17,290,567 common shares outstanding as of March 31, 2003 and excludes:

  •
  common shares that may be issued pursuant to the underwriters' over-allotment option;

  •
  2,437,698 common shares that may be issued pursuant to warrants outstanding as of March 31, 2003 at a price of $100 per share;

  •
  584,189 common shares that may be issued pursuant to options that had been granted as of March 31, 2003 at a weighted average exercise price of $105.51 per share; and

  •
  1,118,711 additional common shares available for future issuance under our stock option and incentive plans.

DILUTION

        As of March 31, 2003, our net tangible book value was $2.05 billion, or $118.56 per common share. As used below, our net tangible book value per common share represents shareholders' equity, minus the balance for intangible assets, divided by the number of common shares outstanding. After giving effect to the issuance of                  of our common shares at an assumed initial public offering price of $                  per share (the midpoint of the price range set forth on the cover page of this prospectus), assuming that the underwriters' over-allotment option is not exercised, and the application of the estimated net proceeds therefrom, our net tangible book value as of March 31, 2003 would have been $                   billion, or $                  per common share. This amount represents an immediate increase of $                  per common share to the existing shareholders and an immediate dilution of $                  per common share issued to the new investors purchasing shares offered hereby at the assumed initial public offering price. The following table illustrates this per share dilution:

Initial public offering price per common share	$
Net tangible book value per common share before the offering		118.56
Increase attributable to the offering
Net tangible book value per common share after the offering
Dilution per common share to new investors (1)	$

(1)
If the underwriters' over-allotment option is exercised in full, dilution per share to new investors will be $                  .

        The following table sets forth as of March 31, 2003 the number of our common shares issued, the total consideration paid and the average price per common share paid by all of our existing shareholders and new investors, after giving effect to the issuance of                  common shares in the offering at an assumed initial public offering price (before deducting estimated underwriting discounts and commissions and our estimated offering expenses) of $                  per share (the midpoint of the price range set forth on the cover page of this prospectus).

	Common Shares Issued		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	17,290,567		$1,730,576,391		$100.09
New investors

Total

        This table does not give effect to:

  •
  common shares that may be issued pursuant to the underwriters' over-allotment option;

  •
  2,437,698 common shares that may be issued pursuant to warrants outstanding as of March 31, 2003 at a price of $100 per share;

  •
  584,189 common shares that may be issued pursuant to options that had been granted as of March 31, 2003 at a weighted average exercise price of $105.51 per share; and

  •
  1,118,711 additional common shares available for future issuance under our stock option and incentive plans.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our selected historical consolidated financial information for the periods ended and as of the dates indicated. AXIS Specialty was incorporated on November 8, 2001 and commenced operations on November 20, 2001. AXIS Holdings was incorporated on December 9, 2002. AXIS Specialty and its subsidiaries became wholly owned subsidiaries of AXIS Holdings on December 31, 2002, pursuant to the Exchange Offer. In the Exchange Offer, the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in AXIS Holdings. Following the Exchange Offer, AXIS Specialty distributed all shares of its wholly owned subsidiaries to AXIS Holdings. The Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost. As a result, the consolidated financial information presented gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001.

        The selected income statement data for the year ended December 31, 2002 and for the period from inception (November 8, 2001) through December 31, 2001 and the selected balance sheet data as of December 31, 2002 and December 31, 2001 are derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP and have been audited by Deloitte & Touche, our independent auditors. The selected income statement data for the quarters ended March 31, 2003 and March 31, 2002 and the selected balance sheet data as of March 31, 2003 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected from any future period. Due to our limited operating history, the ratios presented may not be indicative of our future performance. You should read the following selected consolidated financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Quarter Ended March 31, 2003 (unaudited)	Quarter Ended March 31, 2002 (unaudited)	Year Ended December 31, 2002	Period Ended December 31, 2001(1)
	($ in thousands, except share and per share amounts)
Selected Income Statement Data:
Gross premiums written	$608,587	$265,680	$1,108,003	$26,746
Premiums ceded	(68,443)	(5,054)	(89,726)	—
Net premiums earned	302,427	55,603	536,850	1,884
Net investment income	11,352	19,782	71,287	4,763
Net realized gains	11,198	774	26,070	394
Net losses and loss expenses	146,335	29,350	229,265	963
Acquisition costs	53,035	8,892	103,703	832
General and administrative expenses	21,578	6,192	46,521	2,566
Income tax recovery	97	—	1,430	—
Net income	107,119	31,718	265,119	2,680
Per Share Data:
Basic earnings per share	$6.20	$1.87	$15.59	$0.21
Diluted earnings per share	$5.93	$1.87	$15.27	$0.21
Basic weighted average shares outstanding	17,283,478	16,930,042	17,000,983	13,137,925
Diluted weighted average shares outstanding	18,050,421	16,930,042	17,367,564	13,137,925
Selected Ratios (based on U.S. GAAP income statement data):
Net loss and loss expense ratio(2)	48.4%	52.8%	42.7%	51.1%
Acquisition cost ratio(3)	17.5	16.0	19.3	44.2
General and administrative expense ratio(4)	7.2	11.1	8.7	136.2

Combined ratio(5)	73.1%	79.9%	70.7%	231.5%

	As of March 31, 2003 (unaudited)	As of December 31, 2002	As of December 31, 2001
	($ in thousands, except share and per share amounts)
Selected Balance Sheet Data:
Cash and cash equivalents	$882,548	$729,296	$761,670
Investments at fair market value	2,055,494	1,702,990	1,079,686
Total assets	3,813,477	2,986,121	1,877,773
Reserve for losses and loss expenses	351,376	215,934	963
Unearned premiums	847,511	555,962	24,862
Total shareholders' equity	2,077,939	1,961,033	1,649,552
Per Share Data (based on U.S. GAAP balance sheet data):
Book value per share(6)	$120.18	$113.54	$97.66
Diluted book value per share(7)	117.33	111.66	97.66

(1)
The financial information for this period reflects our results from November 8, 2001, the date of incorporation of AXIS Specialty, to December 31, 2001.

(2)
The net loss and loss expense ratio is calculated by dividing net losses and loss expenses by net premiums earned.

(3)
The acquisition cost ratio is calculated by dividing total acquisition costs by net premiums earned.

(4)
The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5)
The combined ratio is the sum of the net loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio.

(6)
Book value per share is based on total shareholders' equity divided by basic shares outstanding of 17,290,567 as of March 31, 2003, 17,271,065 as of December 31, 2002 and 16,890,336 as of December 31, 2001.

(7)
Diluted book value per share is calculated based on total shareholders' equity, adjusted for the proceeds expected to be received upon the exercise of options and warrants, divided by the number of common shares and common share equivalents outstanding at the end of the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes which appear elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Please see "Forward-Looking Statements" for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings "Risk Factors" and "Forward-Looking Statements."

General

        The following is a discussion of our results of operations and financial condition. Certain aspects of our business have loss experience characterized as low frequency and high severity. This may result in volatility in both our results of operations and financial condition.

        We commenced operations on November 20, 2001 as AXIS Specialty. Pursuant to the Exchange Offer, on December 31, 2002 the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in AXIS Holdings. Following the Exchange Offer, AXIS Specialty distributed all of its wholly owned subsidiaries to AXIS Holdings. The Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost. As a result, the consolidated financial information presented gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001.

        We commenced operations on November 20, 2001; therefore, any comparison to the prior period may not be meaningful.

Business Overview

        We underwrite specialty lines insurance and treaty reinsurance on a global basis. In 2002, our business was comprised of two underwriting segments: specialty lines and treaty reinsurance. With effect from January 1, 2003, we added two new segments following our acquisitions of AXIS Reinsurance and AXIS Surplus. Our business is now comprised of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance.

        Our global insurance segment primarily includes the following specialty lines risk classifications sourced outside of the United States: specialty risks (including terrorism, marine and aviation war risk and political risk), onshore and offshore energy, aviation and aerospace, commercial property and marine.

        Our global reinsurance segment primarily includes treaty reinsurance business sourced outside of the United States covering the following underlying risks: property, workers' compensation, personal accident and life, and marine and aviation.

        Our U.S. insurance segment primarily includes the following specialty lines risk classifications sourced in the United States and principally covering exposures in the United States: commercial property, professional lines and commercial liability.

        Our U.S. reinsurance segment principally provides casualty treaty reinsurance products sourced in the United States and principally covering exposures in the United States. The underlying property and casualty insurance business classes covered by the treaties we write in our U.S. reinsurance segment include: professional lines and casualty clash.

        The amount of premiums written with respect to any particular segment or line of business may vary from quarter to quarter and year to year as a result of changes in market conditions.

        Since we underwrite both global specialty lines insurance and treaty reinsurance risks, we have a large aggregate exposure to natural and man-made disasters, which may result in substantial volatility in our financial results.

Acquisition History

        On October 1, 2002, we completed the purchase of the Connecticut Specialty Insurance Company, a surplus lines-eligible carrier in 38 states, which was subsequently renamed AXIS Specialty Insurance Company. We paid a purchase price of $17.4 million. On November 27, 2002, we completed the purchase of Royal & SunAlliance Personal Insurance Company, which is licensed in all 50 states of the United States, the District of Columbia and Puerto Rico and was subsequently renamed AXIS Reinsurance Company. We paid a purchase price of $23.1 million. At the dates that AXIS Specialty Insurance and AXIS Reinsurance were acquired, the pre-acquisition liabilities had been assumed by the sellers or their affiliates. The respective sellers further agreed to indemnify the acquired companies and our U.S. holding company from and against any and all such liabilities. Some of the underlying liabilities have been reinsured with third parties. Other liabilities are being novated or collateralized by an irrevocable letter of credit. In the event that the reinsurance and, if applicable, the letter of credit are insufficient to pay all covered insurance claims, and the sellers do not fulfill their obligations under the indemnity, we would have liability for such claims. As of February 28, 2003, we completed the purchase of Sheffield Insurance Corporation, which is licensed in Illinois and Alabama, surplus lines eligible in 40 states and will be renamed AXIS Surplus Insurance Company. We paid a purchase price of $34.7 million. In connection with this acquisition, we added a senior team of insurance executives from Combined Specialty Group, Inc., a unit of Aon. In addition, in the first half of 2003 we acquired the renewal rights to a book of professional liability and related lines business written by the Financial Insurance Solutions unit of Kemper in exchange for a payment that is based upon the gross premiums written with respect to renewals obtained. We purchased these companies and agreed to acquire these rights as the foundation for commencing our U.S. operations.

Revenues

        We derive our revenues primarily from the sale of our insurance policies and reinsurance contracts. Insurance and reinsurance premiums are a function of the number and type of contracts we write, as well as prevailing market prices.

        Renewal dates for our business segments depend upon the underlying line of business. For the majority of business in our global insurance and U.S. insurance segments, gross premiums are written throughout the year. An exception to this is the business written in our aviation and aviation war accounts, which is predominantly written in the last quarter of the calendar year. For our global reinsurance segment in 2002, a significant portion of our gross premiums was written in the first quarter of the calendar year, with the remainder primarily split between the second and third quarters. We believe this seasonality may diminish as we expand into new treaty lines.

        Our premium income is supplemented by the income we generate from our investment portfolio. Our investment portfolio is comprised entirely of fixed income investments that are held as available for sale. Under U.S. GAAP, these investments are carried at fair market value and unrealized gains and losses on the investments are not included in our statement of operations. Rather, these unrealized gains and losses are included on our balance sheet in accumulated other comprehensive gain/(loss) as a separate component of shareholders' equity.

Expenses

        Our expenses primarily consist of net losses and loss expenses, acquisition costs and general and administrative expenses.

        Net losses and loss expenses are management's best estimate of the ultimate cost of claims incurred during a reporting period.

        Acquisition costs relate to the fees, commissions and taxes paid to obtain business. Typically these are based on a certain percentage of the premium written and will vary by each line of business that we underwrite. In addition, we include the personnel expenses of our underwriters in acquisition costs.

        General and administrative expenses consist primarily of personnel expenses (except those allocated to acquisition costs) and general operating expenses. With the exception of acquisition costs, we do not allocate general and administrative operating expenses to our segments and instead record these costs at the corporate level.

Critical Accounting Policies

        There are certain accounting policies that we consider to be critical due to the amount of judgment and uncertainty inherent in the application of those policies. In calculating financial statement estimates, the use of different assumptions could produce materially different estimates. In addition, if factors such as those described in "Risk Factors" cause actual events to differ from the assumptions used in applying the accounting policy and calculating financial estimates, there could be a material adverse effect on our results of operations and financial condition and liquidity.

        We believe the following critical accounting policies affect significant estimates used in the preparation of our consolidated financial statements.

        Premiums.    Our revenue is generated primarily by gross premiums written from our underwriting operations. The basis for the amount of gross premiums recognized varies by the type of contract we write.

        For the majority of our specialty lines we receive a flat premium which is identified in the policy and is recorded as unearned premium on the inception date of the contract. This premium will only adjust if the underlying insured values adjust. We actively monitor underlying insured values and record adjustment premiums in the period in which amounts are reasonably determinable. We also write a small amount of business on a line slip basis, under which we assume a fixed percentage share of the premiums and losses on a particular risk or group of risks along with numerous other unrelated insurers. Statement of Financial Accounting Standard No. 60 "Accounting and Reporting By Insurance Enterprises" requires that if the ultimate premium is reasonably estimable, the estimated ultimate premium should be recognized as revenue over the period of the contract. Although a premium estimate is not contractually stated for business written on a line slip basis, we believe that the premium is reasonably estimable because we receive an initial estimate of the expected premium written from the client via the broker. This estimate has been derived by reference to one or more of the following: the historical premium volume experienced by the line slip; historical premium volume of similar line slips; and industry information on the underlying business. We may, if we believe appropriate, adjust the initial estimates provided by the broker to reflect management's best judgments and expectations. This is most likely where the underwriter has no prior experience with the line slip or client. Under such circumstances we will generally recognize as revenue a lower than advised premium written estimate. We actively monitor the development of actual reported premium to the estimates made; where actual reported premium deviates from the estimate, we carry out an analysis to determine the cause and may, if necessary, adjust the estimated premium in the period in which the determination was made. During the year ended December 31, 2002, line slip premiums accounted for 6% of total gross premiums written.

        For our reinsurance business, we write contracts on both an excess of loss basis and a proportional basis. For excess of loss contracts, the amount of premium is usually contractually documented at inception, and no management judgment is necessary. Generally, for most such contracts a deposit premium is contractually specified and is payable during the contract period. After the contract has expired, a premium adjustment is calculated, which is based on the underlying exposure of the ceded business. We record the deposit premium at the inception of the contract and record adjustments in the periods in which they are reasonably determinable. For business written under a proportional contract, similar to our line slip business we are able to reasonably estimate the premium written by reference to an initial estimate of expected ceded premium received from our clients. In most cases the treaties are not new and therefore the client can use historical experience to estimate the amount of premium. We may adjust the initial estimate of premium, and any adjustment is usually a factor of the underwriter's prior experience with a client. We actively monitor the development of actual premium data and if an adjustment in the premium estimate is warranted it will be recorded in the period during which the adjustment is determined. During the year ended December 31, 2002, proportional premiums accounted for 8% of total gross premiums written.

        Our premiums are earned over the period during which we are exposed to the insured or reinsured risk. Generally this period equates to the contract period, except for contracts written on a line slip or proportional basis. For line slip and proportional business, the earning period is generally taken to be twice the contract period due to the fact that some of the underlying exposures may attach towards the end of our contracts, and such underlying exposures generally have a one year coverage period.

        Reserve for losses and loss expenses.    For most insurance and reinsurance companies, the most significant judgment made by management is the estimation of the reserve for losses and loss expenses, which we also refer to as loss reserves. Our loss reserves are estimated by management and are reviewed every quarter by our independent actuarial consultants, based on generally accepted actuarial principles. The reserve for unpaid reported losses and loss expenses is established based upon our estimate of the total cost of claims that were reported to us but not yet paid (reported case reserves), the costs of additional case reserves ("ACR") on known events but not yet reported to us, and the anticipated cost of claims incurred but not reported.

        For reported losses, we establish reserves on a "case" basis within the parameters of the coverage provided in the insurance or reinsurance contracts. ACR is often estimated by our claims function ahead of official notifications but in the same manner as reported case reserves. Where there is a possibility of a claim we book an ACR, which is only revised upon final determination that no claim will arise or is adjusted as claims notifications are received. ACR is reflected in our consolidated financial statements as part of IBNR.

        IBNR is estimated using actuarial methods. Our estimate of IBNR is derived using the Bornhuetter-Ferguson method, which is typically used by companies with limited loss experience. This method takes as a starting point an assumed ultimate loss and loss expense ratio and blends in the loss and loss expense ratio implied by the experience to date. For our assumed ultimate loss and loss expense ratio for the global insurance segment we select the initial expected loss and loss expense ratios based on benchmarks provided by independent actuaries, derived from comparable client data as well as market information. These benchmarks are then adjusted for rating increases and changes in terms and conditions that had been observed in the market. For our assumed ultimate loss and loss expense ratio for the global reinsurance segment we use contract by contract initial expected loss and loss expense ratios derived during pricing. For our U.S. insurance and U.S. reinsurance segments we have used a similar reserving methodology. However, given that this is the first quarter of operations for these two segments we have calculated loss reserves by applying initial loss ratios based on industry benchmarks. As the loss history develops for these new segments, we will utilize the Bornhuetter-Ferguson methodology that we use for our global insurance and global reinsurance segments. Under U.S. GAAP, we are not permitted to establish loss reserves with respect to our catastrophe reinsurance until an event which gives rise to a loss occurs. Within our catastrophe line of business on certain contracts that respond to highly visible, major catastrophes we are not holding any IBNR, as we experienced no such catastrophes in 2002.

        Applying these loss and loss expense ratios to our earned premium derives the estimated ultimate costs of the losses; from here we deduct paid losses and reported case reserves to generate our IBNR.

Given this approach to estimating IBNR, we arrive at a point estimate in calculating this figure. We do not currently utilize a methodology to calculate IBNR that produces a range of loss reserves estimates.

        The following table provides a breakdown of loss and loss expense reserves by segment by type of exposure as of December 31, 2002.

Year Ended December 31, 2002
($ in thousands)
Marine, Aviation and Aerospace	$55.3

Energy and Property	56.6

Other Specialty Risks (including terrorism, marine and aviation war risk and political risk)	20.6

Total - global insurance	$132.5

Catastrophe (property and non-property)	44.4

Other Property	39.0

Total - global reinsurance	$83.4

Total loss and loss expense reserves	$215.9

        As of December 31, 2002, the reserve for IBNR losses accounted for $155.0 million or 72% of our total loss reserves.

        As of December 31, 2002, a 5% change in the reserve for IBNR losses would equate to a $7.8 million change in loss reserves, which change would represent 2.9% of net income and 0.4% of shareholders' equity.

        The methodology of estimating loss reserves is reviewed each quarter to evaluate whether the assumptions made continue to be appropriate. Any adjustments that result from this review are recorded in the quarter in which they are identified.

        Our reserving practices and the establishment of any particular reserve reflect management's judgment concerning sound financial practice and do not represent any admission of liability with respect to any claims made against us. No assurance can be given that actual claims made and payments related thereto will not be in excess of the amounts reserved. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates.

        In assessing the adequacy of these reserves it must be noted that the actual final costs of settling claims outstanding is uncertain as it depends upon future events. There is necessarily a range of possible outcomes and the eventual outcome will almost certainly differ from the projections currently made. This uncertainty is heightened by the short time in which we have operated, thereby providing limited claims loss emergence patterns specifically for the Company. This has necessitated the use of benchmarks in deriving IBNR which, despite management's and the independent actuary's care in selecting them, have the risk of differing from actual experience.

        Stock-based Compensation Plans.    We currently account for stock compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25") "Accounting for Stock Issued to Employees." Compensation expense for stock options and restricted stock awards granted to employees is recorded over the vesting period using the intrinsic value method. Generally, we will issue options and restricted stock awards to an employee with a strike price equal to the estimated fair value on the date of grant. The fair values of the strike prices for options granted and the restricted stock issued historically are consistent with independent valuations obtained by the Company. Following the release of FAS No. 148, "Accounting for Stock-based Compensation—Transition and Disclosure," we are reevaluating our accounting policy for stock-based compensation.

Results of Operations

        The following is a discussion and analysis of our consolidated results of operations for the quarters ended March 31, 2003 and March 31, 2002, for the year ended December 31, 2002 and for the period from November 8, 2001 (inception) to December 31, 2001.

  Quarters ended March 31, 2003 and 2002

        We commenced operations in Bermuda in November 2001. During the year ended December 31, 2002, we expanded operations, entered new lines of business and hired additional employees. Consequently any comparison to the prior quarter will be affected by these factors.

        Premiums.    In the quarter ended March 31, 2003, gross premiums written were $608.6 million compared with $265.7 million for the quarter ended March 31, 2002. The increase of $342.9 million was due primarily to an increase in gross premiums written of $102.4 million from our global insurance segment and $87.1 million from our global reinsurance segment. In addition, our U.S. insurance and U.S. reinsurance segments began underwriting business at the start of our 2003 underwriting year and generated gross premiums written of $91.9 million and $61.5 million, respectively.

        Reinsurance premiums ceded for the quarter ended March 31, 2003 were $68.4 million compared with $5.1 million for the quarter ended March 31, 2002, an increase of $63.3 million. We purchase reinsurance primarily to reduce our exposure to risk of loss on certain lines of business written primarily within in our global and U.S. insurance segments. The increase in reinsurance premiums ceded was primarily generated by reinsurance premiums ceded by our U.S. insurance segment.

        Net premiums earned for the quarter ended March 31, 2003 were $302.4 million compared with $55.6 million for the quarter ended March 31, 2002, an increase of $246.8 million. This increase was caused by the following factors. Firstly, as the quarter ended March 31, 2002 was our first full underwriting quarter, premiums were earned only on contracts written following the commencement of operations in November of 2001 through the end of the quarter. For the quarter ended March 31, 2003, we earned premium on contracts written in both 2002 and 2003. Secondly, we increased the volume of premiums written during the quarter ended March 31, 2003 over the corresponding period in 2002.

        Net Investment Income and Net Realized Gains.    Net investment income, including realized gains, for the quarter ended March 31, 2003 was $22.6 million compared with $20.6 million for the quarter ended March 31, 2002.

        Net Investment Income. Net investment income for the quarter ended March 31, 2003 was $11.4 million compared with $19.8 million for the quarter ended March 31, 2002, a decrease of $8.4 million. This was primarily due to lower interest rates and an increase in amortization expense on our mortgage-backed securities portfolio. Net investment income consisted primarily of interest on bonds that was partially offset by investment management, accounting and custody fees of $1.2 million for the quarter ended March 31, 2003 compared with $0.7 million for the quarter ended March 31, 2002.

        The annualized effective yield (calculated by dividing the investment income generated from invested assets by the average balance of the assets managed by our portfolio managers) for the quarter ended March 31, 2003 was 2.0% compared with 5.0% for the quarter ended March 31, 2002.

        Net Realized Gains. Net realized gains for the quarter ended March 31, 2003 were $11.2 million compared with $0.8 million for the quarter ended March 31, 2002, an increase of $10.4 million. We invest our portfolios to produce a total return; therefore, there can be significant changes in the levels of our net realized gains (losses) from quarter to quarter.

        The total return for our investment portfolio (calculated using beginning and ending market portfolio values, adjusted for external cash flows) for the quarter ended March 31, 2003 was 1.2% compared with 0.2% for the quarter ended March 31, 2002.

        Other Insurance Related Income.    Other insurance related income for the quarter ended March 31, 2003 was $1.1 million. This income was related to the movement in the fair value of our insurance contracts which meet the definition of a derivative under Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." We did not record any other insurance related income in the quarter ended March 31, 2002.

        Net Losses and Loss Expenses.    Net losses and loss expenses for the quarter ended March 31, 2003 were $146.3 million compared to $29.4 million for the quarter ended March 31, 2002, an increase of $116.9 million. This increase was a direct result of the increase in the volume of net premiums earned. The net loss and loss expense ratio for the quarter ended March 31, 2003 was 48.4% compared with 52.8% for the quarter ended March 31, 2002.

        Acquisition Costs.    Acquisition costs for the quarter ended March 31, 2003 were $53.0 million compared with $8.9 million for the quarter ended March 31, 2002, an increase of $44.1 million. The increase was a direct result of the increase in the volume of net premiums earned. The acquisition cost ratio for the quarter ended March 31, 2003 was 17.5% compared to 16.0% for the quarter ended March 31, 2002. The acquisition cost ratio reflects the costs directly related to the acquisition of business. Acquisition costs included brokerage fees and commissions, taxes and profit commissions, all of which vary based on the line of business, the method of acquisition and the location of the underlying risk. Therefore, acquisition costs will vary with the mix and amount of business written. In addition, where we receive a ceding commission on our ceded contracts we will record this as an offset to acquisition costs. Included within the acquisition cost ratio was 2.9% for the quarter ended March 31, 2003 and 3.1% for the quarter ended March 31, 2002 relating to the allocation of personnel expenses of our underwriters.

        General and Administrative Expenses.    General and administrative expenses for the quarter ended March 31, 2003 were $21.6 million compared with $6.2 million for the quarter ended March 31, 2002, an increase of $15.4 million. This increase was primarily driven by the addition of operations and employees throughout 2002. The general and administrative expense ratio for the quarter ended March 31, 2003 was 7.2% compared with 11.1% for the quarter ended March 31, 2002. The reduction in the ratio is caused by an increase in the volume of net premiums earned.

        Foreign Exchange Gains.    Our functional currency is U.S. dollars. However, some of our business is written in other currencies. The following table sets forth the composition of our foreign exchange gains (losses).

	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
	($ in thousands)
Realized exchange gains (losses)	$1,763	$(87)
Unrealized exchange gains	124	80

Foreign exchange gains (losses)	$1,887	$(7)

        Our realized gains have principally been made on receipt of premiums denominated in Euros. The Euro appreciated by 2.8% against the U.S. dollar from January 1, 2003 to March 31, 2003.

        Income Tax Recovery.    We had an insignificant income tax recovery for the quarter ended March 31, 2003, related to our U.S. subsidiaries. During the quarter ended March 31, 2002, we had no tax recovery or charge as we operated solely out of Bermuda.

        Net Income.    Net income for the quarter ended March 31, 2003 was $107.1 million compared to $31.7 million for the quarter ended March 31, 2002, an increase of $75.4 million. Net income for the quarter ended March 31, 2003 consisted of net underwriting income of $82.6 million, net investment income and net realized gains of $22.6 million, foreign exchange gains of $1.9 million and an overall tax benefit of $0.1 million. Net income for the quarter ended March 31, 2002 consisted of net underwriting income of $11.1 million and net investment income and net realized gains of $20.6 million.

        Comprehensive Income.    Comprehensive income for the quarter ended March 31, 2003 was $112.5 million compared to $14.1 million for the quarter ended March 31, 2002, an increase of $98.4 million. Comprehensive income represents net income adjusted for changes in the unrealized position in our investment portfolio. For the quarter ended March 31, 2003, we experienced a net increase in the unrealized position on our investment portfolio of $5.4 million compared with a decrease of $17.6 million during the quarter ended March 31, 2002.

  Year ended December 31, 2002

        Premiums.    In the year ended December 31, 2002, gross premiums written were $1.1 billion. Reinsurance premiums ceded for the year ended December 31, 2002 were $89.7 million. We purchased this reinsurance primarily to reduce our exposure to risk of loss on certain lines of business written in our global insurance segment. Net premiums earned for the year ended December 31, 2002 were $536.9 million.

        Net Investment Income and Net Realized Gains.    Net investment income, including realized gains, for the year ended December 31, 2002 was $97.4 million.

        Net Investment Income. Net investment income for the year ended December 31, 2002 was $71.3 million, which consisted primarily of interest on bonds that was partially offset by investment management, accounting and custody fees of $3.7 million.

        The annualized effective yield (calculated by dividing the investment income generated from invested assets by the average balance of the assets managed by our portfolio managers) for the year ended December 31, 2002 was 4.0%.

        Net Realized Gains. Net realized gains for the year ended December 31, 2002 were $26.1 million, which included net realized investment gains of $22.5 million and net realized and unrealized gains/(losses) on investment derivative instruments of $3.6 million. Net realized and unrealized gains/(losses) on investment derivative instruments resulted from our use of derivative instruments to manage duration and currency exposure. During the year, we discontinued the use of investment derivative instruments other than foreign currency forward contracts. A discussion of those instruments is located below under "—Quantitative and Qualitative Disclosure about Market Risk."

        The total return for our investment portfolio (calculated using beginning and ending market portfolio values, adjusted for external cash flows) for the year ended December 31, 2002 was 7.5%.

        Other Insurance Related Income (Loss).    Other insurance related income (loss) for the year ended December 31, 2002 was $(0.6) million. This related to the movement in the fair value of our insurance contracts which meet the definition of a derivative under Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities."

        Net Losses and Loss Expenses.    Net losses and loss expenses for the year ended December 31, 2002 were $229.3 million. The net loss and loss expense ratio for the year ended December 31, 2002 was 42.7%.

        Acquisition Costs.    Acquisition costs for the year ended December 31, 2002 were $103.7 million. The acquisition cost ratio for the year ended December 31, 2002 was 19.3%. The acquisition cost ratio reflects the costs directly related to the acquisition of business. Acquisition costs included: brokerage fees and commissions, taxes and profit commissions, all of which vary based on the line of business, the method of acquisition and the location of the underlying risk. Hence, acquisition costs will vary with the mix and amount of business written. We also allocated the personnel expenses of our underwriters to acquisition costs including a non-cash charge of $1.7 million relating to stock-based compensation.

        General and Administrative Expenses.    General and administrative expenses for the year ended December 31, 2002 were $46.5 million, which were driven primarily by personnel expenses, not allocated to acquisition costs, including a non-cash charge of $4.6 million relating to stock-based compensation. The general and administrative expense ratio for the year ended December 31, 2002 was 8.7%.

        It is not expected that the general and administrative expenses incurred in 2002 will be comparable with those expected to be incurred in 2003. We expect general and administrative costs to increase in 2003. For the year ended December 31, 2002, we expensed $4.4 million in costs associated with our establishment, licensing and organization. Although we do not believe that these costs are of a recurring nature, this reduction in costs will be more than offset by additional employee and administrative costs. We added employees and infrastructure throughout the year ended December 31, 2002, including the addition of a significant number of employees in November 2002, and we expect to add employees and infrastructure in 2003.

        Foreign Exchange Gains.    Our functional currency is U.S. dollars. However, some of our business is written in other currencies. The following sets forth the composition of our foreign exchange gains.

Year Ended December 31, 2002
($ in thousands)
Realized exchange gains	$1,489
Unrealized exchange gains	8,121

Foreign exchange gains	$9,610

        The realized gains have principally been made on receipt of premiums denominated in Sterling and Euros. Both of these currencies have strengthened against the U.S. dollar, with exchange rates having increased between January 1, 2002 and December 31, 2002, by 11.0% for Sterling and 16.1% for the Euro.

        The majority of the unrealized gains is due to the strengthening of the Sterling and the Euro on cash balances and insurance and reinsurance premium balances receivable denominated in these currencies.

        Income Tax Recovery.    Our income tax recovery of $1.4 million was primarily derived from our U.S. subsidiaries which, due to their limited operations during the year ended December 31, 2002, provided tax loss carry forwards.

        Net Income.    Net income for the year ended December 31, 2002 was $265.1 million, comprised of net underwriting income of $156.7 million, net investment income and net realized gains of $97.4 million, foreign exchange gains of $9.6 million and an overall tax benefit of $1.4 million.

        Comprehensive Income.    Comprehensive income for the year ended December 31, 2002 was $291.1 million, which was comprised of net income of $265.1 million and a net increase in unrealized gain of $25.9 million.

  Period ended December 31, 2001

        We commenced operations as AXIS Specialty on November 20, 2001. During the period ended December 31, 2001, we wrote $26.7 million of gross premiums, which was primarily derived from the aviation and aviation war lines of business within our global insurance segment. Due to the short duration of the period, gross and net premiums earned were $1.9 million. Net investment income was $4.8 million for the period and net realized gains were $0.4 million.

        Net losses and loss expenses were $1.0 million, and acquisition costs were $0.8 million. General and administrative expenses were $2.6 million for the period ended December 31, 2001, which includes start up costs of $1.1 million. Net income for the period ended December 31, 2001 was $2.7 million, and comprehensive income was $2.2 million.

Underwriting Results by Operating Segments

        Our business is comprised of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance.

        The following tables summarize the underwriting results and ratios for our business segments as of and for the quarters ended March 31, 2003 and March 31, 2002.

  Quarter ended March 31, 2003

	Global Insurance	Global Reinsurance	U.S. Insurance	U.S Reinsurance	Total
	($ in thousands)
Revenues:
Gross premiums written	$243,647	$211,499	$91,912	$61,529	$608,587
Net premiums written	225,814	206,666	46,135	61,529	540,144
Net premiums earned	181,864	93,685	16,046	10,832	302,427
Other insurance related income	1,106	—	—	—	1,106
Expenses:
Net losses and loss expenses	85,892	44,438	9,617	6,388	146,335
Acquisition costs	26,807	18,490	4,118	3,620	53,035

Underwriting results (before general and administrative expenses)	70,271	30,757	2,311	824	104,163
General and administrative expenses					21,578

Underwriting profit					$82,585

Ratios:
Net loss and loss expense ratio	47.2%	47.4%	59.9%	59.0%	48.4%
Acquisition cost ratio	14.7%	19.7%	25.7%	33.4%	17.5%

General and administrative expense ratio					7.2%

Combined ratio					73.1%

  Quarter ended March 31, 2002

	Global Insurance	Global Reinsurance	Total
	($ in thousands)
Revenues:
Gross premiums written	$141,306	$124,374	$265,680
Net premiums written	136,252	124,374	260,626
Net premiums earned	28,038	27,565	55,603
Other insurance related income	—	—	—
Expenses:
Net losses and loss expenses	16,946	12,404	29,350
Acquisition costs	4,205	4,687	8,892

Underwriting results (before general and administrative expenses)	6,887	10,474	17,361
General and administrative expenses			6,192

Underwriting profit			$11,169

Ratios:
Net loss and loss expense ratio	60.4%	45.0%	52.8%
Acquisition cost ratio	15.0%	17.0%	16.0%

General and administrative expense ratio			11.1%

Combined ratio			79.9%

        The following table summarizes the underwriting results and ratios for our business segments as of and for the year ended December 31, 2002.

	Global Insurance	Global Reinsurance	Total
	($ in thousands)
Revenues:
Gross premiums written	$793,759	$314,244	$1,108,003
Net premiums written	704,033	314,244	1,018,277
Net premiums earned	314,613	222,237	536,850
Other insurance related income (loss)	(639)	—	(639)
Expenses:
Net losses and loss expenses	137,848	91,417	229,265
Acquisition costs	56,683	47,020	103,703

Underwriting results (before general and administrative expenses)	119,443	83,800	203,243

General and administrative expenses			46,521

Underwriting profit			$156,722

Ratios:
Net loss and loss expense ratio	43.8%	41.1%	42.7%
Acquisition cost ratio	18.0	21.2	19.3

General and administrative expense ratio	—	—	8.7

Combined ratio			70.7%

  Global Insurance

        Our global insurance segment is principally comprised of specialty lines business sourced outside of the United States. In this segment, we offer tailored solutions in order to respond to distinctive risk characteristics. Since most of the lines in this segment are for property and not casualty coverage, the segment is principally short to medium tail business. This means that claims are generally made and settled earlier than in long tail business, which facilitates our reserving process for this segment.

  Quarters ended March 31, 2003 and March 31, 2002

        Premiums.    In the quarter ended March 31, 2003, gross premiums written were $243.6 million compared to $141.3 million for the quarter ended March 31, 2002, an increase of $102.3 million. Please see "Business—Business Segments—Global Insurance" for gross premiums written by line of business.

        Approximately $88.7 million of the increase was due to an increase in our energy and specialty lines of business. Our increase in energy gross premiums written was due to our participation on the renewal of a number of large accounts which experienced significant rate increases following the expiration of multi-year agreements. In addition, our market penetration into the energy sector increased as a result of a larger underwriting team, which joined our Company in the second quarter of 2002. Within the specialty lines of business the increase in gross premiums written was driven by two books of business, terrorism and aviation war. Due to the recently adopted Terrorism Risk Insurance Act ("Act"), we experienced a drop in the number of terrorism accounts received; however, we also experienced an increase in gross premiums written, due primarily to the targeting of certain significant individual accounts which require a more comprehensive coverage than that provided by the Act. We also experienced an increase in our aviation war account, due to better penetration within that line of business.

        Reinsurance premiums ceded for the quarter ended March 31, 2003 were $17.8 million compared to $5.1 million for the quarter ended March 31, 2002, an increase of $12.7 million. This increase was primarily due to the purchase of additional protections following an increase in our potential exposure for insured losses generated by the larger gross premium volume.

        The following table shows the derivation of net premiums earned:

	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
	($ in thousands)
Gross premiums earned	$198,003	$29,301
Ceded premiums amortized	(16,139)	(1,263)

Net premiums earned	$181,864	$28,038

        Gross premiums are earned over the period of the insured risk. Consequently, the level of earned premium has increased in 2003 as premiums written throughout 2002 continued to be earned in 2003.

        Ceded premiums are amortized over the contract term. Consequently, the level of amortized ceded premium has increased in 2003 as premiums ceded in 2002 continued to be amortized in 2003.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $85.9 million for the quarter ended March 31, 2003 compared to $16.9 million for the quarter ended March 31, 2002, an increase of $69.0 million. The following table provides the breakdown of losses incurred:

	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
	($ in thousands)
Losses paid	$20,705	$—
Change in reported case reserves	(3,589)	2,381
Change in IBNR	70,250	14,565
Reinsurance recoveries	(1,474)	—

Net losses and loss expenses	$85,892	$16,946

        The net loss and loss expense ratio for the quarter ended March 31, 2003 was 47.2% compared to 60.4% for the quarter ended March 31, 2002. During the quarter ended March 31, 2003, we experienced positive development on our 2002 underwriting year, which generated a 4.4% reduction in the net loss and loss expense ratio. This reduction was primarily experienced in our aviation war and terrorism books of business and our commercial property line of business. We use the Bornhuetter-Ferguson method to estimate the ultimate cost of losses; this method takes as a starting point an assumed ultimate loss and loss expense ratio and blends in the loss and loss expense ratio implied by the experience to date. During the quarter ended March 31, 2003, the lack of reported claims on our aviation war and terrorism books of business and our commercial property line of business produced a favorable impact on our experience to date, which caused a reduction in the ultimate losses for these lines and books of business. A comparison of the net loss and loss expense ratios for the quarter ended March 31, 2003 and March 31, 2002 is also affected by the earned premium mix in the lines of business written. We have experienced a larger proportion of earned premiums on lines of business with lower expected ultimate loss ratios than that experienced during the quarter ended March 31, 2002.

        Acquisition Costs.    Acquisition costs for the quarter ended March 31, 2003 were $26.8 million compared with $4.2 million for the quarter ended March 31, 2002, an increase of $22.6 million. The acquisition cost ratio for the quarter ended March 31, 2003 was 14.7%, compared with 15.0% for the quarter ended March 31, 2002. Included within the ratio was 1.6% relating to allocated personnel expenses for underwriters for the quarter ended March 31, 2003 compared to 2.6% for underwriters for the quarter ended March 31, 2002. We experienced a reduction in the acquisition cost ratio due to a change in the mix of gross premiums earned.

  Year ended December 31, 2002

        Premiums.    In the year ended December 31, 2002, gross premiums written were $793.8 million. Please see "Business—Business Segments—Global Insurance" for gross premiums written by line of business. Reinsurance premiums ceded for the year ended December 31, 2002 were $89.7 million. The following table shows the derivation of net premiums earned:

Year Ended December 31, 2002
($ in thousands)
Gross premiums earned	$354,667
Ceded premiums amortized	(40,054)

Net premiums earned	$314,613

        Gross premiums are earned over the period of the insured risk. Consequently, the level of earned premium should increase in 2003 as premiums written throughout 2002 continue to be earned in 2003.

        Ceded premiums are amortized over the contract term. As the bulk of this premium incepted September 1, 2002, the amount of amortized premium expensed in 2003 is expected to increase.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $137.8 million for the year ended December 31, 2002. This was comprised of the following:

Year Ended December 31, 2002
($ in thousands)
Losses paid	$8,398
Change in reported case reserves	38,143
Change in IBNR	93,010
Reinsurance recoveries	(1,703)

Net losses and loss expenses	$137,848

        The net loss and loss expense ratio for the year ended December 31, 2002 was 43.8%. Within the marine book we experienced higher than expected net losses and loss expenses in the marine hull and recreational marine books; however, this is due more to the timing of the losses and the ramp up of earned premiums than to loss severity. We also experienced losses of $19.6 million within our aviation and aerospace book primarily due to the loss of two satellites during the year. In our other lines within the global insurance segment, we did not experience any material losses.

        Acquisition Costs.    Acquisition costs for the year ended December 31, 2002 were $56.7 million. The acquisition cost ratio for the year ended December 31, 2002 was 18.0%, which included 1.9% relating to allocated personnel expenses for underwriters.

  Period ended December 31, 2001

        During the period ended December 31, 2001, we wrote $24.5 million of gross premiums. Due to the short duration of the period, net premiums earned were $1.7 million for the period. Net losses and loss expenses were $0.9 million, and acquisition costs were $0.3 million.

  Global Reinsurance

        Our global reinsurance segment is principally comprised of treaty reinsurance business sourced outside of the United States and provides severity-driven products, primarily for catastrophic risks. This business is short tail in nature, which typically allows us to determine the ultimate loss experience within a relatively short time period after a contract has expired. Our contracts can be written on either an excess of loss basis or a pro rata basis, also known as proportional.

  Quarters ended March 31, 2003 and 2002

        Premiums.    In the quarter ended March 31, 2003, gross premiums written were $211.5 million compared with $124.4 million for the quarter ended March 31, 2002, an increase of $87.1 million. Please "Business—Business Segments—Global Reinsurance" for gross premiums written by line of business.

        The increase in gross premiums written was primarily driven by the increase in our catastrophe book of business. This increase has been generated primarily by two factors: increased participations on the renewal of selected contracts and new business.

        Reinsurance premiums ceded for the quarter ended March 31, 2003 were $4.8 million. In the past we have not purchased reinsurance for this segment. Given our increase in catastrophe exposures, we bought certain coverages aimed at providing reinsurance protection in the event of a large industry loss.

        The following table shows the derivation of net premiums earned:

	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
	($ in thousands)
Gross premiums earned	$94,094	$27,565
Ceded premiums amortized	(409)	(—)

Net premiums earned	$93,685	$27,565

        Gross premiums are earned over the period of the insured risk. Consequently, the level of earned premium has increased in 2003 as premiums written throughout 2002 continued to be earned in 2003. Ceded premiums are amortized over the contract term.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $44.4 million for the quarter ended March 31, 2003 compared to $12.4 million for the quarter ended March 31, 2002, an increase of $32.0 million. The following table provides the breakdown of losses incurred:

	Quarter Ended March 31, 2003	Quarter Ended March 31, 2002
	($ in thousands)
Losses paid	$8,705	$—
Change in reported case reserves	(3,360)	—
Change in IBNR	39,093	12,404
Reinsurance recoveries	—	—

Net losses and loss expenses	$44,438	$12,404

        The net loss and loss expense ratio for the quarter ended March 31, 2003 was 47.4% compared to 45.0% for the quarter ended March 31, 2002. During the quarter ended March 31, 2003, we experienced positive development on our 2002 underwriting year, which generated a 2.4% reduction in the net loss and loss expense ratio. This reduction was primarily experienced in our catastrophe book of business. We use the Bornhuetter-Ferguson method to estimate the ultimate cost of losses; this method takes as a starting point an assumed ultimate loss and loss expense ratio and blends in the loss and loss expense ratio implied by the experience to date. During the quarter ended March 31, 2003, the lack of reported claims produced a favorable impact on our experience to date, which caused a reduction in the ultimate losses for these lines of business. Our global reinsurance segment has loss experience categorized as low frequency but high severity in nature and therefore our loss experience can be volatile. During the quarters ended March 31, 2003 and March 31, 2002, our loss experience benefited from the lack of major catastrophes.

        Acquisition Costs.    Acquisition costs for the quarter ended March 31, 2003 were $18.5 million compared to $4.7 million for the quarter ended March 31, 2002, an increase of $13.8 million. The acquisition cost ratio for the quarter ended March 31, 2003 was 19.7%, compared with 17.0% for the quarter ended March 31, 2002. Included within these ratios was 1.6% relating to allocated personnel expenses for underwriters for the quarter ended March 31, 2003 compared to 3.6% for the quarter ended March 31, 2002.

  Year ended December 31, 2002

        Premiums.    In the year ended December 31, 2002, gross and net premiums written were $314.2 million. Please see "Business—Business Segments—Global Reinsurance" for gross premiums written by line of business. Net premiums earned for the year ended December 31, 2002 were $222.2 million.

        Net Losses and Loss Expenses.    Net losses and loss expenses for the year ended December 31, 2002 were $91.4 million. This was comprised of the following:

Year Ended December 31, 2002
($ in thousands)
Losses paid	$8,560
Change in reported case reserves	21,852
Change in IBNR	61,005

Net losses and loss expenses	$91,417

        The net loss and loss expense ratio for the year ended December 31, 2002 was 41.1%. Included within catastrophe lines were claims stemming from the European floods, which affected parts of Europe, notably Germany, Austria and the Czech Republic in August 2002 and from Hurricane Lili which swept across Louisiana and Mississippi on October 2, 2002. Included in other lines of global reinsurance were reserves of $20.0 million relating to multiple crop covers primarily in the United States, following a severe year for claims relating to crop damage. Our global reinsurance segment has loss experience categorized as low frequency but high severity in nature and therefore our loss experience can be volatile. During the year ended December 31, 2002, our loss experience benefited from the lack of major catastrophes.

        Acquisition Costs.    Acquisition costs for the year ended December 31, 2002 were $47.0 million. The acquisition cost ratio for the year ended December 31, 2002 was 21.2%, which included 2.9% relating to allocated personnel expenses for underwriters.

  Period ended December 31, 2001

        During the period ended December 31, 2001, we wrote $2.3 million of gross premiums in our global reinsurance segment. Due to the short duration of the period, net premiums earned were $0.2 million, net losses and loss expenses were $0.1 million, and acquisition costs were $0.5 million.

  U.S. Insurance

        Our U.S. insurance segment is principally comprised of specialty lines business sourced in the United States and primarily includes the following risk classifications: commercial property, commercial liability and professional lines. There are no comparative results for the period ended March 31, 2002 for this segment as the Company began writing this business in 2003.

  Quarter ended March 31, 2003

        Premiums.    For the quarter ended March 31, 2003, gross premiums written were $91.9 million. Please see "Business—Business Segments—U.S. Insurance" for gross premiums written by line of business. Total gross premiums written for the quarter ended March 31, 2003 were relatively evenly split among the three main lines of business in this segment, with 34.7% being derived from commercial property insurance, 33.6% from professional lines insurance and 31.7% from commercial liability insurance.

        Reinsurance premiums ceded for the quarter ended March 31, 2003 were $45.8 million. Our U.S. insurance segment buys significant reinsurance coverage for each main product line. These reinsurance arrangements are designed to limit our losses from large catastrophic exposures and to permit recovery of a portion of direct losses.

        The following table shows the derivation of net premiums earned:

Quarter Ended March 31, 2003
($ in thousands)
Gross premiums earned	$28,710
Ceded premiums amortized	(12,664)

Net premiums earned	$16,046

        Gross premiums are earned over the period of the insured risk. Consequently, the level of earned premium should increase in 2003 as premiums written throughout 2003 are earned.

        Ceded premiums are amortized over the contract term. Consequently, the level of ceded premium amortized should increase in 2003 as ceded premiums throughout 2003 are amortized.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $9.6 million for the quarter ended March 31, 2003. This was comprised of the following:

Quarter Ended March 31, 2003
($ in thousands)
Losses paid	$8,535
Change in reported case reserves	(8,595)
Change in IBNR	11,738
Reinsurance recoveries	(2,061)

Net losses and loss expenses	$9,617

        The net loss and loss expense ratio for the quarter ended March 31, 2003 was 59.9%.

        Acquisition Costs.    Acquisition costs for the quarter ended March 31, 2003 were $4.1 million. The acquisition cost ratio for the quarter ended March 31, 2003 was 25.7%. Included within the ratio was 22.7% relating to allocated personnel expenses for underwriters for the quarter ended March 31, 2003. Excluding the allocated personnel expenses for underwriters we maintain a low acquisition cost ratio in this segment. This is a direct result of commissions we received on ceded premiums, which we offset against our original acquisition costs.

  U.S. Reinsurance

        Our U.S. reinsurance segment is principally comprised of short to medium tail treaty reinsurance business sourced in the United States and focuses almost exclusively on exposures in the United States. The underlying property and casualty insurance business classes covered by the treaties we write in our U.S. reinsurance segment include: professional lines and casualty clash. Our contracts can be written on either an excess of loss basis or a pro rata basis, also known as proportional.

        There are no comparative results for the period ended March 31, 2002, for this segment as the Company began writing this business in 2003.

  Quarter ended March 31, 2003

        Premiums.    In the quarter ended March 31, 2003, gross and net premiums written were $61.5 million. Please see "Business—Business Segments —U.S. Reinsurance" for gross premiums written by line of business.

        Of the total gross premiums written for the quarter ended March 31, 2003, 81.5% was derived from professional lines reinsurance. Professional lines reinsurance provides reinsurance coverage for directors and officers, employment practices liability, medical malpractice and miscellaneous errors and omissions exposures located primarily in the United States.

        Gross and net premiums earned were $10.8 million for the quarter ended March 31, 2003. Gross premiums are earned over the period of the insured risk. Consequently, the level of net earned premium should increase in 2003 as premiums written throughout 2003 are earned.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $6.4 million for the quarter ended March 31, 2003. This was comprised entirely of a provision for incurred but not reported loss reserves. The net loss and loss expense ratio for the quarter ended March 31, 2003 was 59.0%.

        Acquisition Costs. Acquisition costs for the quarter ended March 31, 2003 were $3.6 million. The acquisition cost ratio for the quarter ended March 31, 2003 was 33.4%. Included within the ratio was 6.5% relating to allocated personnel expenses for underwriters for the quarter ended March 31, 2003. The percentage of allocated personnel expenses for underwriters is expected to decrease as the level of net premiums earned increases.

Liquidity and Capital Resources

        We are a holding company, and as such, have no substantial operations of our own. Our assets consist primarily of our investments in subsidiaries. As at March 31, 2003, we had operating subsidiaries in Bermuda, Ireland and the United States and a representative office in the United Kingdom. Accordingly, our future cash flows depend upon the availability of dividends or other statutorily permissible payments from our subsidiaries. The ability to pay such dividends will be limited by the applicable laws and regulations of Bermuda, the United States and Ireland which subject our Insurance Subsidiaries to significant regulatory restrictions. These laws and regulations require, among other things, some of our insurance subsidiaries to maintain minimum solvency requirements and limit the amount of dividends that these subsidiaries can pay to us, which in turn may limit our ability to pay dividends.

        Additionally, we are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. In addition, pursuant to the terms of our Credit Agreement, we cannot pay cash dividends to our shareholders in excess of $150 million in the aggregate during the period that any commitments or obligations are outstanding thereunder, which period the Company currently expects to end on March 25, 2004.

        As of March 31, 2003, the maximum amount of distributions that our subsidiaries could pay to AXIS Holdings under applicable laws and regulations without prior regulatory approval was approximately $358.6 million. Consequently, no assurance can be given that we or our subsidiaries will be permitted to pay dividends in the future. For a discussion of the various restrictions on the ability of us and our subsidiaries to pay dividends, please see "Regulation."

        Cash Flows for the Quarters Ended March 31, 2003 and March 31, 2002.    In the quarter ended March 31, 2003, we generated a net operating cash inflow of $264.4 million, primarily relating to premiums received and investment income. During the same period, we paid losses of $37.9 million. We invested a net cash amount of $117.8 million during the quarter ended March 31, 2003, and as of March 31, 2003 had a cash balance of $882.5 million. In the quarter ended March 31, 2002, we generated a net operating cash inflow of $75.1 million, primarily relating to premiums received and investment income. During the same period, we invested a net cash amount of $408.1 million, and as of March 31, 2002 had a cash balance of $429.0 million.

        For the quarter ended March 31, 2003, our cash flows from operations have provided us with sufficient liquidity to meet our operating requirements. We expect existing cash resources and cash generated from operations to be sufficient to meet our operating requirements over the ensuing twelve month period.

        Cash Flows for the Year Ended December 31, 2002.    In the year ended December 31, 2002, we generated a net operating cash inflow of $660.6 million, primarily relating to premiums received and investment income. During the year, we paid losses of $17.0 million. We invested a net cash amount of $702.9 million during the year, and as of December 31, 2002 had a cash balance of $729.3 million.

        Cash Flows for the Period Ended December 31, 2001.    For the period ended December 31, 2001, we received $1.7 billion in cash from the private placement of shares in AXIS Specialty (which were subsequently exchanged for our common shares in the Exchange Offer), which were partially offset by equity raising costs paid of $40.4 million. During this period, we used $4.1 million of cash in operating activities and invested a net cash amount of $882.9 million. At December 31, 2001, we had a cash balance of $761.7 million.

        On an ongoing basis, our sources of funds primarily consist of premiums written, investment income and proceeds from sales and redemptions of investments. Cash is used primarily to pay reinsurance, losses and loss expenses, brokerage commissions, excise taxes and general and administrative expenses and to purchase new investments.

        Our cash flows from operations generally represent the difference between premiums collected and investment earnings realized, reinsurance purchased and the losses and loss expenses paid, underwriting and other expenses paid and investment losses realized. Cash flows from operations may differ substantially, however, from net income. To date, we have invested all cash flows not required for operating purposes. The potential for a large claim under one of our insurance or reinsurance contracts means that substantial and unpredictable payments may need to be made within relatively short periods of time.

        At March 31, 2003, total investments available for sale, accrued income and cash net of unsettled investment trades were $2.6 billion, compared to $2.4 billion at December 31, 2002. Our investment portfolio consisted entirely of fixed income securities at March 31, 2003 and was managed by several external investment management firms. At March 31, 2003, all of these fixed income securities were investment grade, with 83.1% rated Aa3 or AA- or better by an internationally recognized rating agency. At March 31, 2003, the weighted-average rating of our fixed income portfolio was AAA, based on ratings assigned by Standard & Poor's. The net payable for investments purchased at March 31, 2003 was $319.8 million, compared to $86.4 million at December 31, 2002. Net payables are a result of timing differences, as investments are accounted for on a traded date basis.

        As at March 31, 2003, we had $572.2 million of insurance and reinsurance premium balances receivable, compared to $375.5 million at December 31, 2002. As at March 31, 2003, we had prepaid reinsurance of $103.5 million and $19.1 million of reinsurance recoverables under these contracts. These balances have increased since December 31, 2002 by $53.8 million and $17.4 million respectively, primarily as a result of the commencement of our U.S. insurance and reinsurance operations.

        We have a $550 million Credit Agreement, dated as of March 27, 2003, with a syndicate of banks led by JPMorgan Chase Bank, as Administrative Agent and Lender. Under the terms of this Credit Agreement, up to $550 million may be used by AXIS Holdings, AXIS Specialty, AXIS Reinsurance, AXIS Insurance and AXIS Surplus to issue letters of credit and up to $100 million may be used by AXIS Holdings and AXIS Specialty for general corporate purposes, with total borrowings not to exceed $550 million. As of March 31, 2003, AXIS Specialty had letters of credit of $18.6 million outstanding. We had no debt outstanding as of March 31, 2003 or December 31, 2002. Associated with the bank commitments are various loan covenants with which AXIS Holdings must comply, including, among other things, certain limitations on the incurrence of future indebtedness and the requirements that AXIS Holdings maintain a minimum level of consolidated shareholders equity of approximately $1.4 billion and a debt to total capitalization ratio not greater than 0.35:1.00.

        AXIS Specialty is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require AXIS Specialty to post a letter of credit or other collateral. We expect that the $550 million available for letters of credit under our Credit Agreement will be used for this purpose. However, if this facility is not sufficient or if we are unable to renew this facility or are unable to arrange for other types of security on commercially reasonable terms, AXIS Specialty could be limited in its ability to write business for certain of our clients.

        We expect that the proceeds of this offering, together with the capital base we established in our original private placement, will permit us to continue to implement our business strategy. On an ongoing basis, we expect our internally generated funds, together with the revolving credit facility and the capital base established by this offering and the private placement funding completed in November 2001, to be sufficient to operate our business. However, there can be no assurance that we will not be required to incur other indebtedness to implement our business strategy or pay claims.

        We did not make any significant capital expenditures during the quarter ended March 31, 2003 or the year ended December 31, 2002. We currently expect capital expenditures for 2003 to be less than $10 million.

Quantitative and Qualitative Disclosure about Market Risk

        We are exposed to potential loss from various market risks, including changes in interest rates and foreign currency exchange rates.

        Our investment portfolio consists of fixed income securities denominated in both U.S. and foreign currencies. Accordingly, earnings will be affected by many factors, including changes in interest rates and foreign currency exchange rates. External investment professionals manage our portfolio under the direction of our management in accordance with detailed investment guidelines provided by us. Our guidelines do not currently permit the use of derivatives other than foreign currency forward contracts. During the first half of 2002, however, we did utilize derivatives, as was permitted under guidelines in effect at the time. We do not currently utilize derivatives other than foreign currency forward contracts. In the future we may change our guidelines to permit the use of derivatives.

        Interest Rate Risk.    Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of our fixed income portfolio falls, and the converse is also true. We expect to manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of our insurance and reinsurance liabilities.

        As of March 31, 2003, we held $824.5 million at fair market value, or 35.2% of our total invested assets, in mortgage-related securities, compared to $734.6 million or 32.9% as of December 31, 2002. When interest rates decline, these assets are exposed to prepayment risk, which occurs when holders of underlying mortgages increase the frequency with which they prepay the outstanding principal before the maturity date and refinance at a lower interest rate cost.

        We consider the effect of interest rate movements on the market value of our assets under management by third party investment managers and the corresponding change in unrealized appreciation. We have calculated the effect that an immediate parallel shift in the U.S. interest rate yield curve would have on our assets under management by third party investment managers as of March 31, 2003. The modeling of this effect was performed on each security individually using the security's effective duration and changes in prepayment expectations for mortgage-backed and asset-backed securities. The results of this analysis are summarized in the table below.

	Interest Rate Shift in Basis Points ($ in thousands)
	-100	-50	0	+50	+100
Total Market Value	$2,390,293	$2,364,112	$2,337,707	$2,310,914	$2,283,916
Market Value Change from Base	2.2%	1.1%	0.0%	(1.1)%	(2.3)%
Change in Unrealized Appreciation	$52,586	$26,405	$0	$(26,793)	$(53,791)

        Foreign Currency Risk.    We will attempt to manage our foreign currency risk by seeking to match our liabilities under insurance and reinsurance policies that are payable in foreign currencies with investments that are denominated in such currencies. Furthermore, we may use foreign currency forward contracts in an effort to hedge against movements in the value of foreign currencies relative to the U.S. dollar and to gain exposure to interest rate differentials between differing market rates. A foreign currency forward contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign currency forward contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies but rather allow us to establish a rate of exchange for a future point in time. We do not expect to enter into such contracts with respect to a material amount of our assets. Foreign currency forward contracts purchased are not specifically identifiable against cash, any single security or any groups of securities and, therefore, do not qualify and are not designated as a hedge for financial reporting purposes. All realized gains and losses and unrealized gains and losses on foreign currency forward contracts are recognized in the statements of operations and comprehensive income. At March 31, 2003, the net contractual amount of foreign currency forward contracts was $3.0 million, with a negligible fair market value, compared to a net contractual amount of $0.41 million at December 31, 2002. We did not enter into any foreign currency forward contracts in 2001.

        At March 31, 2003, we had receivable balances of $572.2 million, compared to $375.5 million at December 31, 2002. Of the balance at March 31, 2003, 80% was denominated in U.S. dollars. Of the remaining balance, 7% was denominated in Sterling and 8% in Euro. A 5% increase or decrease in the value of the Euro and Sterling currencies against the U.S. dollar would produce a gain or loss of approximately $4.3 million at March 31, 2003, compared to $2.8 million at December 31, 2002.

        Credit Risk.    We have exposure to credit risk primarily as a holder of fixed income securities. Our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. We attempt to limit our credit exposure by purchasing fixed income investments rated BBB-/Baa3 or higher. In addition, we have limited our exposure to any single corporate issuer to 5% or less of our portfolio for securities rated A-/A3 or above and 2% or less of our portfolio for securities rated between BBB-/Baa3 and BBB+/Baa1. In addition, we have credit risk under a contract where we receive a fixed annual premium for a five year period in return for assuming the risk of default on a pre-determined portfolio of sovereign obligations. Our liability thereunder to the insured could be up to $315 million.

        Value-at-Risk.    Our management uses Value-at-Risk ("VaR") as one of its tools to measure potential losses in fair market values of our investment portfolio. The VaR calculation is calculated by a third party provider and reviewed by management. VaR uses a Monte Carlo simulation to project many different prices of fixed income securities, derivatives and currencies taking into account, among other things, the volatility and the correlation between security price changes over certain forecast horizons. The VaR of our investment portfolio at March 31, 2003 was approximately $72.7 million, compared to $70.9 million, at December 31, 2002, which represents the potential loss in fair market value of our investment portfolio over a one year time horizon within a 95% confidence level. The VaR computation is a risk analysis tool and does not purport to represent actual losses in fair market value. We cannot predict actual future movements in market rates and do not present these results to be indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on our future results or financial position.

Currency

        Our functional currency is the U.S. dollar. However, because we write a portion of our business and receive premiums in currencies other than U.S. dollars and may maintain a small portion of our investment portfolio in investments denominated in currencies other than U.S. dollars, we may experience foreign exchange losses to the extent our foreign currency exposure is not properly managed or otherwise hedged, which in turn would adversely affect our statement of operations and financial condition. During the year ended December 31, 2002, we wrote 12.7% of our gross premiums in currencies other than the U.S. dollar, primarily Sterling and Euros. Our investment portfolio is primarily U.S. dollar denominated. At March 31, 2003, we had less than 1.0% of our invested assets denominated in a currency other than U.S. dollars, compared to 4.0% at December 31, 2002.

Effects of Inflation

        We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The anticipated effects on us are considered in our catastrophe loss models. The effects of inflation are also considered in pricing and in estimating reserves for unpaid claims and claim expenses. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled.

INDUSTRY BACKGROUND

        The property and casualty insurance and reinsurance industry has historically been a cyclical business. During periods of excess underwriting capacity, as defined by availability of capital, competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of reduced underwriting capacity, pricing and policy terms and conditions are generally more favorable. In the past, underwriting capacity has been impacted by several factors, including industry losses, catastrophes, changes in legal and regulatory guidelines, investment results and the ratings and financial strength of competitors.

        We believe the insurance and reinsurance industry is currently recovering from a prolonged period of excess underwriting capacity. A decline in underwriting margins in the late 1980s and incidences of large natural catastrophes led to a recovery in industry profitability in the mid-to-late 1990s. As a result of favorable loss levels and strong investment returns beginning in 1995, the insurance and reinsurance industry entered a cycle of increased competition and industry capacity, driving property and casualty premium rates down. However, significant catastrophic losses in 1999 and the subsequent contraction of capacity in the market fueled improvements in rates, terms and conditions beginning in 2000. Since 2000, we believe several other developments described below have led to an improvement in rates and terms and conditions.

The Bermuda Insurance Industry

        Bermuda has become one of the world's leading insurance and reinsurance markets. Bermuda's position in these markets solidified after the tragic events of September 11, 2001, as approximately $15 billion of new capital was invested in the insurance and reinsurance sector in Bermuda, through December 31, 2002, representing approximately 40% of the new capital raised globally. A significant portion of this capital was used to fund Bermuda-based start up insurance and reinsurance companies, including our Company.

        There are a number of factors which make Bermuda an attractive location from which to conduct insurance and reinsurance business, including:

  •
  A favorable regulatory and tax environment;

  •
  Recognition as a highly reputable business center;

  •
  Excellent professional and other business services;

  •
  A well developed captive insurance industry;

  •
  Political and economic stability; and

  •
  Ready access to the global insurance and reinsurance markets.

Recent Industry Developments

        The insurance and reinsurance industry has recently experienced severe dislocation as a result of an unprecedented impairment of capital, which has caused a substantial contraction in global underwriting capacity. At the same time that capacity has declined, we believe the demand for commercial insurance and reinsurance has increased as insureds have become increasingly aware of their risk exposures.

        We believe that from the beginning of 2001 through the end of 2002, capital available to write property and casualty insurance and reinsurance has been impaired by an estimated $241 to $261 billion in potential and realized underwriting and investment losses. This amount is equal to 34%

to 37% of the approximately $700 billion in available capital at the end of 2000. The following table illustrates the estimated components of the impairment of capital that the industry has experienced:

Estimated Components of Capital Impairment	Amount
($ in billions)
World Trade Center losses	$30-40
Estimated reserve deficiencies	78
Investment losses—Non-U.S.	100-110
Net realized investment losses—U.S.	33

Total potential losses	$241-261

  Sources: Sigma, A.M. Best and Insurance Services Office.

        Additionally, many established insurers have exited key markets, including reinsurance subsidiaries of primary carriers. These industry developments have provided new companies such as ours with an opportunity to provide much needed underwriting capacity at attractive rates in conjunction with improved terms and conditions. Importantly, this capacity is backed by a capital base free of legacy liabilities prevalent in much of the industry. Some of the principal factors that we believe are driving the reduced capacity include:

          Record losses.    The tragic events of September 11, 2001 represented the largest insured loss in history, with industry loss estimates of $30 billion to $40 billion, according to A.M. Best. In addition, the effect of these losses have been compounded by other catastrophe losses such as the 2002 European floods.

          Significant reserve shortfalls.    Reserve shortfalls from asbestos and environment-related ("A&E") claims as well as poor underwriting in the late 1990s continue to plague the property and casualty insurance industry. According to A.M. Best, the industry was under-reserved for A&E claims by approximately $53 billion as of year-end 2001, and A.M. Best expects the industry to ultimately incur more than $121 billion in net A&E losses. Several major insurers have recently taken significant asbestos-related charges, including Travelers Property Casualty Corp., ACE Limited, Fireman's Fund Insurance Company and The St. Paul Companies, totaling an estimated $7.6 billion in 2002 according to A.M. Best. A.M. Best further estimates $8 billion of additional A&E and other charges in 2003. Additionally, deficiencies are expected to be greater and more widespread in the commercial market, where A.M. Best estimates core loss reserve shortfalls to be approximately $25 billion excluding A&E at year-end 2002. We believe these reserving issues have led to significant capital impairment and withdrawal of capacity among the incumbents in the property and casualty industry.

          Adverse investment returns.    A decline in global equity markets and significant credit losses, including losses caused by high profile bankruptcies such as Enron Corp., WorldCom, Inc., Adelphia Communications Corp., U.S. Airways Group, Inc. and UAL Corporation, have created an adverse investment environment for insurers and reinsurers. Sigma estimates a decline of $100-$110 billion in non-U.S. capital since the end of 2000 due to the adverse investment environment, while Insurance Services Office estimates U.S. realized and unrealized investment losses from the end of 2000 to the end of 2002 to be $33 billion. In addition, the current low interest rate environment has also reduced the investment returns of insurers and reinsurers, underscoring the importance of generating underwriting profits rather than relying on investment results in order to generate profitability.

          Exit of key players.    In 2002, several market participants, including Gerling Group, SCOR S.A., AXA Group and Overseas Partners Ltd., either exited particular business lines or significantly reduced their activity, further depleting the industry's available underwriting capacity.

          Ratings decline.    In 2002, many property and casualty insurers and reinsurers were downgraded, including 47 out of the largest 150 rated reinsurers. Additionally, Lloyd's of London, traditionally a large provider of capacity for specialty lines, was downgraded by Standard & Poor's on September 20, 2001 after sustaining large losses in the tragic events of September 11, 2001.

          Increased financial scrutiny.    In 2002, high-profile corporate scandals led to a significant overhaul in corporate governance and scrutiny of financial results of public companies. We believe this increased scrutiny has led insurers to adopt a more conservative approach to reserving and has reduced the capacity that they are willing or able to offer.

        In our first year of operation, we believe we have successfully capitalized on opportunities created by the market dislocation. We believe our capital base, underwriting talent, globally diversified product offering and technology platform differentiate us from many incumbent insurers and reinsurers and allow us to operate cost effectively and to react quickly to changing market dynamics.

BUSINESS

Overview

        We provide specialty lines insurance and treaty reinsurance on a global basis, with headquarters in Bermuda. Through our operating subsidiaries based in Bermuda, Ireland and the United States, we focus on writing coverage for specialized classes of risk through our team of highly skilled and experienced underwriters. Since our founding in November 2001, we have successfully assembled a strong management team of proven leaders with significant industry experience, established a global underwriting infrastructure and built a broad product portfolio. In 2002, our first full year of operation, we wrote $1.1 billion of gross premiums, generated $265.1 million of net income, produced a combined ratio of 70.7% and earned a return on average equity of 14.7%. As of December 31, 2002, we had $1.96 billion of shareholders' equity. In the first quarter of 2003, we wrote $608.6 million of gross premiums, generated $107.1 million of net income and produced a combined ratio of 73.1%. We believe that we have already established a recognized franchise in the insurance and reinsurance industries and are well-positioned to provide our products to our customers.

        We seek to use our management's extensive expertise, experience and long-standing market relationships to identify and underwrite attractively priced risks while delivering innovative insurance and reinsurance solutions to our customers. Our underwriters are focused on constructing a portfolio of risks that fully utilizes our capital while optimizing the risk-reward characteristics of the portfolio. For our global insurance and U.S. insurance segments, we have designed our corporate and underwriting structure to create an operating platform that utilizes new procedures and technologies, which we believe provides us with a competitive advantage. We intend to continue to exercise highly disciplined underwriting practices and manage a diverse book of business while seeking to maximize our profitability and generate superior returns on equity.

        In 2002, our business was comprised of two underwriting segments: specialty lines and treaty reinsurance. With effect from January 1, 2003, we added two new segments following our acquisitions of AXIS Reinsurance and AXIS Surplus. Our business is now comprised of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance. During the year ended December 31, 2002, we wrote gross premiums for our global insurance and global reinsurance segments of $793.8 million and $314.2 million, respectively. In the first quarter of 2003, we wrote gross premiums of $243.6 million in our global insurance segment, $211.5 million in our global reinsurance segment, $91.9 million in our U.S. insurance segment and $61.5 million in our U.S. reinsurance segment.

        Our global insurance segment primarily includes the following specialty lines risk classifications sourced outside the United States:

  •
  Specialty Risks (including Terrorism, Marine and Aviation War Risk and Political Risk);

  •
  Onshore and Offshore Energy;

  •
  Aviation and Aerospace;

  •
  Commercial Property; and

  •
  Marine.

        Our global reinsurance segment primarily includes treaty reinsurance business sourced outside the United States covering the following underlying risks:

  •
  Property;

  •
  Workers' Compensation, Personal Accident and Life; and

  •
  Marine and Aviation.

        Our U.S. insurance segment primarily includes the following specialty lines risk classifications sourced in the United States and principally covering exposures in the United States:

  •
  Commercial Property;

  •
  Professional Lines; and

  •
  Commercial Liability.

        Our U.S. reinsurance segment principally provides casualty treaty reinsurance products sourced in the United States and principally covering exposures in the United States for the following underlying risks:

  •
  Professional Lines; and

  •
  Casualty Clash.

        We market and distribute our products primarily through the world's largest insurance and reinsurance brokers, such as Marsh (including its subsidiary, Guy Carpenter), Aon, Willis and Benfield, among others.

Competitive Strengths

        We believe our competitive strengths have enabled, and will continue to enable us to capitalize on the significant dislocation in the insurance and reinsurance marketplace. These strengths include:

  •
  Experienced Management and Underwriting Team with Proven Track Record;

  •
  Long-Standing Market Relationships;

  •
  Demonstrated Ability to Attract High Quality Talent;

  •
  Disciplined Approach to Underwriting and Risk Management;

  •
  Low-Cost International Infrastructure and Versatile Underwriting Platform; and

  •
  Superior Financial Strength.

        Experienced Management and Underwriting Team with Proven Track Record.    Our management team is led by our President and CEO, John R. Charman, who has over 30 years of industry experience. Mr. Charman has served as CEO of Charman Underwriting Agencies and Tarquin plc, President of ACE International and Deputy Chairman of Lloyd's. Our Chairman, Michael A. Butt, has over 40 years of industry experience, having served as CEO of Mid Ocean Ltd., Chairman and CEO of Eagle Star Holdings and Eagle Star Insurance Company, Chairman of Sedgwick Limited and as a Director of XL Capital Ltd. We have also assembled a team of senior underwriters with an average industry experience of 20 years at successful insurers and reinsurers in a variety of markets. The extensive depth and knowledge of our management and underwriting teams provide us with the ability to successfully select and price complex risks.

        Long-Standing Market Relationships.    Our underwriters have well-established personal relationships with our insureds, cedents and brokers. We were founded by Marsh, the largest insurance broker worldwide, and believe that we have broad support among all major insurance and reinsurance brokers. Almost all of our business is sourced from our underwriters' existing relationships with brokers and insureds. In addition, several of our senior underwriters have worked together previously, which we believe facilitates internal communication resulting in broad internal knowledge of a client's needs, strengthens our peer review processes and, therefore, facilitates the fulfillment of these needs with a service orientation. We use our market relationships to identify business opportunities and establish ourselves as leaders in lines of business that have been severely affected by the dislocation in insurance markets.

        Demonstrated Ability to Attract High Quality Talent.    From inception, we have successfully targeted and hired high quality management and underwriting talent. In addition, we have capitalized on the significant dislocation in the insurance industry by selectively recruiting entire underwriting teams, which has enabled us to expand our product lines. For example, our acquisition of AXIS Surplus included a team of experienced underwriters, providing us with a high quality, U.S.-based specialty lines platform. In addition, in connection with our acquisition of the renewal rights from Kemper for its Financial Insurance Solutions professional liability and related lines business, we hired a team of senior underwriters from Kemper to facilitate this expansion of our capabilities.

        Disciplined Approach to Underwriting and Risk Management.    We believe in generating underwriting profitability through a disciplined, conservative approach utilizing peer review processes involving seasoned underwriters for each of our segments. We believe these peer review processes, combined with our strict management of global aggregate exposures across products and sophisticated modeling capabilities, allow us to realize attractive prices, favorable terms and risk diversification. We manage our exposures on a product and geographic basis through comprehensive, daily review by senior management. For our property and casualty business, we use commercially available software, such as "RMS" and "CatTrader," to model, price and monitor exposures on complex risks.

        Low-Cost International Infrastructure and Versatile Underwriting Platform.    Since our founding in November 2001, we have established 10 offices, including underwriting entities and built a staff of 227 employees. With teams of underwriters based in Bermuda, the United States and Ireland, we have the ability to identify, source and underwrite a diverse portfolio of risks quickly and efficiently. We believe we have created an efficient, scaleable, low-cost infrastructure that complements the global, specialized nature of our business. For our global insurance segment, we have built a unique Internet policy submission system called "Submit.Axis" that allows brokers to submit detailed underwriting requests. Upon submission, we identify the appropriate licensed entity to underwrite the risk while feeding all submission data to our senior underwriting team. We believe our international presence, centralized coordination and proprietary technologies provide us with the flexibility to adapt to market conditions in real time and practice a highly opportunistic underwriting approach. In addition, we believe our innovative technological platform and streamlined underwriting processes help lower our costs.

        Superior Financial Strength.    As of March 31, 2003, we had $2.08 billion of shareholders' equity without any outstanding debt. Our operating companies (with the exception of AXIS Surplus, which is not yet rated by Standard & Poor's) are rated "A" (Strong) by Standard & Poor's, which is the sixth highest of 21 ratings, and "A" (Excellent) by A.M. Best, which is the third highest of 15 ratings. These ratings are intended to assist policyholders and reflect Standard & Poor's and A.M. Best's opinions of our financial strength and our ability to pay policyholder claims and are not applicable to the securities offered in this prospectus. Our financial strength allows us to offer large per risk limits. We believe we are one of the few companies in the current marketplace that can offer specialty lines in excess of $100 million in coverage on a per risk basis, which we believe provides us with consistent pricing power and superior risk selection capability. Our capital is unencumbered by historical losses relating to the tragic events of September 11, 2001, asbestos, environmental or other legacy exposures that have led to capital charges for others in our industry. We believe our financial strength has quickly allowed us to be recognized as one of a select group of highly rated specialty insurers and bolstered our credibility among brokers and insureds. Our conservative approach to managing our balance sheet reflects our commitment to maintaining our financial strength.

Strategy

        Our corporate objective is to generate superior returns on equity while establishing ourselves as a global leader in providing specialty lines insurance and treaty reinsurance products to our customers. We intend to achieve this objective by executing the following strategies:

  •
  Establish Global Leadership in Key Business Lines by Leveraging Management's Significant Experience and Relationships;

  •
  Opportunistically Manage a Diverse Portfolio of Specialty Risks;

  •
  Continue Commitment to Highly Disciplined Underwriting Practices;

  •
  Maintain a Conservative Balance Sheet and Superior Financial Ratings;

  •
  Realize Increased Profitability by Maintaining Our Efficient, Low-Cost Infrastructure; and

  •
  Manage Capital Prudently.

        Establish Global Leadership in Key Business Lines by Leveraging Management's Significant Experience and Relationships.    Our senior management team has extensive customer relationships with leading insurers, cedents and brokers around the world, including Marsh and its subsidiary Guy Carpenter, Aon, Willis and Benfield. As a result, we have been able to take advantage of the current dislocation in the insurance market to rapidly establish our market presence. In our first full year, we wrote gross premiums of $1.1 billion with approximately 2,000 clients. We intend to continue to rely on the strength and depth of these relationships to generate new business in the future. We will continue to capitalize on our management's industry experience and relationships as we establish ourselves as a leading writer of specialty lines and treaty reinsurance.

        Opportunistically Manage a Diverse Portfolio of Specialty Risks.    We will continue to be opportunistic and selective participants in business lines that have been or may be most affected by the significant contraction in global underwriting capacity. In 2002, we constructed a diverse portfolio of business lines consistent with our long-term targets. We intend to use our underwriting expertise to emphasize particular business lines in response to changing market conditions. For example, we wrote $155.2 million of terrorism-related business in 2002 at highly attractive terms and average attachment points above $65.0 million. Also, in the first half of 2003 we acquired the renewal rights to a book of business written by the Financial Insurance Solutions unit of Kemper. We believe this acquisition comes at a time when there is a capacity shortage in this line, the pricing for this business is increasing and terms and conditions for underwriters in this line are improving. With our depth of experience, underwriting knowledge and centralized exposure management, we are able to quickly and efficiently underwrite diverse classes of risk around the world and will continue to underwrite classes of risk consistent with our underwriting expertise while monitoring evolving market conditions.

        Continue Commitment to Highly Disciplined Underwriting Practices.    We intend to continue to utilize our disciplined underwriting approach to minimize risk and reduce the volatility of our operating results. We believe that the use of peer review processes throughout our organization, combined with our strict management of global aggregate exposures across products and sophisticated modeling capabilities, allow us to realize attractive prices, favorable terms and risk diversification. We also strive to control our risk by insuring higher layers of loss.

        Maintain a Conservative Balance Sheet and Superior Financial Ratings.    We are committed to maintaining our excellent capitalization, financial strength and ratings over the long-term. Our assets are conservatively invested in high-grade fixed income securities. Our investment strategy is to preserve capital and proactively avoid problem credits by applying stringent watch-list criteria and following formalized investment guidelines. We will continue to maintain a high quality, short duration asset portfolio consistent with our ratings. We believe we are prudent buyers of reinsurance and will utilize the retrocessional market when capacity is available at attractive terms. In addition, we will seek to maintain our current ratings, as we believe they are important for attracting business.

        Realize Increased Profitability by Maintaining Our Efficient, Low-Cost Infrastructure.    We will maintain and capitalize on our low-cost infrastructure to realize increased profitability as our business matures. This low-cost infrastructure, largely characterized by outsourcing of non-core functions, allows us the flexibility to adjust our administrative infrastructure and costs to changing market conditions and to selectively participate in new business opportunities, or retrench from existing business lines, without incurring significant additional costs. Having obtained requisite licenses, technology and underwriting expertise within our first year of operation, we believe we are well-positioned to grow our business without incurring significant additional capital expenditures.

        Manage Capital Prudently.    We intend to manage our capital prudently relative to our risk exposure to maximize profitability and long-term growth in shareholder value. Our capital management strategy is to deploy capital efficiently to underwriting opportunities and to establish adequate loss reserves to protect against future adverse developments. We will target an optimal level of overall leverage to support our underwriting, and if appropriate, we may return excess capital to shareholders in the form of share repurchases or dividends.

Business Segments

        Our business is comprised of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance. Our business segments and the related gross premiums written, set forth by business segment are as follows:

Gross Premiums Written by Business Segment

	For the Quarter Ended March 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Global Insurance	$243,647	40.0%	$793,759	71.6%
Global Reinsurance	211,499	34.8	314,244	28.4
U.S. Insurance	91,912	15.1	—	—
U.S. Reinsurance	61,529	10.1	—	—

Total	$608,587	100.0%	$1,108,003	100.0%

  Global Insurance

        Our global insurance segment is principally comprised of specialty lines business sourced outside the United States. In this segment, we offer tailored solutions in order to respond to distinctive risk characteristics. Competition in the lines of business written in this segment tends to focus less on price and more on availability, service and other value-based considerations. To reach our financial and operational goals, we must have extensive knowledge and expertise in our chosen markets and must consider risks on an individual basis. We have chosen to write business in only those lines where we believe we have specialized underwriting expertise.

        The principal specialty lines in our global insurance segment are: specialty risks, onshore and offshore energy, aviation and aerospace, commercial property and marine. Since most of these lines are for property and not casualty coverage, the segment is principally short to medium tail business. This means that claims are generally made and settled earlier than in long tail business, which facilitates our reserving process for this segment. Generally, the insurance we write is not first layer, which means that there is at least one layer of insurance coverage beneath ours provided by another insurer or insurers.

        Gross premiums written, set forth by line, are as follows for our global insurance segment:

Global Insurance—Gross Premiums Written by Line

	For the Quarter Ended March 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Specialty Risks (including terrorism, marine and aviation war risk and political risk)	$86,003	35.3%	$355,141	44.7%
Onshore and Offshore Energy	63,324	26.0	168,432	21.2
Aviation and Aerospace	23,724	9.7	114,708	14.5
Commercial Property	25,141	10.3	104,927	13.2
Marine	45,455	18.7	50,551	6.4

Total	$243,647	100.0%	$793,759	100.0%

        Specialty Risks.    Specialty risks includes terrorism, marine and aviation war risk and political risk. Terrorism coverage insures against physical damage and associated business interruption of an insured following an act of terrorism. We believe that we were one of only a few providers of terrorism insurance in 2002. As such, we focused on this line, which we believe had favorable pricing and terms. Marine and aviation war insurance provides specific war coverage for the risks otherwise covered in our aviation and marine books of business. We believe our ability to offer coverage for war, terrorism, hull and liability risks in the aviation market distinguishes us from most of our competitors. Our political risks book generally provides protection against sovereign default or other sovereign actions resulting in impairment of cross-border investments, most often investments in infrastructure development, for banks and major corporations in industries such as energy and mining.

        Onshore and Offshore Energy.    The energy book concentrates on providing physical damage, business interruption and liability coverage for the onshore and offshore oil and gas industry. There was considerable rate improvement in 2002 over 2001, and we therefore were aggressive in seeking energy business in 2002.

        Aviation and Aerospace.    The aviation and aerospace book provides insurance to both the aviation and aerospace markets. Core aviation risks covered include hull and liability risks for passenger and cargo airlines and privately owned aircraft. In 2002, we sought to take advantage of favorable rates and terms within the aviation line. The aerospace book provides property damage coverage on satellites for pre-launch, launch and in-orbit phases. In addition, the aerospace book provides coverage for damage to the launch sites and launch and in-orbit liability. In 2002, the level of premiums written relating to the aerospace book of business was low because there was limited launch activity during the year.

        Commercial Property.    The commercial property book primarily provides coverage for physical damage and business interruption with respect to industrial properties. Coverage provided includes catastrophic and non-catastrophic events. In 2002, most of our premiums came from the United States, which experienced improved market conditions following the tragic events of September 11, 2001.

        Marine.    The marine book provides coverage for hull, liability, cargo and specie and recreational marine risks. These risks include property damage to ships, pollution damage caused by vessels on a sudden and accidental basis and protection for general cargo and the contents of armored cars, vaults, exhibitions and museums. In 2002, we limited our exposure to the marine business, as we did not believe the rates were favorable.

        Customers in our global insurance segment include, among others, major companies in the airline, banking, multimedia, natural resources and oil and gas industries. No client in our global insurance segment accounted for more than 2.0% of our gross written premiums in 2002.

  Global Reinsurance

        Our global reinsurance segment is principally comprised of treaty reinsurance business sourced outside the United States. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsuring of a type or category of risk underwritten by our clients. When we write treaty reinsurance contracts, we do not separately evaluate each of the risks assumed under the contracts and are largely dependent on the underwriting decisions made by the cedent. Accordingly, we carefully review and analyze the cedent's risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty. In 2002, we wrote a small number of contracts on a facultative, or per-risk, basis. Though we focus on writing treaty reinsurance within our global reinsurance segment, we may continue to provide facultative reinsurance in the future on a case-by-case basis. This business is short tail in nature, which typically allows us to determine the ultimate loss experience within a relatively short time period after a contract has expired.

        Our contracts can be written on either a pro rata basis, also known as proportional, or on an excess of loss basis. In pro rata contracts, the reinsurer reimburses the ceding company for the cost of producing the business in the form of a ceding commission. The ceding commission may include an additional commission above the actual costs of the ceding company, and these contracts often have profit- oriented additional commissions as well.

        This business generally operates as a subscription market, with the reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. We offer a price at which we are willing to participate, and only participate if we believe available pricing is favorable. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. See "—Underwriting and Risk Management."

        Gross premiums written, set forth by line, are as follows for our global reinsurance business segment:

Global Reinsurance—Gross Premiums Written by Line

	For the Quarter Ended March 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Catastrophe	$186,017	88.0%	$230,741	73.4%
Property pro rata	14,582	6.9	53,916	17.2
Property per risk	10,181	4.8	16,721	5.3
Other	719	0.3	12,866	4.1

Total	$211,499	100.0%	$314,244	100.0%

        Catastrophe Reinsurance.    Most of our catastrophe reinsurance is for property risks. Our property catastrophe reinsurance business reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. The principal perils in our portfolio include hurricane and windstorm, earthquake, flood, tornado, hail and fire. In some instances (including personal lines) terrorism may be a covered peril or the only peril. Coverage for other perils may be negotiated on a case-by-case basis. This business is comprised of reinsurance contracts that incur losses only when events occur that impact more than one risk or insured.

Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure.

        We also reinsure workers compensation, personal accident and life insurance risks. This business is almost exclusively focused on exposures in the United States and is virtually all written on an excess of loss basis. We focus on business that is exposed to severity losses and not expected to produce high levels of claims frequency. This business is written only at levels that would require multiple deaths or injuries to result in a loss. The treaties include limitations on the maximum amount of coverage for any one person and our attachment points are multiples of these stipulated maximum coverage limits. There is a potential for events that trigger property catastrophe claims, such as catastrophic earthquakes, to also result in injuries and deaths. We closely monitor the potential for accumulation within our businesses.

        Property Pro Rata Treaty Reinsurance.    Property pro rata treaty reinsurance is treaty reinsurance that covers a cedent's aggregate losses from an event rather than losses from particular risks. This business is written on a proportional basis. Most of our pro rata treaty reinsurance contracts have occurrence limits. Property pro rata treaty reinsurance may contain significant risk of accumulation of exposures, both to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as hurricane and windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. See "—Underwriting and Risk Management." Other perils, such as fire and terrorism events, are considered based on historic loss and loss expense ratios experienced by cedents and monitored for cumulative aggregate exposure.

        Property Per Risk Treaty Reinsurance.    Our property per risk treaty reinsurance business reinsures a portfolio of particular property risks of ceding companies on a treaty basis. For example, we could provide reinsurance to cover a cedent's losses for damage to commercial property under individual policies. This business is comprised of a highly diversified portfolio of reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients and including both personal lines and commercial property risks (principally covering buildings, structures, equipment and contents). Loss exposure in this business includes the perils of fire, explosion, collapse, riot, vandalism, hurricane and windstorm, tornado, flood and earthquake. This business is written on an excess of loss basis. Our property per risk treaty reinsurance agreements generally have occurrence limits.

        Other.    This book of business is treaty reinsurance primarily written on an excess of loss basis and currently covers claims arising from marine, aviation and crop risks.

        In 2002, our treaty reinsurance customers were largely small to mid-sized North American insurers. No client in our treaty reinsurance lines accounted for more than 4.0% of our gross written premiums in 2002.

        The following is a breakdown of treaty reinsurance premiums in our global reinsurance segment by geography:

Global Reinsurance—Premiums Written by Geographic Area

	In Force as of March 31, 2003	In Force as of December 31, 2002
U.S.	46.3%	50.1%
Europe	18.3	9.6
North America (excluding U.S.)	16.3	15.9
Worldwide (1)	13.3	13.4
Japan	3.4	4.3
Australia/New Zealand	1.5	1.7
Asia	0.3	0.3
Middle East	0.2	—
Africa	0.1	0.3
Caribbean	0.1	4.4

Total	100.0%	100.0%

(1)
"Worldwide" risks comprise individual policies that insure risks on a worldwide basis.

  U.S. Insurance

        Our U.S. insurance segment is principally comprised of specialty lines business sourced in the United States and focuses almost exclusively on exposures in the United States. The U.S. specialty insurance market differs significantly from the standard market. In the standard market, insurance rates and forms are highly regulated, products and coverages are largely uniform with relatively predictable exposures, and companies tend to compete for customers on the basis of price. In contrast, the specialty market provides coverage for risks that do not fit the underwriting criteria of the standard carriers. As discussed above with respect to our global insurance segment, competition tends to focus less on price and more on availability, service and other value-based considerations. To reach our financial and operational goals, we must have extensive knowledge and expertise in our chosen markets. Most of our risks are considered on an individual basis, and we employ tailored solutions in order to respond to distinctive risk characteristics. We have chosen to write business in only those lines where we believe we have specialized underwriting expertise. In our U.S. insurance segment, we can write business in all 50 states in the United States as an admitted insurer and in 45 states on an excess and surplus basis.

        Gross premiums written, set forth by line, are as follows for our U.S. insurance business segment:

U.S. Insurance—Gross Premiums Written by Line

	For the Quarter Ended March 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Commercial property	$31,862	34.7%	—	—
Professional lines	30,928	33.6	—	—
Commercial liability	29,122	31.7	—	—

Total	$91,912	100.0%	—	—

        Commercial Property.    Our commercial property book provides coverage for physical damage and business interruption with respect to commercial properties. Pricing in the commercial property market is leveling off after several years of firming as more capacity has become available.

        Professional Lines.    Our professional lines book includes the renewal rights to a book of business we acquired from the Financial Insurance Solutions unit of Kemper in exchange for a payment that is based upon the gross written premiums with respect to renewals obtained. The majority of the business in our professional lines book is directors' and officers' liability coverage. Directors' and officers' liability insurance generally covers directors and officers of public companies against claims alleging mismanagement or other breaches of corporate duties.

        Commercial Liability.    Our commercial liability book primarily targets casualty risks in the United States excess and surplus markets. Our target classes include mercantile, manufacturing and building/premises, with particular emphasis on commercial and consumer products, commercial construction and miscellaneous general liability. We primarily target accounts with severe but infrequent risks, which could affect the volatility of our results. In both primary and excess commercial liability areas, conditions are continuing to firm, with increased prices and tighter terms and conditions.

  U.S. Reinsurance

        Our U.S. reinsurance segment is principally comprised of treaty reinsurance business sourced in the United States and focuses almost exclusively on exposures in the United States. Treaty reinsurance lines in this book include: professional lines and casualty clash.

        Gross premiums written, set forth by line, are as follows for our U.S. reinsurance business segment:

U.S. Reinsurance—Gross Premiums Written by Line

	For the Quarter Ended March 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Professional lines	$50,148	81.5%	—	—
Casualty clash	9,491	15.4	—	—
Other (including marine, aviation, umbrella and workers' compensation)	1,890	3.1	—	—

Total	$61,529	100.0%	—	—

        Professional Lines.    Our professional lines book of business reinsures a portfolio of medical malpractice, directors and officers, employment practices liability and miscellaneous errors and omissions insurance risks and is written on both an excess of loss and a proportional basis.

        Casualty Clash.    Our casualty clash book of business focuses on casualty excess treaties that are exposed to loss only through a combination of claims from more than one underlying insurance policy or coverage part (referred to as casualty clash reinsurance). The treaties attach at or above a warranted maximum policy limit. Accounts written cover both regional and national account writers.

        Other.    This book primarily reinsures a portfolio of marine, aviation, umbrella (personal and commercial) and workers' compensation insurance risks, both on an excess of loss and proportional basis with an emphasis on severity driven layers of risk.

Technology

        We have developed a sophisticated technology platform to support our underwriting activities worldwide. We believe our use of technology allows us to maintain a low cost infrastructure and efficient underwriting operations. In addition, we believe our technologies provide us with significant competitive advantages as we seek to improve our relationships with our customers and provide enhanced levels of customer service.

        "Submit.Axis" is a unique, web-based policy submission capability that we have developed for our global insurance segment. Initially developed for brokers in the London market, Submit.Axis allows brokers to provide details of a policy submission online and our underwriters to review and accept or decline their requests. Upon submission, our senior underwriters can access submission details online and review relevant policy documentation. In addition, the underwriters in the applicable licensed entity interact with the broker and attach offers and final slip information for broker review. Also, the system allows all specialty lines underwriters to view all business activity and assist with market intelligence and our peer review process. Additionally, in reviewing submissions our underwriters utilize our proprietary licensing database to determine the appropriate licensed entity that can underwrite the risk. Our licensing database contains detailed legal and regulatory information regarding each jurisdiction in which we are permitted to write business and permits us to respond rapidly to opportunities in a cost-efficient manner. We are committed to continuing to identify and deploy technologies which enhance our processing and underwriting capabilities and which enable us to realize additional operating efficiencies.

Underwriting and Risk Management

        For our global insurance segment, internal underwriting controls are exercised through a group of eight senior underwriters. Each proposal for each risk we consider underwriting is attached to our website and can be reviewed by all underwriting staff. Each risk which is ultimately bound must be reviewed by senior underwriters in the applicable licensed entity prior to the commitment of a line. This review process applies to each specialty line risk we underwrite prior to assessment and contractual commitment.

        For our U.S. insurance segment, we utilize a similar review process. However, due to the large number of submissions received and the generally smaller net retentions on this business, we use a modified peer review process whereby every account is reviewed by two or more underwriters before a risk is bound and, depending upon the risk's characteristics and our underwriting guidelines, the risk may also be reviewed by a senior underwriting panel. In all cases, one of our senior officers reviews all new business weekly, and only risks with the approval of a senior officer are bound by us.

        We utilize a variety of proprietary and commercially available tools to quantify and monitor the various risks we accept as a company. Our proprietary systems include those for modeling risks associated with property catastrophe, workers' compensation and various casualty and specialty pricing models as well as our proprietary portfolio risk model.

        With respect to our catastrophe exposed U.S. insurance segment, we utilize the Risklink product discussed below both to price and to accumulate individual risks for our commercial property and onshore energy books. This analysis is then combined with the analyses of our other three segments to monitor aggregate exposures. For terrorism perils, we have developed a proprietary system for monitoring accumulations.

        With respect to our non-catastrophe exposed business in our U.S. insurance segment, we generally analyze specialty insurance contracts via a variety of rating models. Where applicable, our models draw upon industry information, including historical trend and development information licensed from Insurance Services Office, Inc. and AMS Services, Inc.

        For the analysis of our catastrophe-exposed business in our global reinsurance and U.S. reinsurance segments, we utilize three natural catastrophe modeling tools (Risklink version 4.2 licensed by RMS and Classic/2 and CATRADER licensed by AIR). In addition, we have developed an internal proprietary application, known as the AXIS Catastrophe Accumulation and Pricing System or "ACAPS", which allows us to track the results from each of these models for both pricing and accumulation purposes. Our state-of-the-art modeling system (including an aggregate exposure management tool) allows the underwriting team, in conjunction with the actuarial team, to analyze risk exposure on a per peril (e.g. fire, flood, earthquake, etc.) and a geographic basis. If a program meets the underwriting criteria of the treaty reinsurance segment, the proposal is evaluated in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital.

        In our property pro rata business in our global reinsurance segment, we utilize a combination of actuarial techniques and catastrophe modeling. We use actuarial techniques to examine our ceding companies' underwriting results as well as the underwriting results from the companies with comparable books of business and pertinent industry results. In our property per risk business, we rely almost exclusively on actuarial techniques. Although per risk treaties may include exposure to natural perils, catastrophe modeling systems are generally not used largely because the cedents often do not know the physical locations of the risks they have insured.

        In addition to the above technical and analytical practices, our underwriters use a variety of means, including specific contract terms and diversification of risk by geography and type of risk, to manage our exposure to loss. Substantially all business written contains aggregate limits, in addition to event limits.

Marketing

        We produce our business almost exclusively through insurance and reinsurance brokers worldwide, who receive a brokerage commission usually equal to a percentage of gross premiums. Our management and underwriting team have longstanding relationships with key insurance and reinsurance brokers, such as Marsh (including its subsidiary, Guy Carpenter), Aon, Willis and Benfield, and with many ceding companies. We believe Submit.Axis, our proprietary web based submission system, enhances these relationships by enabling us to provide prompt and responsive service on underwriting submissions for our global insurance segment. Senior management also has direct relationships with customers.

        The following table shows our gross premiums written by broker for the year ended December 31, 2002 and for the quarter ended March 31, 2003:

Gross Premiums Written by Broker

	For the Quarter Ended March 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Marsh (including Guy Carpenter)	$240,392	39.5%	$419,933	37.9%
Aon	101,634	16.7	229,357	20.7
Willis	39,558	6.5	117,448	10.6
Benfield	49,904	8.2	60,940	5.5
Others	177,099	29.1	280,325	25.3

Total	$608,587	100.0%	$1,108,003	100.0%

Ceded Reinsurance

        We purchase and intend to continue purchasing reinsurance for our global insurance and U.S. insurance segments. We also purchase and intend to continue purchasing reinsurance covering our exposure to large industry losses. Reinsurance ceded will vary based on line of business and on market conditions and other factors. We use reinsurance to control our aggregate exposure to a particular risk or class of risks. These agreements provide for recovery of a portion of losses and loss expenses from reinsurers. We remain liable to the extent that reinsurers do not meet their obligations under these agreements, and therefore we evaluate the financial condition of our reinsurers and monitor concentrations of credit risk. Our reinsurance is currently provided by entities rated "A" or better by Standard & Poor's or A.M. Best.

        Gross, ceded and net amounts of premiums written and earned for the year ended December 31, 2002 and for the quarter ended March 31, 2003 were as follows:

Gross, Ceded and Net Amounts of Premiums Written and Earned

	For the Quarter Ended March 31, 2003		For the Year Ended December 31, 2002
	Premiums Written	Premiums Earned	Premiums Written	Premiums Earned
	($ in thousands)
Gross	$608,587	$331,639	$1,108,003	$576,904
Ceded	(68,443)	(29,212)	(89,726)	(40,054)

Net	$540,144	$302,427	$1,018,277	$536,850

Claims Management

        We have a claims team composed of two units that provide global coverage and claims support for the business we write. These units are the U.S. claims unit and the European claims unit. The role of our claims units is to investigate, evaluate and pay claims efficiently. We have implemented claims handling guidelines and claims reporting and control procedures in both claims units. To monitor that claims are handled and reported in accordance with these guidelines, all claims matters are reviewed weekly during a formal claims meeting. The minutes from this meeting are also circulated to all underwriters and senior management within the Company. To maintain communication between underwriting and claims teams, claims personnel regularly report at underwriting meetings and frequently attend client meetings.

        When we receive notice of a claim, regardless of size it is recorded within our underwriting and claims system, and reserves and payments are checked weekly. To assist with the reporting of significant claims, we have also developed a large claims information database, or LCID. The database is primarily used to "flash report" significant events and potential insurance losses, regardless of whether we have exposure. Where we have exposure, the system allows a direct notification to be instantly communicated to all underwriters and senior management worldwide. The database is also used as an electronic workflow management tool for larger cases that may involve adjustment and coverage issues or litigation. As of March 31, 2003, we did not have any claims in litigation. Due to our short operating history, we had not experienced a high volume of claims as of March 31, 2003.

        Certain of our operating companies have entered into agreements with a third party London market claims processing firm to outsource certain claims administration functions relating to business sourced in London. We generally bear only a small percentage of the risk on policies from this market. We will seek to use similar outsourcing resources elsewhere when we determine them to be appropriate and available.

Reserves

        An insurer establishes reserves for losses and loss expenses that arise from its insurance and reinsurance products. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured or reinsured claims that have occurred at or before the balance sheet date, whether already known or not yet reported. It is our policy to establish these losses and loss expense reserves prudently after reflecting all information known to us as of the date they are recorded. Our loss reserves are estimated by management, based on generally accepted actuarial principles, and are reviewed every quarter by Ernst & Young. We do not have a reserving actuary, and therefore Ernst & Young acts as our reserving actuary. Ernst & Young has access to our claims information and individual contracts as part of their quarterly review.

        Our loss reserves fall into two categories: (i) reported case reserves, which reflect our estimates of the total cost of claims that were reported to us but not yet paid and (ii) our estimate of the anticipated costs of claims incurred but not yet reported to us, or IBNR, which includes our estimate of the costs of additional case reserves, or ACR. Under U.S. GAAP, we are not permitted to establish loss reserves with respect to our property catastrophe reinsurance until an event which gives rise to a loss occurs. As a result, only losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses with respect to our property catastrophe reinsurance.

        For reported losses, we establish reserves on a "case" basis for the estimated amount of the ultimate settlement within the parameters of the coverage provided in the insurance or reinsurance contracts. Additional case reserves are often estimated by our claims units ahead of official notifications but in the same manner as case reserves. Where there is a possibility of a claim, we book an additional case reserve, which is only revised upon final determination that no claim will arise.

        We estimate IBNR reserves using actuarial methods. We also utilize historical insurance industry loss development patterns, as well as estimates of future trends in claims severity, frequency and other factors, to aid us in establishing our losses and loss expense reserves.

        Since loss reserves represent estimates, including actuarial and statistical projections at a given point in time, of an insurer's or reinsurer's expectations of the ultimate settlement and administration costs of claims incurred, it is likely that the ultimate liability will differ from such estimates, perhaps significantly. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation. This uncertainty is heightened by the short time in which our company has operated, thereby providing limited claims loss emergence patterns specifically for our company. This has necessitated the use of benchmarks in deriving IBNR, which despite management's and the independent actuary's care in selecting them, have the risk of differing from actual experience. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates.

Investments

        The finance committee of our board of directors establishes our investment policies and creates guidelines for external investment managers. Management implements our investment strategy with the assistance of those external managers. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio and include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities.

        Our current investment strategy seeks to preserve principal and maintain liquidity while trying to maximize investment return through a high quality, diversified portfolio. In this regard, at March 31, 2003, fixed income securities and cash and cash equivalents comprised all $2.6 billion of our assets under management by third party investment managers. At March 31, 2003, our fixed income portfolio consisted of U.S. and non-U.S. sovereign government obligations, corporate bonds and other securities of which 83.1% were rated AA- or Aa3 or better by either Standard & Poor's or Moody's, with an overall weighted average rating of AAA based on ratings assigned by Standard & Poor's. We did not have any investments in equity securities at March 31, 2003, although in the future we may invest in such securities. Our investment guidelines limit our aggregate exposure to any single issuer to 5% or less of our portfolio for securities rated A-/A3 or above and 2% or less of our portfolio for securities rated between BBB-/Baa3 to BBB+/Baa1 other than with respect to U.S. government and agency securities and securities issued by other member governments of the Organization for Co-operation and Economic Development ("OECD"). At March 31, 2003, we did not have an aggregate exposure to any single issuer of more than 2% of our shareholders' equity, other than with respect to U.S. government and agency securities.

        Our investment guidelines include a current duration target of two to four years. The duration of an investment is based on the maturity of the security and also reflects the payment of interest and the possibility of early principal payment of such security. We seek to utilize investment benchmarks that reflect this duration target. Management periodically revises our investment benchmarks based on business and economic factors including the average duration of our potential liabilities. As at March 31, 2003, our investment assets had an approximate average duration of 2.3 years.

        The types of securities in our fixed income portfolio and their fair market values and amortized costs were as follows as of and for the quarter ended March 31, 2003:

Types of Securities in Our Fixed Income Portfolio and Their Fair Market Values and Amortized Costs

	Quarter Ended March 31, 2003
Type of Investment	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
	($ in thousands)
U.S. government and agency securities	$597,791	$6,827	$(833)	$603,785
Non-U.S. government securities	30,990	507	(299)	31,198
Corporate debt securities	375,479	12,638	(781)	387,336
Mortgage-backed securities	812,715	13,764	(1,991)	824,488
Asset-backed securities	140,840	3,210	(2,090)	141,960
States, municipalities and political subdivisions	66,800	392	(464)	66,728

Total fixed income maturities	$2,024,615	$37,338	$(6,458)	$2,055,494

        As of March 31, 2003, mortgage-backed securities constituted approximately 35.5% of our invested assets (assets under management by third party investment managers). As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates.

        The principal risk associated with corporate debt securities is the potential loss of income and potential realized and unrealized principal losses due to insolvencies and deteriorating credit. Asset-backed securities are subject to structural, credit and capital markets risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders and corporate obligors. Capital markets risks include the general level of interest rates and the liquidity for these securities in the market place.

        The Standard & Poor's credit ratings for fixed income securities held as of March 31, 2003 and the percentage of our invested assets (assets under management by third party investment managers) they represented at such date were as follows:

Credit Ratings for Fixed Income Securities

	As of March 31, 2003
Rating	Amortized Cost	Fair Market Value	Percentage of Total Fair Market Value
	($ in thousands)
AAA	$1,624,735	$1,644,912	80.0%
AA	64,549	64,370	3.1
A	207,358	213,297	10.4
BBB	127,973	132,915	6.5

Total	$2,024,615	$2,055,494	100.0%

        The contractual maturities of fixed maturity securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The maturity distribution for fixed income securities held as of March 31, 2003 was as follows:

Maturity Distribution for Fixed Income Securities

	As of March 31, 2003
Maturity	Amortized Cost	Fair Market Value	Percentage of Total Fair Market Value
	($ in thousands)
Due in one year or less	$128,708	$128,856	6.3%
Due after one year through five years	591,596	599,800	29.2
Due after five years through ten years	272,072	279,954	13.6
Due after ten years	78,684	80,436	3.9

Subtotal	1,071,060	1,089,046	53.0
Mortgage- and asset-backed securities	953,555	966,448	47.0

Total	$2,024,615	$2,055,494	100.0%

        The following table illustrates net investment income, net realized gains on investments, net realized and unrealized gains on investment derivative instruments, annualized effective yield, total return on investments and the performance results of the various classes of fixed income investments in our portfolio as compared to appropriate indices for the year ended December 31, 2002 and the quarter ended March 31, 2003:

Net Investment Income and Returns on Investments

	Quarter Ended March 31, 2003	Year Ended December 31, 2002
	($ in thousands)
Net investment income	$11,352	$71,287
Net realized gains on investments	11,198	22,515
Net realized and unrealized gains (losses) on investment derivative instruments	0	3,555

Annualized effective yield(1)	2.00%	3.97%

Total return(2)	1.23%	7.50%

Total return liquidity portfolio(2)	0.93%	3.06%

Total return Merrill Lynch 1-3 year Treasury Index(3)	0.59%	1.89%

Total return intermediate duration portfolios(2)	1.35%	9.00%

Total return Lehman intermediate Aggregate Index	1.27%	9.49%

Total return long duration portfolios(2)(4)	1.14%	3.21%

Total return Lehman Aggregate Index(4)	1.39%	3.22%

(1)
Annualized effective yield is calculated by dividing the investment income generated from assets under management by third party investment managers by the average balance of the assets managed by the Company's portfolio managers.

(2)
Total return for our investment portfolio is calculated using beginning and ending market portfolio values, adjusted for external cash flows.

(3)
Calculated on the basis of the 3-month US$ LIBOR index for the year ended December 31, 2002.

(4)
For the year ended December 31, 2002, represents actual return for the four months ended December 31, 2002, the period during which these portfolios existed.

        Our investment portfolio consists of fixed income securities denominated in both U.S. and foreign currencies. Accordingly earnings will be affected by many factors including changes in interest rates and foreign currency exchange rates. Our investment guidelines do not currently permit the use of derivatives other than foreign currency forward contracts. During the first half of 2002, however, we did utilize derivatives as was permitted by our guidelines in effect at the time. We do not currently utilize derivatives other than foreign currency forward contracts. In the future we may change our guidelines to permit the use of derivatives.

        As of March 31, 2003, we had engaged J.P. Morgan Investment Management Inc. and certain affiliates ("J.P. Morgan Investment Management"), The Putnam Advisory Company, L.L.C. ("Putnam"), BlackRock Financial Management, Inc. and certain affiliates ("BlackRock"), Pacific Investment Management Company LLC ("PIMCO"), and Deutsche Bank Trust Company Americas ("Deutsche Bank") and Salomon Brothers Asset Management Inc. ("Citigroup") to provide us with investment management and advisory services. We have agreed to pay investment management fees based on the respective funds under management after each calendar quarter. The fees, which are based on a percentage of assets under management, are taken into account in the calculation of net investment income. There are no performance based fees. The agreements with J.P. Morgan Investment Management may be terminated by either party at any time upon written notice, the agreements with Putnam, BlackRock and PIMCO may be terminated by either party upon 15 days written notice, and the agreements with Deutsche Bank and Citigroup may be terminated by either party upon 30 days written notice. In the year ended December 31, 2002, we incurred $3.7 million of fees in respect of investment management and advisory services and, for the quarter ended March 31, 2003, we incurred $1.2 million in respect of such services.

Competition

        The insurance and reinsurance industry is highly competitive. We compete on an international and regional basis with major U.S., Bermuda, European and other international insurers and reinsurers and certain underwriting syndicates, some of which have greater financial, marketing and management resources than we do. We also compete with new companies which continue to be formed to enter the insurance and reinsurance markets.

        In our global and U.S. insurance segments, where competition tends to be focused more on availability, service and other value-based considerations than on price, we compete with insurers that provide property and casualty-based lines of insurance such as: ACE Limited, Allianz Group, Allied World Assurance Company, Ltd., American International Group, Inc., Berkshire Hathaway, Inc., Chubb Corporation, Converium Group, Endurance Specialty Holdings Ltd., Factory Mutual Insurance Company, Lloyd's of London, Munich Re Group, Swiss Reinsurance Company and XL Capital Ltd.

        In our global and U.S. reinsurance segments, we compete with reinsurers that provide property and casualty-based lines of reinsurance such as: ACE Limited, Arch Capital Group Ltd., Converium Group, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., IPCRe Limited, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., Renaissance Re Holdings Ltd., Swiss Reinsurance Company, Transatlantic Holdings Inc. and XL Capital Ltd.

        Competition in the types of business that we underwrite is based on many factors, including:

  •
  reputation;

  •
  strength of client relationships;

  •
  perceived financial strength;

  •
  management's experience in the line of insurance or reinsurance to be written;

  •
  premiums charged and other terms and conditions offered;

  •
  services provided, products offered and scope of business (both by size and geographic location);

  •
  financial ratings assigned by independent rating agencies; and

  •
  speed of claims payment.

        Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms, which could adversely impact our growth and profitability. In addition, capital markets participants have recently created alternative products that are intended to compete with reinsurance products. We are unable to predict the extent to which new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

Ratings

        Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers, including us. Standard & Poor's maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). Our operating insurance subsidiaries (with the exception of AXIS Surplus, which is not yet rated by Standard & Poor's) have been rated "A" (Strong) by Standard & Poor's, which is the sixth highest of twenty-one rating levels, and "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels. The objective of Standard & Poor's and A.M. Best's ratings systems is to assist policyholders and to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect Standard & Poor's and A.M. Best's opinions of our ability to pay policyholder claims and are not applicable to the securities offered in this prospectus and are not a recommendation to buy, sell or hold our common shares. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, Standard & Poor's and A.M. Best.

Administration

        We outsource certain administrative functions to third parties that can provide levels of expertise in a cost-efficient manner that we cannot replicate internally. Functions that we outsource include:

  •
  bulk processing and accounting services;

  •
  actuarial services;

  •
  investment accounting services;

  •
  information technology maintenance; and

  •
  claims processing and back office services.

        Our outsourcing of these functions assisted us in quickly establishing our international underwriting platform, and provides us with the flexibility to adjust our administrative infrastructure and costs to changing market conditions.

        We have also entered into certain investment management and advisory services agreements that are described in "—Investments."

Properties

        We currently lease office space in the following locations: Pembroke, Bermuda (our world headquarters); London, England; Dublin, Ireland; New York, New York; Glastonbury, Connecticut; Los Angeles, California; Chicago, Illinois; and Alpharetta, Georgia. We also lease a small amount of office space in Dallas, Texas and San Francisco, California. These leases have terms ranging from month-to-month to ten years. Additionally, we recently purchased a building in Dublin, Ireland, which is undergoing renovations and will eventually house our Dublin office. We believe that for the foreseeable future this office space is sufficient for us to conduct our operations.

Employees

        As of March 31, 2003, we had 227 employees. We believe that our employee relations are excellent. None of our employees are subject to collective bargaining agreements.

Legal Proceedings

        We are not currently involved in any material litigation or arbitration. We anticipate that, similar to the rest of the insurance and reinsurance industry, we may be subject to litigation and arbitration in the ordinary course of business.

REGULATION

General

        The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. In Bermuda, we operate under a relatively less intensive regulatory regime. We are subject to extensive regulation under applicable statutes in Ireland and the United States.

Bermuda

        As a holding company, AXIS Holdings is not subject to Bermuda insurance regulations. However, the Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act"), regulates the insurance business of our operating subsidiary in Bermuda, AXIS Specialty, and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act. Insurance as well as reinsurance is regulated under the Insurance Act. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to the applicant complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

        An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the BMA.

        The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

  Classification of Insurers

        The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. AXIS Specialty, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. AXIS Specialty is not licensed to carry on long-term business. Long-term business broadly includes life insurance and disability insurance with terms in excess of five years. General business broadly includes all types of insurance that is not long-term business.

  Cancellation of Insurer's Registration

        An insurer's registration may be canceled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

  Principal Representative

        An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, AXIS Specialty's principal office is its executive offices in Pembroke, Bermuda, and AXIS Specialty's principal representative is Andrew Cook. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

  Independent Approved Auditor

        Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of AXIS Specialty, are required to be filed annually with the BMA. AXIS Specialty's independent auditor must be approved by the BMA and may be the same person or firm that audits AXIS Holdings' consolidated financial statements and reports for presentation to its shareholders. AXIS Specialty's independent auditor is Deloitte & Touche, which also audits the Company's consolidated financial statements.

  Loss Reserve Specialist

        As a registered Class 4 insurer, AXIS Specialty is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. Tony Jones of Ernst & Young has been approved to act as AXIS Specialty's loss reserve specialist.

  Statutory Financial Statements

        AXIS Specialty must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements, which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto. AXIS Specialty is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to AXIS Specialty's shareholders under the Companies Act, which financial statements are prepared in accordance with U.S. GAAP. As a general business insurer, AXIS Specialty is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

  Annual Statutory Financial Return

        AXIS Specialty is required to file with the BMA a statutory financial return no later than four months after its financial year end unless specifically extended upon application to the BMA. The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

  Minimum Solvency Margin and Restrictions on Dividends and Distributions

        Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as AXIS Specialty, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. AXIS Specialty is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

  •
  $100,000,000;

  •
  50% of net premiums written (being gross premiums written less any premiums ceded by AXIS Specialty, but AXIS Specialty may not deduct more than 25% of gross premiums when computing net premiums written); and

  •
  15% of net losses and loss expense reserves.

        AXIS Specialty is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. In addition, if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, AXIS Specialty will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year. AXIS Specialty is also prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA at least seven days before payment of such dividends an affidavit stating that it will continue to meet the required margins.

        AXIS Specialty is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins. In addition, at any time it fails to meet its solvency margin, AXIS Specialty is required, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of such failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

        Additionally, under the Companies Act, neither AXIS Holdings nor AXIS Specialty may declare or pay a dividend, or make a distribution from contributed surplus, if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of its assets would be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

  Minimum Liquidity Ratio

        The Insurance Act provides a minimum liquidity ratio for general business insurers, like AXIS Specialty. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

  Supervision, Investigation and Intervention

        The BMA may appoint an inspector with extensive powers to investigate the affairs of AXIS Specialty if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct AXIS Specialty to produce documents or information relating to matters connected with its business. If it appears to the BMA that there is a risk of AXIS Specialty becoming insolvent, or that AXIS Specialty is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct AXIS Specialty (i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase its liabilities, (iii) not to make certain investments, (iv) to liquidate certain investments, (v) to maintain in, or transfer to the custody of a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit AXIS Specialty's premium income.

  Disclosure of Information

        In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to the BMA. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

  Certain Other Bermuda Law Considerations

        Although AXIS Holdings is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, AXIS Holdings may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of its common shares.

        Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, AXIS Holdings and AXIS Specialty may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years); (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; or

(iii) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of AXIS Holdings' business or AXIS Specialty's business (as the case may be) carried on outside Bermuda. AXIS Specialty is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

        Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. Before the offering contemplated by this prospectus, we expect the BMA will have issued their permission for the issue and free transferability of the common shares being offered pursuant to this prospectus, as long as the shares are listed on the New York Stock Exchange, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        The Bermuda government actively encourages foreign investment in "exempted" entities like AXIS Holdings and AXIS Specialty that are based in Bermuda, but which do not operate in competition with local businesses. AXIS Holdings and AXIS Specialty are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda. See "Material Tax Considerations—Taxation of AXIS Holdings and Subsidiaries—Bermuda."

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. Currently, all 15 of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. This includes three key employees: Michael Butt, Andrew Cook and William Fischer. The terms of these permits range from one to three years depending on the individual.

United States

        AXIS Holdings has three operating insurance subsidiaries domiciled in the United States, which we refer to as the AXIS U.S. Subsidiaries.

  U.S. Insurance Holding Company Regulation of AXIS Holdings

        AXIS Holdings, as the indirect parent of the AXIS U.S. Subsidiaries, is subject to the insurance holding company laws of Connecticut, New York, and Illinois. These laws generally require each of the AXIS U.S. Subsidiaries to register with its respective domestic state insurance department and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system to which any of the AXIS U.S. Subsidiaries is a party, including sales, loans, reinsurance agreements and service agreements must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the insurance department where the subsidiary is domiciled.

  Changes of Control

        Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as: the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of the AXIS U.S. Subsidiaries, the insurance change of control laws of Connecticut, Illinois and New York would likely apply to such a transaction. While our bye-laws limit the voting power of any shareholder to less than 9.5%, there can be no assurance that the applicable state insurance regulator would agree that such shareholder did not control the applicable AXIS U.S. Subsidiary.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of AXIS Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of AXIS Holdings might consider to be desirable.

  Legislative Changes

        On November 26, 2002, the Terrorism Risk Insurance Act was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance to offer coverage against certain acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government to indemnify such insurers for 90% of insured losses resulting from covered acts of terrorism, subject to a premium-based deductible. Any existing policy exclusions for such coverage were immediately nullified by the law, although such exclusions may be reinstated if either the insured consents to reinstatement or fails to pay any applicable increase in premium resulting from the additional coverage within 30 days of being notified of such. It should be noted that "act of terrorism" as defined by the law excludes purely domestic terrorism. For an act of terrorism to have occurred, the U.S. Treasury Secretary must make several findings, including that the act was committed on behalf of a foreign person or foreign interest. The law expires automatically at the end of 2005.

  State Insurance Regulation

        State insurance authorities have broad regulatory powers with respect to various aspects of the business of U.S. insurance companies, including: licensing to transact business, accreditation of reinsurers, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, regulating investments and dividends, approving policy forms and related materials in certain instances and approving premium rates in certain instances. State insurance laws and regulations may require the AXIS U.S. Subsidiaries to file financial statements with insurance departments everywhere they will be licensed or authorized or accredited to conduct insurance business, and their operations are subject to examination by those departments at any time. The AXIS U.S. Subsidiaries prepare statutory financial statements in accordance with statutory accounting principles ("SAP") and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC.

        The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or policy terms. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

  State Dividend Limitations

        New York.    Under New York law, the ability of AXIS Reinsurance to declare or pay any dividend to us which, together with all dividends declared or distributed by it during the next preceding twelve months, exceeds the lesser of 10% of AXIS Reinsurance's statutory surplus as shown on its latest statutory financial statement on file with the New York Superintendent of Insurance, or 100% of AXIS Reinsurance's adjusted net investment income during that period, will be subject to the prior approval of the New York Superintendent of Insurance. An additional limitation is that New York does not permit a dividend to be declared or distributed except out of earned surplus.

        Additionally, in connection with its acquisition of AXIS Reinsurance, AXIS Holdings agreed with the New York Insurance Department to not take a dividend from AXIS Reinsurance for two years following the date of the acquisition (i.e., not before November 27, 2004) without prior regulatory approval.

        Connecticut.    Under Connecticut law, AXIS Insurance may not pay a dividend or make a distribution that exceeds the greater of 10% of AXIS Insurance statutory surplus as of the thirty-first day of December of the last preceding year, or the net income of AXIS Insurance for the twelve month period ending the thirty-first day of December of the last preceding year without the prior approval of the Connecticut insurance commissioner unless thirty days have passed after receipt by the commissioner of notice of such payment without the commissioner having disapproved of such payment. In addition, AXIS Insurance must report for informational purposes to the Connecticut insurance commissioner all dividends and other distributions to securityholders within five business days following the declaration and at least 10 days prior to payment.

        Additionally, under Connecticut law, AXIS Insurance may not pay or propose to pay any dividend within two years of the date of its acquisition by AXIS Holdings (i.e., not before October 2, 2004) without the prior approval of the Connecticut insurance commissioner.

        Illinois.    Under Illinois law, AXIS Surplus may not pay a dividend or make a distribution that exceeds the greater of 10% of AXIS Surplus's surplus as of the thirty-first day of December of the last preceding year, or the net income of AXIS Surplus, for the twelve month period ending the thirty-first day of December of the last preceding year until thirty days after the commissioner has received notice and the commissioner has not disapproved of such payment or until the insurance commissioner has approved such payment within the thirty day period. In addition, AXIS Surplus must report to the Illinois Insurance Commissioner all dividends and distributions to shareholders within five business days following declaration and no less than 10 business days prior to payment.

        The dividend limitations imposed by the state laws are based on the statutory financial results of the respective AXIS U.S. Subsidiaries determined by using statutory accounting practices which differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes.

  Risk-Based Capital Regulations

        New York, Connecticut and Illinois require that each domestic insurer report their risk-based capital based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The respective state insurance regulators use the formula as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. State insurance laws impose broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on state insurance departments as to the use and publication of risk-based capital data. The respective state insurance regulators have explicit regulatory authority to require various actions by, or to take various actions against, insurers whose total adjusted capital does not exceed certain risk-based capital levels. Each of AXIS Reinsurance, AXIS Insurance and AXIS Surplus have risk-based capital in excess of the required levels.

  Statutory Accounting Principles

        SAP is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

        U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

        Statutory accounting practices established by the NAIC and adopted, in part, by the New York, Connecticut and Illinois regulators determine, among other things, the amount of statutory surplus and statutory net income of the AXIS U.S. Subsidiaries and thus determine, in part, the amount of funds they have available to pay dividends to us.

  Guaranty Associations and Similar Arrangements

        Most of the jurisdictions in which the AXIS U.S. Subsidiaries are admitted to transact business require property and casualty insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

  Operations of AXIS Specialty, AXIS Re and AXIS Specialty Europe

        The insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers that are not admitted to do business within such jurisdictions. AXIS Specialty, AXIS Re and AXIS Specialty Europe are not admitted to do business in the United States. We do not intend that AXIS Specialty, AXIS Re and AXIS Specialty Europe maintain offices or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction in the United States where the conduct of such activities would require these companies to be admitted or authorized.

        In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the ceding company files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the ceding company's liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period), loss reserves and loss expense reserves ceded to the reinsurer. AXIS Specialty, AXIS Re and AXIS Specialty Europe are not licensed, accredited or approved in any state in the U.S. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be recognized to the extent that the reinsurer provides a letter of credit, trust fund or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

Ireland

  AXIS Specialty Europe

        AXIS Specialty Europe is a non-life insurance company incorporated under the laws of Ireland on February 18, 2002 and having its registered office at Fitzwilton House, Wilton Place, Dublin 2 Ireland. AXIS Specialty Europe is subject to the regulation and supervision of the Irish Regulatory Authority pursuant to the Insurance Acts and Regulations. AXIS Specialty Europe was authorized on May 23, 2002 to undertake the business of non-life insurance in various classes of business.

        As is normal in the case of insurance companies, when AXIS Specialty Europe was authorized to write non-life insurance business, in addition to the obligations imposed on AXIS Specialty Europe by the Insurance Acts and Regulations, the authorization was granted subject to certain conditions. The following are the main conditions which have been imposed:

    •
    AXIS Specialty Europe must adhere to the business plan submitted in connection with its application for authorization;

    •
    AXIS Specialty Europe must submit quarterly management accounts to the Irish Regulatory Authority for the first three years of operation;

    •
    AXIS Specialty Europe is not permitted to reduce the level of its capital without the consent of the Irish Regulatory Authority;

    •
    AXIS Specialty Europe may not make any dividend payments without the Irish Regulatory Authority's prior approval;

    •
    no intercompany loans may be made by AXIS Specialty Europe without prior notification to and approval of the Irish Regulatory Authority;

    •
    the management accounts of AXIS Holdings must be submitted to the Irish Regulatory Authority on a quarterly basis for the initial years of operation of AXIS Specialty Europe;

  •
  AXIS Specialty Europe must maintain a minimum solvency margin equal to 200% of the solvency margin laid down by the Insurance Acts and Regulations (and a solvency ratio of 50%); and

  •
  AXIS Specialty Europe must file annual statutory insurance returns in the format prescribed by the European Communities (Non-Life Insurance Accounts) Regulations, 1995.

In addition to the above conditions, AXIS Specialty Europe has agreed with the Irish Regulatory Authority not to write any reinsurance business.

        European Passport.    Ireland is a member of the European Economic Area (the "EEA"). The EEA comprises each of the countries of the EU (being, as at January 2003, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and The United Kingdom) and Iceland, Liechtenstein and Norway. The EEA was established by a 1992 agreement the effect of which is to create an area of free movement of goods and services (including insurance services) within EEA countries. A consequential effect of the EEA agreement is that the rules on passporting of insurance services that apply between EU member states (described below) are extended to Iceland, Liechtenstein and Norway.

        Ireland has adopted the EU's Third Non-Life Insurance Directive (92/49/EEC) into Irish law. This Directive introduced a single system for the authorization and financial supervision of non-life insurance companies by their home member state. Under this system, AXIS Specialty Europe (as an Irish authorized insurance company) is permitted to carry on insurance business in any other EEA Member State by way of freedom to provide services, on the basis that it has notified the Irish Regulatory Authority of its intention so to do and subject to complying with such conditions as may be laid down by the regulator of the jurisdiction in which the insurance activities are carried out for reasons of the general good.

        On the basis of the foregoing, in addition to being authorized to carry on non-life insurance business in Ireland, AXIS Specialty Europe is also authorized to carry on non-life insurance business in all other EEA member states under freedom to provide services. However, AXIS Specialty Europe is not licensed or admitted as an insurance company in any jurisdiction other than Ireland and the other EEA member states.

        In addition to the freedom to provide services notifications made on its behalf, AXIS Specialty Europe has applied to the Irish Regulatory Authority to establish a branch in the United Kingdom. This application is ongoing and it is intended, once this application is approved, to write certain U.K. based insurance business through this branch.

        Qualifying Shareholding.    The Insurance Acts and Regulations require that anyone acquiring or disposing of a "qualifying holding" in an insurance company (such as AXIS Specialty Europe), or anyone who proposes to decrease or increase that holding to specified levels, must first notify the Irish Regulatory Authority of their intention to do so. It also requires any insurance company that becomes aware of any acquisitions or disposals of its capital involving the "specified levels" to notify the Irish Regulatory Authority.

        The Irish Regulatory Authority has three months from the date of submission of a notification within which to oppose the proposed transaction if the Irish Regulatory Authority is not satisfied as to the suitability of the acquiror "in view of the necessity to ensure sound and prudent management of the insurance undertaking."

        A "qualifying holding" means a direct or indirect holding in an insurance company that represents 10% or more of the capital or of the voting rights of such company or that makes it possible to exercise a significant influence over the management of such company. The specified levels are 20%, 33% and 50%, or such other level of ownership that results in the company becoming the acquiror's subsidiary.

        Any person having a shareholding of 10% or more of the issued share capital in AXIS Holdings would be considered to have an indirect holding in AXIS Specialty Europe over the 10% limit. Any change that resulted in the indirect acquisition or disposal of a shareholding of greater than or equal to 10% in the share capital of AXIS Specialty Europe, or a change that resulted in an increase or decrease to one of the specified levels, would need to be pre-cleared with the Irish Regulatory Authority.

        Finally, AXIS Specialty Europe is required, at such times as may be specified by the Irish Regulatory Authority, and at least once a year, to notify the Irish Regulatory Authority of the names of shareholders possessing qualifying holdings and the size of such holdings.

        Transactions with Related Companies.    The Insurance Acts and Regulations provide that prior to entering into any transaction of a material nature with a related company or companies (including, in particular, the provision of loans to and acceptance of loans from a related company or companies) AXIS Specialty Europe must submit to the Irish Regulatory Authority a draft of any contract or agreement which is to be entered into by AXIS Specialty Europe in relation to the transaction. In addition to the above, there is a requirement that AXIS Specialty Europe notify the Irish Regulatory Authority on an annual basis with respect to transactions with related companies in excess of 10,000 euros.

        Financial Requirements.    AXIS Specialty Europe is required to maintain technical reserves calculated in accordance with the Insurance Acts and Regulations. Assets representing its technical reserves are required to cover AXIS Specialty Europe's calculated underwriting liabilities.

        AXIS Specialty Europe is obligated to prepare annual accounts (comprising balance sheet, profit and loss account and notes) in accordance with the provisions of the European Communities (Insurance Undertakings: Accounts) Regulations, 1996 (the "Insurance Accounts Regulations"). Such accounts must be filed with the Irish Regulatory Authority and with the Registrar of Companies in Ireland.

        Additionally, AXIS Specialty Europe is required to establish and maintain an adequate solvency margin and a minimum guarantee fund, both of which must be free from all foreseeable liabilities. Currently, the solvency margin is calculated as the higher amount of a percentage of the annual amount of premiums (premiums basis) or the average burden of claims for the last three years (claims basis). As noted above with respect to the conditions attaching to AXIS Specialty Europe's authorization, AXIS Specialty Europe is required to have a solvency margin significantly in excess of the prescribed minimum.

        The amount of the minimum guarantee fund which AXIS Specialty Europe is required to maintain is equal to one third of the solvency margin requirement as set out above, subject to a minimum.

        Regulatory Guidelines.    In addition to the Insurance Acts and Regulations, AXIS Specialty Europe is expected to comply with certain guidelines issued by the Irish Regulatory Authority in July 2001. The following are the most relevant guidelines:

  •
  All insurance companies supervised by the Irish Regulatory Authority are obliged to appoint a compliance officer, who must carry out the duties and functions set forth in the guidelines. The compliance officer may simultaneously hold other offices within the insurance company. The compliance officer of AXIS Specialty Europe is Mr. Tim Hennessy.

  •
  All directors of insurance companies supervised by the Irish Regulatory Authority are required to certify to the Irish Regulatory Authority on an annual basis that the company has complied with all relevant legal and regulatory requirements throughout the year.

  •
  All insurance companies must adopt an appropriate asset management policy having regard to its liabilities profile.

  •
  All companies supervised by the Irish Regulatory Authority must formulate a clear and prudent policy on the use of derivatives for all purposes and, furthermore, have controls in place to ensure that the policy is implemented.

  •
  Non-life companies supervised by the Irish Regulatory Authority such as AXIS Specialty Europe are required to provide an annual actuarial opinion as to the adequacy of their reserves.

        Withdrawal of Authorization.    An insurance company supervised by the Irish Regulatory Authority may have its authorization revoked by the Irish Regulatory Authority, if the Irish Regulatory Authority is satisfied that such company:

  •
  has not used its authorization for the last 12 months, has expressly renounced its authorization or has ceased to carry on business covered by the authorization for more than six months;

  •
  was convicted of certain offences under the Insurance Acts and Regulations;

  •
  no longer fulfils the conditions required by the Insurance Acts and Regulations;

  •
  has been unable to take measures contained in a restoration plan or finance scheme envisaged by the Insurance Acts or Regulations; or

  •
  fails seriously in its obligations under the Insurance Acts and Regulations.

        Approval of Directors and Managers.    In addition to the restrictions set forth above, the Irish Regulatory Authority must approve the appointment of any new directors or managers of AXIS Specialty Europe.

        Supervision, Investigation and Intervention.    The Insurance Acts and Regulations confer on the Irish Regulatory Authority wide-ranging powers in relation to the supervision and investigation of insurers, including the following:

  •
  The Irish Regulatory Authority has power to require an insurer to submit returns and documents to him in such form as may be prescribed by regulation and to require that they be attested by directors and officers of the insurer. The Irish Regulatory Authority may also require that they be attested by independent professionals and that they be published. Additionally, the Irish Regulatory Authority has a right to disclose any such returns or documents to the supervisory authorities of other EU Member States;

  •
  The Irish Regulatory Authority has power to direct that an investigation of an insurer's affairs be carried out in order to be satisfied that the insurer is complying or has the ability to continue to comply with its obligations under the Insurance Acts and Regulations. If necessary the Irish Regulatory Authority may seek a High Court order prohibiting the free disposal of an insurer's assets; and

  •
  The Irish Regulatory Authority may confer certain powers on an "authorized officer" for the purpose of the Insurance Acts and Regulations. Such powers relate to, among others, insurers and other prescribed persons and may permit an authorized officer to search a premises and remove documents. An authorized officer may also be empowered to compel persons to provide information and to prepare a report on specified aspects of the business or activities of the insurer and other prescribed persons.

Certain breaches of the Insurance Acts and Regulations may constitute criminal offences and render the persons found guilty of such offences liable to fines and/or imprisonment.

  AXIS Re

        AXIS Re is a reinsurance company incorporated under the laws of Ireland on February 12, 2002 and having its registered office at Fitzwilton House, Wilton Place, Dublin 2 Ireland. Under Irish law, as a general rule, a reinsurance company such as AXIS Re is required to maintain a minimum level of paid up share capital (currently approximately EUR 635,000).

        AXIS Re was required to file a notification with the Irish Regulatory Authority of its intention to carry on the business of reinsurance in Ireland. On an ongoing basis, AXIS Re will be obliged to notify to the Irish Regulatory Authority of subsequent changes to the information contained in its notification no later than the end of the year in which such changes occur. Additionally, AXIS Re will be obliged to prepare accounts in accordance with the Insurance Accounts Regulations and file the same with the Registrar of Companies in Ireland.

        As a general matter, AXIS Re is not subject to the same level of regulation in Ireland as AXIS Specialty Europe. However, the Insurance Acts and Regulations provide that the Irish Regulatory Authority may create regulations that cause the general insurance laws and regulations in Ireland to apply to reinsurance companies that carry on the type of business that AXIS Re carries on. If any regulations were adopted, such regulations could require AXIS Re to apply to the Irish Regulatory Authority to be authorized to carry on its business, which authorization would likely contain conditions with which AXIS Re would then have to comply, such as in regard to capitalization, maintenance of reserves, reserving policy, investment policy, solvency requirements and the filing of returns.

        The Irish Regulatory Authority has power under Section 22 of the Insurance Act, 1989 (as inserted by Section 5 of the Insurance Act, 2000) to direct AXIS Re to cease writing business indefinitely or for a specified period. The grounds for such a direction include:

  •
  inadequate capitalization;

  •
  unsuitable directors and/or management;

  •
  insufficient staff based in Ireland;

  •
  evidence of unlawful activity inside or outside Ireland; and

  •
  failure to comply with the statutory notification requirements.

        Certain Other Irish Law Considerations.    As each of AXIS Specialty Europe, AXIS Re and AXIS Ireland Holdings are companies which are incorporated in Ireland and which carry on business in Ireland, they are subject to the laws and regulations of Ireland. Insofar as the Irish Companies Acts, 1963 to 2001 (the "Companies Acts") are concerned the following are some of the restrictions that apply:

  •
  Irish company law applies capital maintenance rules. In particular, each of AXIS Specialty Europe, AXIS Re and AXIS Ireland Holdings is restricted to declaring dividends only out of "profits available for distribution." Profits available for distribution are a company's accumulated realized profits less its accumulated realized losses. Such profits may not include profits previously utilized either by distribution or capitalization and such losses do not include amounts previously written-off in a reduction or reorganization of capital;

  •
  Irish law restricts a company from entering into certain types of transactions with its directors and officers by either completely prohibiting such transactions or permitting them only subject to conditions;

  •
  All Irish companies are obliged to file prescribed returns in the Companies Registration Office annually and on the happening of certain events such as the creation of new shares, a change in directors or the passing of certain shareholder resolutions;

  •
  A statutory body (known as the Office of the Director of Corporate Enforcement) has power to carry out investigations into the affairs of Irish companies in circumstances prescribed in the Companies Acts; and

  •
  Certain civil and criminal sanctions exist for breaches of the Companies Acts.

United Kingdom

        Under United Kingdom law, a company may only transact insurance and/or reinsurance business upon authorization. AXIS Specialty, AXIS Re and AXIS Specialty Europe are not authorized to transact insurance and/or reinsurance business in the United Kingdom except as otherwise explained in "—Ireland—AXIS Specialty Europe—European Passport." However, AXIS Specialty U.K. Limited operates a representative office in the United Kingdom on behalf of AXIS Specialty, AXIS Re and AXIS Specialty Europe. Through this relationship, AXIS Specialty U.K. Limited acts as an agent for, and sources business to, each of AXIS Specialty, AXIS Re and AXIS Specialty Europe. In addition, AXIS Specialty Europe currently intends to apply for authorization to establish a branch office in the United Kingdom that would allow it to transact business in the United Kingdom.

MANAGEMENT

Directors

        The table below sets forth the names, ages and positions of our directors:

Name	Age	Positions
Michael A. Butt(1)	60	Chairman of the Board
John R. Charman(1)	50	Deputy Chairman, President and Chief Executive Officer
Robert J. Newhouse, Jr.(2)	78	Director, Chairman of the Executive Committee
Charles A. Davis(1)	54	Director
Robert L. Friedman(2)	60	Director
Donald J. Greene(2)	69	Director
Maurice A. Keane(3)	62	Director
Edward J. Kelly, III(3)	50	Director
Andrew H. Rush(3)	45	Director
Scott A. Schoen(1)	44	Director
Frank J. Tasco(2)	75	Director
Jeffrey C. Walker(3)	47	Director

(1)
Denotes Class I director with term to expire in 2006.

(2)
Denotes Class II director with term to expire in 2005.

(3)
Denotes Class III director with term to expire in 2004.

        While the board of directors is not currently classified, the above classifications denote a classification pursuant to amendments to the bye-laws that will take effect upon the consummation of the offering.

        Michael A. Butt has been Chairman of the Board since September 2002. Mr. Butt has over 40 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and CEO of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was President and CEO of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt is also a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni.

        John R. Charman has been President, CEO and Deputy Chairman since our inception. Mr. Charman has over 30 years of experience in the insurance industry and has been in a senior underwriting position since 1975, serving most recently as deputy chairman of ACE INA Holdings and President of ACE International. Mr. Charman was also CEO at ACE Global Markets from 1998 to 2001. Prior to that, Mr. Charman was the CEO of Tarquin plc (a joint venture company among Insurance Partners, Harvard University and the Charman Group), the parent company of the Charman Underwriting Agencies at Lloyd's. He was also a deputy chairman of the Council of Lloyd's and a member of the Lloyd's Core Management Group and Lloyd's Market Board between 1995 and 1997.

        Robert J. Newhouse, Jr. has served as a director and as Chairman of the Executive Committee since our inception. He was also the Chairman for the first year of our operations, after which he stepped down as Chairman. Mr. Newhouse has over 50 years of industry experience. He was the Chairman of the Board of Directors of Mid Ocean Limited from 1992 until it was sold to XL Capital Ltd in 1998. From 1998 to November 2001, Mr. Newhouse was a director of, and consultant to, XL Capital Ltd. Prior to that, Mr. Newhouse held various executive positions with Marsh & McLennan Companies, Inc. from 1954 through 1990 and served as President from 1976 to 1988 and Vice Chairman and Member of the Office of the Chairman from 1988 through 1990. During that time, he played a major role in the formation of ACE Limited and XL Capital Ltd and served as a director of both companies.

        Charles A. Davis has served as a director since our inception. Mr. Davis is Chairman and CEO of MMC Capital, Inc. and a Vice Chairman and director of Marsh & McLennan Companies, Inc. Mr. Davis became CEO of MMC Capital, Inc. in 1999 and Chairman in 2002. Mr. Davis joined MMC Capital, Inc. in 1998 as President, a position he held until 2002. Prior to joining MMC Capital, Inc. in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as Head of Investment Banking Services worldwide, Head of the Financial Services Industry Group, a General Partner, a Senior Director, and a Limited Partner. Mr. Davis is also a director of Media General, Inc., Progressive Corporation and Merchants Bancshares, Inc.

        Robert L. Friedman has served as a director since December 2001. Since 1999, Mr. Friedman has been a Senior Managing Director of The Blackstone Group, L.P., and since February 2003 he has also been that firm's Chief Administrative Officer and Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett for 25 years, where he served as a senior member of that law firm's mergers and acquisitions practice. Mr. Friedman currently serves as a Director of American Axle & Manufacturing, Inc., Corp Group, Crowley Data LLC, Houghton Mifflin Holdings Inc., Northwest Airlines, Inc., Premcor Inc. and TRW Automotive Holdings Corp.

        Donald J. Greene has served as a director since our inception. Mr. Greene was a name partner of LeBoeuf, Lamb, Greene & MacRae, L.L.P., where he practiced from 1964 until his retirement in 2001. Mr. Greene is also a director of AXA Financial, Equitable Life Assurance, and Associated Electric & Gas Insurance Services Limited. He is the Founding Director and current Chairman of the International Insurance Foundation, a member of the board of overseers of the School of Risk Management of St. John's University (which school was formerly the College of Insurance), a director of the Risk Foundation and a director of the International Insurance Council. In addition, he is an invested Commander of the Most Excellent Order of the British Empire by order of Her Majesty's Government for service to Lloyd's, the British insurance industry and the community of international insurance and law.

        Maurice A. Keane has served as a director since September 2002. Mr. Keane is the former Group CEO of the Bank of Ireland, a position he held from 1998 until his retirement in 2002. He was Deputy Group CEO from 1991 through 1997, having been a Managing Director since 1983. He is currently a director of the Bank of Ireland, DCC plc and University College Dublin Foundation Limited and Chairman of BUPA Ireland Limited and Bank of Ireland UK Holdings Limited.

        Edward J. Kelly, III has served as a director since September 2002. Since March 1, 2001, Mr. Kelly has been President, CEO and Director of Mercantile Bankshares Corporation, and Chairman of the Board and CEO of Mercantile-Safe Deposit and Trust Company. Mr. Kelly served as Managing Director, Head of Global Financial Institutions, and as Co-Head of Investment Banking Client Management of J.P. Morgan Chase & Co. during January 2001. Prior thereto, he was a Managing Director of J.P. Morgan & Co. Incorporated and held additional positions with that company. Mr. Kelly is a director of Adams Express and Petroleum Resources (closed-end investment companies), CSX Corporation, CIT Group, Constellation Energy Group, Inc. and Hartford Financial Services Group.

        Andrew H. Rush has served as a director since our inception. Mr. Rush is a Managing Director of Credit Suisse First Boston in the Private Equity Group, a position he has held since 1989, and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P. Mr. Rush serves on the Board of Directors of Louis Dreyfus Communications and Societe Ethanol des Synthesis.

        Scott A. Schoen has served as a director since our inception. Mr. Schoen is a Managing Director of Thomas H. Lee Advisors, L.L.C., which is the general partner of Thomas H. Lee Partners, L.P. Prior to joining the firm in 1986, Mr. Schoen was in the Private Finance Department of Goldman, Sachs &

Co. Mr. Schoen is a director of ARC Holdings LLC, Syratech Corporation, TransWestern Publishing, United Industries and Wyndham International.

        Frank J. Tasco has served as a director since our inception. Mr. Tasco is a Director of Travelers Property Casualty Corp. Mr. Tasco retired in 1992 as Chairman of the Board and CEO of Marsh & McLennan Companies, Inc., a position he held since 1986. From December 1992 to December 1994, Mr. Tasco served as Chairman of Borden, Inc.

        Jeffrey C. Walker has served as a director since our inception. Mr. Walker is the Managing Partner of J.P. Morgan Partners, J.P. Morgan Chase & Co.'s global private equity group and a member of the Executive Committee and Vice Chairman of J.P. Morgan Chase & Co. Mr. Walker co-founded J.P. Morgan Partners in 1984. Mr. Walker is a director of numerous public and private corporations, including 1-800-Flowers.com, Inc., Doane Pet Care Enterprises, Inc. and Guitar Center, Inc.

Board of Directors

        Our bye-laws provide that our board of directors shall consist of between 9 and 15 members, or such number as determined by the shareholders. The current board of directors consists of 12 persons and is divided into three equal classes. In addition, each director will serve a three year term, with termination staggered according to class. The classification and current term of office for each of our directors is noted in the table listing our board of directors under "—Directors."

Committees of the Board of Directors

        Executive Committee.    The Executive Committee is composed of Messrs. Butt, Charman, Davis, Schoen and Walker and is chaired by Mr. Newhouse, Jr. This committee assists the board of directors in fulfilling its responsibilities with respect to providing guidance on our overall business development and corporate oversight. It is responsible for providing long range, strategic planning to the Company and for appointing special committees to work with management with regard to possible transactions involving mergers, acquisitions or dispositions as well as the issuance of equities or equity-like securities. It may exercise the authority of the board of directors when the board of directors is not in session, except in cases where the action of the entire board of directors is required by the memorandum of association, the bye-laws or applicable law.

        Compensation Committee.    The Compensation Committee is composed of Messrs. Greene, Rush and Walker and is chaired by Mr. Tasco. This committee approves, administers and interprets our compensation and benefit policies, including our long-term equity incentive plans. It reviews and makes recommendations to the board of directors to ensure that our compensation and benefit policies are consistent with our compensation philosophy and corporate governance guidelines. This committee is also responsible for establishing our CEO's compensation in light of our established corporate performance goals. Each member of this committee is a non-management director.

        Finance Committee.    The Finance Committee is composed of Messrs. Butt, Kelly and Rush and is chaired by Mr. Schoen. This committee generally approves and monitors all finance-related transactions, including investment of funds and financing facilities. It is also responsible for establishing our investment guidelines, approving the selection and terms of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.

        Audit Committee.    The Audit Committee is composed of Messrs. Keane and Tasco and is chaired by Mr. Friedman. This committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. Among other functions, the committee reviews the qualifications for the independent auditors, makes recommendations to the board of directors as to their selection, retains our independent auditor, pre-approves fees and services and reviews the scope and results of their audit. Additionally, it oversees the activities of the Disclosure Committee, a management committee that ensures accurate, complete and fair disclosure of Company information in accordance with applicable laws and listing requirements. Each member of the Audit Committee is a non-management director.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is composed of Messrs. Davis and Kelly and is chaired by Mr. Greene. This committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of the board committees, overseeing the annual evaluation of the board of directors and the committees, and periodically reviewing our Corporate Governance Guidelines and Procedures and Code of Business Conduct. Each member of this committee is a non-management director.

Compensation Committee Interlocks and Insider Participation

        Mr. Greene is counsel to the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., which has been retained by the Company in connection with various matters, including the offering to which this prospectus relates.

        Mr. Rush is a managing director of Credit Suisse First Boston in the Private Equity Group and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P., both of which are affiliates of Credit Suisse First Boston LLC. Mr. Walker is the Managing Partner of J.P. Morgan Partners and a member of the Executive Committee and Vice Chairman of J.P. Morgan Chase & Co., both of which are affiliates of J.P. Morgan Securities Inc. Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are acting as representatives of the underwriters in the offering to which this prospectus relates. In addition, during the year ended December 31, 2002, JPMorgan Chase Bank acted as administrative agent and/or lender for AXIS Specialty's $400 million credit facility and it serves in the same capacity with respect to our new $550 million credit facility. J.P. Morgan Investment Management also provides investment management and advisory services to the Company.

Director Compensation

        Non-employee directors receive $35,000 per year. Non-employee directors also receive $3,000 per board meeting attended and $1,500 per committee meeting attended. Committee chairs also receive an annual fee of $3,000 for each committee chaired. Effective as of January 1, 2003, each committee chair will receive a fee of $5,000, with the exception of the audit committee chair, who will receive a fee of $10,000. Additionally, effective January 1, 2003, each non-employee director will receive annually a grant of 1,000 stock options plus $20,000 worth of common shares pursuant to a restricted stock grant, in both cases at the fair market value of the common shares at the time of grant. Directors who are also employees do not receive compensation for their service as directors.

        In 2002, Messrs. Greene and Tasco also received an annual fee for their services as directors of AXIS Reinsurance in the amount of $15,000, which amount was pro rated for the calendar year. Mr. Keane received an annual fee of $25,000, which amount was pro rated for the calendar year, and an attendance fee of $1,000 per meeting for his services as director of AXIS Speciality Holdings Ireland Limited. He also serves as a director of AXIS Specialty Europe and AXIS Re.

        Our board of directors has adopted and our shareholders have approved a long-term incentive plan (the "2003 Directors Long-Term Equity Compensation Plan") in order to provide AXIS Holdings with flexibility in its ability to retain and attract well-qualified persons for service as non-employee directors. The 2003 Directors Long-Term Equity Compensation Plan provides for the granting of non-qualified stock options and stock awards (restricted and unrestricted). The maximum number of common shares with respect to which awards may be granted under the plan is 150,000. Our board of directors has broad authority to administer the plan, including the authority to determine when awards will be made, the type and amount of awards, the exercise price of options, any limitations, restrictions or conditions applicable to each award, if any, and the terms of any instrument that evidences an award. Participation in the 2003 Directors Long-Term Equity Compensation Plan is limited to non-employee directors of AXIS Holdings. As of March 31, 2003, 10,375 common shares have been issued or are subject to issuance upon the exercise of outstanding awards under the plan.

        Additionally, each non-employee director may elect to participate in an unfunded nonqualified deferred compensation plan (the "2003 Directors Deferred Compensation Plan"), which has also been adopted by our board of directors and approved by our shareholders. This plan allows participating directors to elect (i) the amount, if any, of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares, or percentage) and (ii) the form in which payment is to be made (lump sum or three annual installments). Directors who choose to defer fees otherwise payable in shares are credited a number of phantom stock units equal in amount to the number of shares of stock deferred. Directors who choose to defer fees otherwise payable in cash shall be credited with interest on their cash deferral at a rate for the year of deferral that is 100 basis points above the 12-month LIBOR rate for deposits of U.S. dollars. Amounts deferred are 100% vested at all times. Generally, benefits are paid upon termination of service as a director. The plan is administered by the board of directors.

Executive Officers

        The table below sets forth certain information concerning our executive officers:

Name	Age	Positions
Michael A. Butt(1)	60	Chairman of the Board
John R. Charman(1)	50	President, CEO and Deputy Chairman of the Board
Robert J. Newhouse, Jr.(1)	78	Chairman of the Executive Committee
Andrew Cook	40	Executive Vice President and Chief Financial Officer
Richard H. Blum	64	Chairman, AXIS Specialty U.S. Holdings, Inc.
William A. Fischer	42	Executive Vice President and Chief Reinsurance Officer, AXIS Specialty
John Gressier	35	Executive Vice President and Chief Insurance Officer, AXIS Specialty and AXIS Specialty Europe
Kevin McLean	44	Senior Vice President, General Counsel and Secretary, AXIS Specialty U.S. Holdings, Inc.
Michael E. Morrill	43	President and CEO, AXIS Reinsurance
John Murray	42	Senior Vice President and Chief Operations Officer
Dennis B. Reding	55	President and CEO, AXIS Insurance
Richard Strachan	35	Chief Claims Officer

(1)
Biography available under "—Directors."

        Andrew Cook has been Executive Vice President and Chief Financial Officer since our inception. Mr. Cook, a chartered accountant, has 15 years of industry experience. From 1993 to 1999, he served as Senior Vice President and Chief Financial Officer of LaSalle Re Holdings Limited. Mr. Cook worked as an independent consultant assisting clients in raising private equity capital from 1999 to 2000. He then served as Senior Vice President and Chief Financial Officer of Mutual Risk Management Limited from 2001 until joining us in late 2001.

        Richard H. Blum has been Chairman of AXIS Specialty U.S. Holdings, Inc. since February 2002. Mr. Blum has over 44 years of industry experience. From 1958 to 1996, Mr. Blum worked at Guy Carpenter, Inc., most recently serving as Chairman and CEO. He then worked at J&H Marsh &

McLennan Companies, Inc., serving as Vice-Chairman from 1997 to 1999 and Senior Advisor from 1999 until joining us in 2002.

        William A. Fischer has been Executive Vice President and Chief Reinsurance Officer of AXIS Specialty since our inception. Mr. Fischer has 14 years of industry experience. Mr. Fischer began his career at Skandia America Reinsurance in 1987 as a treaty underwriter, where he served until November 1991. From November 1991 to October 1994, he served as Vice President of Treaty Property Underwriting at Transatlantic Reinsurance Company. Mr. Fischer then served as Executive Vice President with responsibilities for property, accident and health, and financial products at Everest Re Group, Ltd. from October 1994 to May 2001. Most recently, Mr. Fischer was a Senior Vice President of the Brokered Group of American Re, where he was responsible for all property business, from May 2001 until joining us.

        John Gressier has been Executive Vice President and Chief Insurance Officer of AXIS Specialty and AXIS Specialty Europe since April 2002. Mr. Gressier has over 15 years of experience in the insurance industry. Mr. Gressier served as an underwriter at Charman Underwriting Agencies from 1989 until ACE Limited acquired Charman in 1998. Mr. Gressier then served as Deputy Underwriter of Syndicates 488/2488, Director of ACE Global Markets Underwriting Limited, and Director of Marine and Specialty Lines for Syndicate 2488. He was also a member of ACE Global Markets Executive Underwriting Committee. In February 2001, Mr. Gressier was appointed Joint Active Underwriter of Syndicate 2488 and director of the ACE Agency Board, where he served until joining us.

        Kevin McLean has been a Senior Vice President, General Counsel and Secretary of AXIS Specialty U.S. Holdings since June 2002. Mr. McLean has 18 years of experience in the insurance industry. From 1994 until 2002, Mr. McLean worked at Reliance Insurance Company, most recently serving as Executive Vice President, General Counsel, and Assistant Secretary.

        Michael E. Morrill has been President and CEO of AXIS Reinsurance since August 2002. Mr. Morrill has over 20 years of experience in the insurance and reinsurance industry. From 2001 to 2002, Mr. Morrill was the President and CEO of Gerling Global Reinsurance Corporation of America. From 1996 to 2001, he served as Chief Underwriting Officer for North America and Senior Vice President at Transatlantic Reinsurance Company. He has also held senior management and underwriting positions at Munich American Reinsurance Company, Cologne Reinsurance Company of America and Christiania General Insurance Company.

        John Murray has been Senior Vice President and Chief Operations Officer since our inception. Mr. Murray, a chartered accountant, has 14 years of industry experience. From 1995 to 2000, he was the Head of Operations for ACE Global Markets Limited. He then served as a Finance Director of Newmarket Underwriting Limited during 2000 and 2001.

        Dennis B. Reding has been President and CEO of AXIS Insurance since January 2003. Mr. Reding has 32 years of industry experience. Mr. Reding was President and CEO of Westchester Specialty Group from 1992 to 1998. He then served as President and CEO of ACE USA, Inc. from 1998 to 2001 and President of ACE INA Holdings, Inc. from 2001 to 2002. Mr. Reding was Chairman and CEO of Combined Specialty Group, Inc., an Aon subsidiary, in 2002.

        Richard Strachan has been Chief Claims Officer since April 2002. Mr. Strachan has 17 years of experience in the insurance and reinsurance industry. From 1985 to 1997 he managed claims for Syndicates 488 and 2488 at both Charman Underwriting Agencies and Tarquin plc. From 1997 to 1999, Mr. Strachan served as a claims adjuster at ACE Global Markets. From 1999 to 2001, he served as claims team leader for ACE Global Markets.

Management Compensation and Incentive Plans

        Our current executive officers are compensated according to the terms of their respective service agreements, which are described below. Our compensation policies are designed to maximize shareholder value over the long-term. We believe our policies provide management with incentives to strive for excellence and link the financial interests of management with those of our shareholders. The level of compensation and incentive awards is based on numerous factors, including achievement of performance objectives established by our Compensation Committee and our board of directors.

        The following table sets forth the salaries and bonuses earned by our CEO and each of the next four most highly compensated executive officers during the year ended December 31, 2002. These individuals are referred to as the "named executive officers."

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Other Annual Compensation(4)	Restricted Stock Awards(5)	Securities Underlying Options/SARs	All Other Compensation(6)
John R. Charman President and CEO	2002 2001	$1,000,000 252,055	$1,750,000 —	$168,479 10,235	$5,058,000 —	25,000 253,139	$100,000 25,205
Robert J. Newhouse, Jr. Executive Committee Chairman	2002 2001	350,000 88,219	550,000 —	29,910 —	1,011,600 1,500,000	15,000 30,000	35,000 8,822
William A. Fischer Executive Vice President and Chief Reinsurance Officer	2002 2001	400,000 100,000	500,000 250,000	228,893 6,922	252,900 500,000	10,000 10,000	40,000 8,548
Andrew Cook Executive Vice President and CFO	2002 2001	325,000 21,942	410,000 150,000	186,840 22,645	252,900 500,000	10,000 7,500	32,500 2,194
John Gressier Executive Vice President and Chief Insurance Officer(7)	2002	295,763	557,740	3,506	1,524,900	17,500	19,440
Michael A. Butt Chairman of the Board(8)	2002	126,493	200,000	52,419	1,011,600	15,000	12,649

(1)
Because we commenced operations in November 2001, we have no named executive officer compensation to report for 2000.

(2)
The numbers presented reflect earned salary.

(3)
The determination of bonus amount is based on a variety of factors, including service in 2001.

(4)
Other Annual Compensation includes (i) housing allowance for the year 2002 paid to Mr. Charman in the amount of $127,121; (ii) housing allowance for the year 2002 paid to Mr. Butt in the amount of $36,430; (iii) housing allowance paid to Mr. Fischer in the amount of $144,241; and (iv) housing allowance paid to Mr. Cook in the amount of $152,127. The reported amount also includes the amount we paid for health and long term disability insurance, social insurance and taxes, club membership fees, car allowances and relocation expenses on behalf of the named executive officers.

(5)
Based upon book value per share on the date of grant.

(6)
Includes amounts paid in 2001 and 2002 under our defined contribution pension plan.

(7)
Mr. Gressier joined us in 2002, and accordingly has no salary to report for 2001. His annual salary in 2002 was $394,350, of which $295,763 was earned.

(8)
Mr. Butt joined us in 2002, and accordingly has no salary to report for 2001. His annual salary in 2002 was $500,000, of which $126,493 was earned.

Options/SAR Grants in 2002

        The following table presents information concerning stock options granted to the named executive officers during the year ended December 31, 2002.

Name	Number of Securities Underlying Option/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Grant Date Present Value(1)
John R. Charman	25,000	10.6%	$116.00	12/12/2012	$720,500
Robert J. Newhouse, Jr.	15,000	6.4	116.00	2/12/2012	432,300
William A. Fischer	10,000	4.2	116.00	12/12/2012	288,200
Andrew Cook	10,000	4.2	116.00	12/12/2012	288,200
John Gressier	7,500	3.2	100.00	4/1/2012	218,925
	10,000	4.2	116.00	12/12/2012	288,200
Michael A. Butt	10,000	4.2	101.16	9/30/2012	291,000
	5,000	2.1	116.00	12/12/2012	144,100

(1)
There was no public market for our common shares as of December 31, 2002. The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002: risk free interest rates of 3.8%, expected life of 7 years, expected volatility of 22.1% and a dividend yield of nil. We have used an average discount of 26.8% to provide for the start-up nature of operations and the illiquidity of a privately held stock.

  Pension Plan

        We provide pension benefits to eligible employees through various plans sponsored by the Company. All pension plans are structured as defined contribution plans or schemes under the laws of the United States, the United Kingdom or Ireland. During the year ended December 31, 2002, pension expenses totaled $1.0 million.

  2003 Long-Term Equity Compensation Plan

        Our board of directors has adopted and our shareholders have approved a long-term incentive plan (the "2003 Long-Term Equity Compensation Plan") in order to optimize our profitability and growth through incentives which are consistent with our goals and which link the interest of select employees, directors and consultants with those of our shareholders. We believe the plan also promotes teamwork and provides employees, directors and consultants with an incentive to strive for excellence.

        The plan provides for the granting of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock awards, performance share and performance unit awards and share purchase rights. The maximum number of common shares with respect to which awards may be granted under the plan is 1,856,899, of which 150,000 are available for issuance pursuant to share purchase rights and of which 1,706,899 are available for issuance under all other awards. In the event of any stock split, stock dividend, or other such change to our capitalization, all share limitations and per-share prices will be adjusted by the compensation committee to prevent dilution or enlargement of rights. Shares of stock covered by an award under the plan that are forfeited will again be available for issuance in connection with future grants of awards under the plan. As of March 31, 2003, 878,119 shares have been issued or are subject to issuance upon the exercise of outstanding awards under the plan (including 112,080 shares pursuant to share purchase rights).

        The compensation committee of our board of directors has broad authority to administer the plan, including the authority to determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and SARs, determine any limitations, restrictions or conditions applicable to each award, determine the terms of any instrument that evidences an award and select plan participants. Generally, the plan is open to directors, employees, and consultants, subject to certain conditions, as described below. Awards under the plan are generally granted for a ten-year term, but may terminate earlier if the participant's employment or service terminates prior to the end of the term.

        Stock Options and SARs.    Options may be either incentive stock options or non-qualified stock options. Incentive stock options can only be granted to employees, and generally expire 10 years from the date they are granted. The exercise price of an incentive stock option or a non-qualified stock option must be at least equal to the fair market value of the shares on the date such option is granted. The exercise price of options granted under the plan may be paid (i) in cash, (ii) if permitted by the compensation committee, by delivery of previously-acquired shares of our common stock, (iii) by any combination of (i) and (ii), (iv) pursuant to a cashless exercise program, or (v) by any other means the compensation committee approves, in its discretion. As of March 31, 2003, non-qualified stock options exercisable for 530,189 common shares had been granted under the plan.

        SARs may be granted as freestanding SARs, tandem SARs with a related option or any combination of these forms. The grant price of a freestanding SAR must equal the fair market value of a share on the date of the grant. Freestanding SARs may be exercised upon whatever terms and conditions the compensation committee imposes, in its sole discretion. The grant price of tandem SARs must equal the exercise price of the related option. A tandem SAR may be exercised for all or part of the shares subject to the related option upon surrender of the right to exercise the equivalent portion of the related option. A tandem SAR may only be exercised with respect to shares for which its related option is then exercisable. All SARs terminate within ten years.

        Restricted Stock, Performance Units and Performance Shares.    Holders of restricted stock may generally exercise full voting rights and may be credited with regular dividends paid with respect to the underlying shares while they are so held. Generally, after the last day of the applicable period of restriction, the shares become freely transferable. The period of restriction with respect to outstanding stock awards generally expires on the first to occur of (1) a date specified in the grant agreement, (2) the recipient's retirement or (3) the occurrence of a change in control. As of March 31, 2003, 235,850 restricted shares have been granted under the plan.

        Performance units and performance shares may be granted to participants according to terms determined by the compensation committee. Performance units and shares are conditional grants of a specified number of common shares or an equivalent amount of cash. Each performance unit must have an initial value equal to the fair market value of a share on the date of grant, and the compensation committee sets performance goals in its discretion that will determine the number and/or value of performance units or shares that will be paid out.

        Share Purchase Rights.    The maximum number of shares that may be offered for purchase under the plan pursuant to share purchase rights is 150,000 shares. Share purchase rights may only be granted to employees, according to such terms as determined by the compensation committee. To assist employees in purchasing shares pursuant to a grant of share purchase rights, we may offer employees who are not executive officers of AXIS Holdings full recourse loans secured by the shares purchased with the loan proceeds. Share purchase rights exercisable for 112,080 shares of our common stock have been granted under the plan as of March 31, 2003.

        If, while any award granted under the plan remains outstanding, a change in control of the Company occurs, then all stock options and SARs outstanding at the time of the change in control will become exercisable in full immediately prior to the change in control, all restrictions with respect to restricted stock awards will lapse, and the target performance goals or payout opportunities attainable under all outstanding awards of restricted stock, performance units and performance shares will be deemed to have been fully attained for all open performance periods as of the change in control.

  Annual Bonus Plan

        The Company annually accrues a bonus pool, which currently is based upon pre-incentive net income. A maximum percentage of 4% of pre-incentive net income is obtainable providing certain criteria, including, but not limited to, specified levels of net income and gross premiums written, have been achieved. The pool is distributed according to an employee's level and corresponding bonus target percent.

  Employment Agreements

        The following information summarizes the employment agreements for our Chief Executive Officer and our other named executive officers who were the most highly compensated for the year ended December 31, 2002.

  Chief Executive Officer

        John R. Charman.    Under Mr. Charman's employment agreement, dated as of November 20, 2001, Mr. Charman has agreed to serve as our President and Chief Executive Officer, a member of our board of directors and a member of the Executive Committee of our board of directors. Mr. Charman's term of service under this agreement continues until November 20, 2004 followed by automatic additional one-year terms unless notice of termination of Mr. Charman's employment is provided by us or Mr. Charman at least one year prior to the end of the term. Mr. Charman receives an annual base salary of $1,000,000 and an annual incentive bonus, to be determined by the board of directors, of no less than 75% of his base salary. Mr. Charman's salary can be subject to review for increase at the discretion of the Board of Directors, however, it cannot be decreased. Mr. Charman has also been granted stock options and restricted shares as an inducement to accept such position and as a performance incentive.

        If Mr. Charman's employment terminates as a result of death, Mr. Charman's employment agreement automatically terminates, and his designated beneficiary and/or administrators are entitled to (i) base salary through to the end of the month in which he dies, (ii) a lump sum payment of one year's base salary, (iii) a separation bonus no less than the greater of (A) $1,000,000 and (B) the highest amount awarded to Mr. Charman as an annual bonus for any of the three years immediately preceding his death, (iv) immediate vesting of his previously unvested stock options and restricted shares as if his employment continued until the end of the 12-month period following his death, with the stock options to remain exercisable for no longer than one year, (v) vesting and exercisability of all other equity awards and (vi) any accrued benefits under the Company's plans, programs or agreements.

        Either Mr. Charman or we may terminate his employment agreement if Mr. Charman becomes disabled by providing 15 days prior written notice to the other party. If Mr. Charman's employment ceases because of disability, then in addition to the entitlements discussed immediately above in the case of death, Mr. Charman is also entitled to (i) disability benefits and (ii) continued coverage for one year under all benefit programs he was participating in immediately prior to the date of his termination.

        If we terminate Mr. Charman's employment agreement for cause, which includes conviction of a felony involving moral turpitude, gross negligence or gross misconduct, or if Mr. Charman voluntarily terminates his employment agreement with us, all of our obligations cease, and Mr. Charman will only be entitled to receive (i) accrued base salary, (ii) continued eligibility for one year under all medical benefit programs he was participating in immediately prior to the date of his termination at Mr. Charman's expense for the full cost of premiums for such coverage and (iii) other benefits under the Company's plans, programs and agreements.

        If we terminate Mr. Charman's employment without cause or if Mr. Charman terminates his employment with good reason as defined in the employment agreement, then Mr. Charman is subject to the same terms as if he ceased employment as a result of disability, except that Mr. Charman is entitled to receive payment of two year's base salary instead of one, two times the amount of the separation bonus and is not entitled to disability benefits. If we terminate Mr. Charman's employment agreement without cause, or if Mr. Charman terminates his employment with good reason, in anticipation of, or within the 12-month period following, a change in control as defined in the employment agreement, Mr. Charman is also entitled to receive the foregoing benefits, excluding disability benefits, except that he is also entitled to (i) three times the amount of the separation bonus, instead of two, (ii) immediate vesting of his previously unvested stock options and restricted shares as if his employment continued until the third anniversary of the date of his termination, with the stock options to remain exercisable for no longer than one year, and (iii) continued coverage for two years under all benefit programs.

        Any amount payable to Mr. Charman pursuant to his employment agreement upon his termination of employment for any reason must be paid in a lump sum with respect to 50% promptly following his termination, and with respect to the remaining 50%, with accrued interest, on the first anniversary of his termination date. If Mr. Charman receives a payment under his agreement that is subject to the tax provisions of Section 4999 of the Code, he will be entitled to receive an additional payment from us in an amount such that, after his payment of all taxes, he shall retain an amount equal to the excise tax imposed by Section 4999 of the Code.

        Mr. Charman is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the employment agreement along with ongoing confidentiality and non-disparagement requirements.

  Executive Officers

        Michael A. Butt.    Under Mr. Butt's service agreement, dated as of September 19, 2002, Mr. Butt agreed to serve as Chairman of our Board of Directors. Mr. Butt's term of service under this agreement continues until October 1, 2005 followed by automatic additional one-year terms unless notice of termination of Mr. Butt's employment is provided by us or Mr. Butt at least 90 days prior to the end of the term. Mr. Butt receives an annual base salary of $500,000 and an annual incentive bonus of no less than 50% of his base salary. AXIS Holdings has also granted Mr. Butt stock options and restricted shares as an inducement to accept such position and as a performance incentive.

        If Mr. Butt's employment terminates as a result of death, Mr. Butt's agreement automatically terminates, and his spouse, beneficiary and/or administrators are entitled to (i) any accrued base salary, (ii) a separation bonus no less than the greater of (A) $500,000 and (B) the highest amount awarded to Mr. Butt as an annual bonus for any of the three years immediately preceding his death, (iii) immediate vesting of his previously unvested stock options and restricted shares as if his employment continued until the end of the 12-month period following his death, with the stock options to remain exercisable for no longer than one year, (iv) vesting and excercisability of all other equity awards and (v) any accrued benefits under the Company's plans, programs or agreements.

        Either Mr. Butt or we may terminate his service agreement if Mr. Butt becomes disabled by providing 15 days prior written notice to the other party. If Mr. Butt's employment ceases because of disability, then in addition to the entitlements discussed immediately above in the case of death, Mr. Butt is also entitled to (i) payment of one year's base salary, (ii) disability benefits and (iii) continued coverage for one year under all benefit programs he was participating in immediately prior to the date of his termination.

        If we terminate Mr. Butt's service agreement for cause as defined and described with respect to the employment agreement of Mr. Charman, or if Mr. Butt voluntarily terminates his service agreement with us, all of our obligations cease, and Mr. Butt will only be entitled to receive accrued base salary and any accrued benefits under the Company's plans, programs or agreements.

        If we terminate Mr. Butt's employment without cause or if Mr. Butt terminates his employment with good reason as defined in the service agreement, then Mr. Butt is subject to the same terms as if he ceased employment as a result of disability, except that Mr. Butt is entitled to receive payment of two year's base salary instead of one and is not entitled to disability benefits. If we terminate Mr. Butt's service agreement without cause or if Mr. Butt terminates his employment with good reason in anticipation of, or within the 12-month period following, a change in control as defined in the agreement, Mr. Butt is also entitled to receive the foregoing benefits, excluding disability benefits, except that he is also entitled to (i) two times the amount of the separation bonus, (ii) immediate vesting of his previously unvested stock options and restricted shares as if his employment continued until the three-year anniversary of the date of his termination, with the stock options to remain exercisable for no longer than one year, and (iii) continued coverage for two years under all benefit programs.

        Any amount payable to Mr. Butt pursuant to his service agreement upon his termination of employment for any reason must be paid in a lump sum with respect to 50% promptly following his termination, and with respect to the remaining 50%, with accrued interest, on the first anniversary of his termination date. If Mr. Butt receives a payment under his agreement that is subject to the tax provisions of Section 4999 of the Code, he will be entitled to receive an additional payment from us in an amount such that, after his payment of all taxes, he shall retain an amount equal to the excise tax imposed by Section 4999 of the Code.

        Mr. Butt is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the service agreement along with ongoing confidentiality and non-disparagement requirements.

        Robert J. Newhouse, Jr.    Under Mr. Newhouse's service agreement, dated as of November 20, 2001 and amended as of Semptember 19, 2002, Mr. Newhouse agreed to serve as Chairman of the Executive Committee, a member of the Board of Directors, and a member of senior management of AXIS Holdings. Mr. Newhouse's term of service under this agreement continues until November 20, 2004 followed by automatic additional one-year terms unless notice of termination of Mr. Newhouse's employment is provided by us or Mr. Newhouse at least 90 days prior to the end of the term. Mr. Newhouse receives an annual base salary of $350,000 and an annual incentive bonus not less than 75% of his annual base salary. AXIS Holdings has also granted Mr. Newhouse fully vested and exercisable stock options along with fully vested, and wholly non-forfeitable shares pursuant to a share grant agreement as an inducement to accept such position and as a performance incentive.

        Upon Mr. Newhouse's death, Mr. Newhouse's service agreement automatically terminates, and his spouse, beneficiary and/or administrators are entitled to (i) any accrued base salary, (ii) a separation bonus no less than the greater of (A) $350,000 and (B) the highest amount awarded to Mr. Newhouse as an annual bonus for any of the three years immediately preceding his death, (iii) his stock options and shares granted pursuant to the share grant agreement, with the stock options to remain exercisable until January 2, 2012, (iv) vesting and exercisability of all other equity awards and (v) any accrued benefits under the Company's plans, programs and agreements. Additionally, Mr. Newhouse's spouse, beneficiary and/or administrators are entitled to $175,000 or, if greater, one-half of his base salary effective immediately prior to the expiration of the term of the service agreement annually for a period of three years, whether Mr. Newhouse's death occurs during or after the term of the service agreement.

        Either Mr. Newhouse or we may terminate the service agreement if Mr. Newhouse becomes disabled by providing 15 days prior written notice to the other party. Moreover, if Mr. Newhouse's employment ceases because of disability, then in addition to the entitlements discussed immediately above in the case of death (except the three-year annual payment), Mr. Newhouse is entitled to (i) payment of one year's base salary, (ii) disability benefits and (iii) continued coverage for one year under all benefit programs Mr. Newhouse participated in immediately prior to the date of his termination.

        If we terminate Mr. Newhouse's employment for cause, as defined in Mr. Charman's employment agreements, or if Mr. Newhouse voluntarily terminates his employment with us, all of our obligations cease, and Mr. Newhouse will be entitled to (i) any accrued base salary, (ii) the stock options and shares under the share purchase option agreement and the share grant agreement, respectively, (iii) vesting and exercisability of other equity awards and (iv) any accrued benefits under the Company's plans, programs or agreements.

        If we terminate Mr. Newhouse's employment without cause or if Mr. Newhouse terminates his employment with good reason as defined in the service agreement, then Mr. Newhouse is subject to the same terms as if he ceased employment as a result of disability, except that Mr. Newhouse is entitled to receive payment of two year's base salary instead of one and is not entitled to disability benefits. If we terminate Mr. Newhouse's service agreement without cause or if Mr. Newhouse terminates his employment with good reason in anticipation of, or within the 12-month period following, a change in control as defined in the service agreement, Mr. Newhouse is also entitled to receive the foregoing benefits, excluding disability benefits, except that he is also entitled to continued coverage for two years under all benefit programs.

        Any amount payable to Mr. Newhouse pursuant to his service agreement upon his termination of employment for any reason must be paid in a lump sum. If Mr. Newhouse receives a payment under his agreement that is subject to the tax provisions of Section 4999 of the Code, he will be entitled to receive an additional payment from us in an amount such that, after his payment of all taxes, he shall retain an amount equal to the excise tax imposed by Section 4999 of the Code.

        Mr. Newhouse is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the service agreement along with ongoing confidentiality and non-disparagement requirements.

        William A. Fischer.    Under Mr. Fischer's employment agreement, dated as of November 26, 2001, Mr. Fischer has agreed to serve as our Executive Vice President and Chief Reinsurance Officer. Mr. Fischer's term of service continues until December 1, 2004, followed by automatic one-year renewals. Mr. Fischer receives an annual base salary of $475,000 and an annual bonus payable at the discretion of the Company, of no less than 50% of his base salary. AXIS Holdings has also granted Mr. Fischer options and restricted shares.

        Either Mr. Fischer or we may terminate his employment agreement upon four months prior notice, provided that in lieu of such notice, the Company may, in its discretion, pay four months salary to Mr. Fischer. In addition, we may terminate Mr. Fischer's agreement without prior notice in case of serious misconduct or repeated misconduct.

        If we terminate Mr. Fischer's employment for cause, or if Mr. Fischer terminates his employment for no good reason, then Mr. Fischer is entitled to his accrued base salary, including any accrued vacation.

        If we terminate Mr. Fischer's employment without cause, or if Mr. Fischer terminates his employment for good reason, then Mr. Fischer is entitled to his accrued based salary, including any accrued vacation, a lump sum payment equal to one year's base salary and continued health coverage for one year. Mr. Fischer is entitled to the same benefits if within six months of a change in control, we terminate Mr. Fischer without cause, or Mr. Fischer's duties are adversely affected in a material way.

        Mr. Fischer is also subject to ongoing confidentiality requirements and a four-month post-employment covenant not to solicit employees or compete with us.

        Andrew Cook.    Under Mr. Cook's employment agreement, dated as of December 10, 2001, Mr. Cook has agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Cook's term of service continues until December 10, 2003, followed by automatic one-year renewals. Mr. Cook receives an annual base salary of $375,000 and an annual bonus payable at the discretion of the Company of no less than 50% of his base salary.

        The remaining material terms of Mr. Cook's agreement are substantially identical to Mr. Fischer's agreement.

        John Gressier.    Under Mr. Gressier's employment agreement, dated as of December 20, 2002, Mr. Gressier has agreed to serve as our Executive Vice President and Chief Insurance Officer. Mr. Gressier receives an annual base salary of $475,000 and an annual bonus payable at the discretion of the Company. Additionally, Mr. Gressier may be granted stock options and restricted shares.

        Either Mr. Gressier or we may terminate his agreement upon six months prior written notice. Moreover, we may terminate Mr. Gressier's agreement without prior notice for his action constituting cause for termination, including, but not limited to, if Mr. Gressier is guilty of willful neglect in the discharge of his duties, commits any serious acts of dishonesty, or is convicted of any indictable offense that affects his position with us.

        Mr. Gressier is also subject to ongoing confidentiality requirements and a six month post-employment covenant not to solicit employees or compete with us.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information as of March 31, 2003 regarding beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

  •
  Each person known by us to beneficially own 5% or more of our outstanding common shares;

  •
  Each of our directors;

  •
  Each of our named executive officers;

  •
  All of our executive officers and directors as a group; and

  •
  Each selling shareholder participating in this offering.

	Beneficial Ownership of Principal Shareholders Prior to the Offering(1)			Beneficial Ownership of Principal Shareholders After the Offering(1)
			Number of Shares Offered in this Offering
Name and Address of Beneficial Owner(2)
	Number	Percentage		Number	Percentage
Trident II, L.P. and related entities(3)(4)	4,724,010	23.8%
Blackstone Management Associates (Cayman) III L.P(5)	2,000,153	10.1%
DLJMB Overseas Partners III, C.V. and affiliated funds(6)	2,000,153	10.1%
Thomas H. Lee (Alternative) Fund V, L.P. and related entities(7)	2,000,153	10.1%
J.P. Morgan Chase & Co. and related entities(8)	2,000,660	10.1%
Marsh & McLennan Companies, Inc.(9)	1,284,094	6.5%
G.E. Capital Equity Investments, Limited(10)	500,000	2.5%
General Electric Pension Trust(11)	500,000	2.5%
Michael A. Butt	29,885	*
John R. Charman(12)	586,714	3.0%
Robert J. Newhouse, Jr.(13)	53,915	*
Robert L. Friedman(14)	0	0%
Charles A. Davis(15)	0	0%
Donald J. Greene	9,500	*
Maurice A. Keane	2,349	*
Edward J. Kelly, III	265	*
Andrew H. Rush(16)	0	0%
Scott A. Schoen(17)	1,965,557	9.9%
Frank J. Tasco	10,544	*
Jeffrey C. Walker(18)	0	0%
John Gressier(19)	27,000	*
William Fischer(20)	18,333	*
Andrew Cook(21)	25,000	*
All directors and executive officers as a group (21 persons)	2,803,062	14.1%

*
Less than 1%

(1)
Includes the outstanding common shares and assumes exercise of all outstanding warrants for common shares as well as the exercise of all outstanding options currently exercisable or exercisable within 60 days of March 31, 2003.

Our
bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock. See "Description of Share Capital—Voting Rights."

(2)
Unless otherwise stated, the address for each beneficial owner is c/o AXIS Holdings, 106 Pitts Bay Road, Pembroke, HM 08, Bermuda.

(3)
The sole general partner of Trident II, L.P. is Trident Capital II, L.P. As the general partner, Trident Capital II, L.P. holds voting and investment power with respect to the securities of the Company that are, or may be deemed to be, beneficially owned by Trident II, L.P. The manager of Trident II, L.P. is MMC Capital, Inc., a wholly owned subsidiary of Marsh & McLennan Risk Capital Holdings, Ltd. Marsh & McLennan Risk Capital Holdings, Ltd. is a wholly owned, indirect subsidiary of Marsh & McLennan Companies, Inc. The general partners of Trident Capital II, L.P. are Marsh & McLennan GP I, Inc., a wholly owned subsidiary of Marsh & McLennan Risk Capital Holdings, Ltd., and two single member limited liability companies that are owned by individuals who are senior executive officers of Marsh & McLennan Companies, Inc. Marsh & McLennan Risk Capital Holdings, Ltd., MMC Capital, Inc., Marsh & McLennan Companies, Inc., Marsh & McLennan GP I, Inc. and the two single member limited liability companies that act as general partners of Trident Capital II, L.P. each disclaim beneficial ownership of the common shares and warrants of the Company that are, or may be deemed to be, beneficially owned by Trident II, L.P. The principal address for Trident II, L.P. and Trident Capital II, L.P. is Maples & Calder, Ugland House, Box 309, South Church Street, George Town, Grand Cayman, Cayman Islands.

(4)
Includes (i) 2,367,083 common shares of the Company held by Trident II, L.P. and (ii) 2,105,792 common shares of the Company issuable upon exercise of warrants held by Trident II, L.P. Also includes an aggregate of 132,917 common shares of the Company and 118,218 common shares issuable upon exercise of warrants of the Company held by Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P. that may be deemed to be beneficially owned by Trident II, L.P. Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P. have agreed that they will coinvest with Trident II, L.P., on a pro rata basis in accordance with their committed capital, and will not dispose of their investments prior to the disposition by Trident II, L.P. The warrants are currently exercisable at the price of $100 per share and expire on November 20, 2011. Marsh & McLennan Risk Capital Holdings, Ltd. has agreed that it will coordinate the timing of the sale of the common shares of the Company held by Marsh & McLennan Risk Capital Holdings, Ltd. with the sale of common shares (including warrants and common shares issuable upon exercise thereof) held by Trident II, L.P. As a result of such agreement, Trident II, L.P. may be deemed to beneficially own common shares (including warrants and common shares issuable upon exercise thereof) of the Company that are held by Marsh & McLennan Risk Capital Holdings, Ltd. See footnote (9) below. Trident II, L.P. disclaims any beneficial ownership of any common shares of the Company held by Marsh & McLennan Risk Capital Holdings, Ltd. (other than the shares held by Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P.) and the number of common shares of the Company set forth in the table as beneficially owned by Trident II, L.P. excludes common shares of the Company that are, or may be deemed to be, beneficially owned by Marsh & McLennan Companies, Inc.

(5)
Includes 1,615,345.86 common shares held by Blackstone FI Capital Partners (Cayman) L.P.; 314,654.14 common shares held by Blackstone FI Offshore Capital Partners L.P.; and 70,000

  common shares held by Blackstone Family Investment Partnership (Cayman) III L.P. The sole general partner of Blackstone FI Capital Partners (Cayman) L.P. and Blackstone Family Investment Partnership (Cayman) III L.P and the sole investment general partner of Blackstone FI Offshore Capital Partners L.P. is Blackstone Management Associates (Cayman) III L.P. Also includes 153 shares of restricted stock held by Blackstone Management Partners III, L.L.C. The principal address for each is Walkers, PO Box 265 GT, Walker House, George Town, Grand Cayman, Cayman Islands. As founding members of Blackstone Management Associates (Cayman) III L.P., Messrs. Peter G. Peterson and Stephen A. Schwarzman have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by Blackstone Management Associates (Cayman) III L.P. Messrs. Peterson and Schwarzman also share voting and disposition power over the shares held by Blackstone Management Partners III, L.L.C. As a result, Messrs. Peterson and Schwarzman may be deemed to beneficially own the common shares that Blackstone Management Associates (Cayman) III L.P. and Blackstone Management Partners III, L.L.C. may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such shares.

(6)
Includes 1,511,854 common shares owned by DLJMB Overseas Partners III, C.V.; 105,777 common shares held by DLJ Offshore Partners III C.V.; 27,285 common shares held by DLJ Offshore Partners III-1, C.V.; 19,436 common shares held by DLJ Offshore Partners III-2, C.V.; 12,895 common shares held by DLJ MB PartnersIII GmbH & Co.KG; 2,560 common shares held by Millennium Partners II, L.P.; 320,193 common shares held by MBP III Plan Investors, L.P.; and 153 shares of restricted stock held by DLJ Merchant Banking III, Inc. The principal address for each is 11 Madison Avenue, 16th Floor, New York, NY 10010. Credit Suisse First Boston, a Swiss bank, owns the majority of the voting stock of Credit Suisse First Boston, Inc., which in turn owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"). The DLJ related entities named above (the "DLJ Related Entities") are merchant banking funds advised by indirect subsidiaries of CSFB-USA.

(7)
Includes 1,541,234 common shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 399,888 common shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 21,237 common shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; 2,964 common shares held by State Street Bank and Trust Company as Trustee under the 1997 Thomas H. Lee Nominee Trust; 3,045 common shares held by Thomas H. Lee Investors Limited Partnership; 10,350 common shares held by Putnam Investments Employees' Securities Co. I LLC; 9,241 common shares held by Putnam Investments Employees' Securities Co. II LLC; and 12,041 common shares held by Putnam Investments Holdings, LLC. Also includes 153 shares of restricted stock held by THL Managers V, LLC. The address for the Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for the 1997 Thomas H. Lee Nominee Trust, THL Managers V, LLC and Thomas H. Lee Investors Limited Partnership is 75 State Street, Boston, Massachusetts 02109. The address for Putnam Investments Employees' Securities Company I, LLC, Putnam Investments Employees' Securities Company 11, LLC and Putnam Investments Holdings LLC is One Post Office Square, Boston, Massachusetts 02109. No individual at Thomas H. Lee has voting or investment control over the common shares owned of record by Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Thomas H. Lee has voting and investment control over common shares owned of record by State Street Bank and Trust Company as Trustee under the 1997 Thomas H. Lee Nominee Trust. No individual at Putnam Investments has voting or investment control over common shares owned of record by Putnam Investments Employees'

  Securities Co. I LLC, Putnam Investments Employees' Securities Co. II LLC and Putnam Investments Holdings, LLC.

(8)
Includes 1,063,899 common shares and 135 shares of restricted stock owned by J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA"), an indirect wholly owned subsidiary of J.P. Morgan Chase & Co., and 286,610 common shares and 16 shares of restricted stock held by the following related fund entities: J.P. Morgan Partners Global Investors, L.P. (5,107 common shares); J.P. Morgan Partners Global Investors A, L.P. (17,016 common shares); J.P. Morgan Partners Global Investors (Cayman), L.P. (85,545 common shares and 4 shares of restricted stock); J.P. Morgan Partners Global Investors (Cayman) II, L.P. (9,532 common shares); J.P. Morgan Partners Global Investors (Cayman) III, L.P. (97,250 common shares and 4 shares of stock); and J.P. Morgan Partners Global Investors (Cayman) IV, L.P. (72,160 common shares and 8 shares of restricted stock) (collectively, the "JPMP Global Fund Entities"). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P., the general partner of which is JPMP Capital Corp. JPMP Capital Corp., a wholly owned subsidiary of J.P. Morgan Chase & Co., is the general partner of JPMP Global Investors, L.P., which is the general partner of each of the foregoing JPMP Global Fund Entities. Also includes common shares owned by two other companies in which J.P. Morgan Chase & Co. has an interest: J.P. Morgan Capital, L.P. (149,500 common shares) and J.P. Morgan Corsair II Offshore Capital Partners, L.P. (500,500 common shares) (collectively, the "Corsair Shares"). Mr. Walker is the president of JPMP Capital, LLC, the general partner of J.P. Morgan Capital, L.P. Mr. Walker, JPMP BHCA, JPMP Capital Corp. and the JPMP Global Fund Entities have no pecuniary interest in and disclaim beneficial ownership of the Corsair Shares. The principal address for J.P. Morgan Chase & Co. is 270 Park Avenue, New York, NY, 10017. The principal address for each of JPMP BHCA, J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Cayman) III, L.P., J.P. Morgan Partners Global Investors (Cayman) IV, L.P., JPMP Capital Corp. and J.P. Morgan Capital, L.P. is 1221 Avenue of the Americas, New York, NY, 10020. The address for J.P. Morgan Corsair II Offshore Capital Partners, L.P. is 277 Park Avenue, New York, NY, 10172.

(9)
Includes (i) 1,000,000 common shares of the Company, which constitute approximately 5.1% of all common shares outstanding, that are held by Marsh & McLennan Risk Capital Holdings, Ltd., (ii) 13,215 common shares and 153 shares of restricted stock of the Company that are held by indirect, wholly-owned subsidiaries of Marsh & McLennan Companies, Inc., (iii) 132,917 common shares of the Company and 118,218 common shares issuable upon exercise of warrants of the Company that are held by Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P. and (iv) 19,591 common shares of the Company that are, or may be deemed to be, beneficially owned by another indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc. that serves as the general partner of entities through which certain employees of Marsh & McLennan Companies, Inc. and/or its subsidiaries co-invest, on a pro rata basis in accordance with committed capital, with an institutional private equity fund that is not controlled by Marsh & McLennan Companies, Inc. The warrants are currently exercisable at the price of $100 per share and expire on November 20, 2011. As the ultimate parent corporation of its various subsidiaries, Marsh & McLennan Companies, Inc. shares voting and investment power with respect to all common shares of the Company that are, or may be deemed to be, beneficially owned by each of its subsidiaries. Marsh & McLennan Risk Capital Holdings, Ltd. has agreed that it will coordinate the timing of the sale of the common shares of the Company held by Marsh & McLennan Risk Capital Holdings, Ltd. with the sale of common shares (including warrants and common shares issuable upon exercise thereof) held by Trident II, L.P. As a result of such agreement, Marsh & McLennan Companies, Inc. may be deemed to beneficially own common shares (including warrants and common shares issuable upon exercise thereof) of the Company that are held by Trident II, L.P. See footnote (4) above. Marsh & McLennan Companies, Inc. disclaims any beneficial ownership of any common shares of the Company held by Trident II, L.P. and the number of common shares of the Company set forth in the table as beneficially owned by Marsh & McLennan Companies, Inc. excludes common shares and warrants of the Company that are, or may be deemed to be, beneficially owned by Trident II, L.P. (but, as noted above, includes the common shares and warrants of the Company held by Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P.). The principal address for Marsh & McLennan Companies, Inc. and Marsh & McLennan Risk Capital Holdings, Ltd. is 1166 Avenue of the Americas, New York, New York 10036.

(10)
The principal address for G.E. Capital Equity Investments, Limited is 120 Long Ridge Road, Stamford, Connecticut, 06905. Pursuant to the voting adjustment provided in our bye-laws, the voting rights of these common shares increased from 2.9% to 5.2% in connection with the December 17, 2002 shareholders meeting. Amounts set forth do not include any shares that may be deemed to be beneficially owned by G.E. Capital Equity Investments, Limited through its limited partnership interest in Blackstone Management Associates (Cayman) III L.P.

(11)
The principal address for General Electric Pension Trust is 3003 Summer Street, Stamford, Connecticut 06905. Pursuant to the voting adjustment provided in our bye-laws, the voting rights of these common shares increased from 2.9% to 5.2% in connection with the December 17, 2002 shareholders meeting. Amounts set forth do not include any shares that may be deemed to be beneficially owned by General Electric Pension Trust through its limited partnership interest in Trident II, L.P. and related entities.

(12)
Includes 199,426 common shares owned by Dragon Holdings Trust ("Dragon Holdings Trust"); 74,713 common shares owned by JR Charman Children's Settlement ("JR Charman Children's Settlement"); 50,258 common shares owned by Mr. Charman; and 84,380 common shares issuable upon exercise of vested options held by Mr. Charman. It also includes 133,453 common shares issuable upon exercise of warrants of the Company held by Dragon Holdings Trust and 44,484 common shares issuable upon exercise of warrants of the Company held by JR Charman Children's Settlement. Mr. Charman disclaims beneficial ownership of the common shares and common shares issuable upon exercise of warrants held by Dragon Holdings Trust and JR Charman Children's Settlement. The trustee of the Dragon Holdings Trust and of JR Charman Children's Settlement is Codan Trust Company Limited ("Codan") whose registered office is at Richmond House, 12 Par-La-Ville Road, Hamilton HM08, Bermuda. Any two directors or one director and one officer of Codan hold the power to exercise dispositive power over the common shares and common shares issuable upon the exercise of warrants of the Company held by the Dragon Holdings Trust and JR Charman Children's Settlement. John Charman has a discretionary and contingent interest in the trust property of the Dragon Holdings Trust. He also has the power to appoint and remove new or successor trustees. The Trustee has absolute discretion as to whether to make any distributions to him or not and there are other family beneficiaries. Mr. Charman's contingent interest is subject to him surviving to the end of the trust period, which is expected to be at least 80 years. John Charman has no beneficial interest in the trust property of the JR Charman Children's Settlement, although he has the power to appoint new or successor trustees.

(13)
Includes 35,000 common shares, 8,937 common shares issuable upon exercise of warrants of the Company and 10,000 common shares issuable upon exercise of vested options held by Mr. Newhouse, Jr.

(14)
Mr. Friedman is a Senior Managing Director of the Blackstone Group, L.P. Mr. Friedman disclaims beneficial ownership of all common shares owned by Blackstone entities.

(15)
Mr. Davis is Chairman and CEO of MMC Capital, Inc., a Director of Marsh & McLennan Risk Capital Holdings, Ltd., and a Vice Chairman and Director of Marsh & McLennan Companies, Inc. He also serves as a member of the investment committee of Trident II, L.P. and is the sole member of one of the single member limited liability companies that serves as a general partner of Trident Capital II, L.P., the general partner of Trident II, L.P. Mr. Davis disclaims beneficial ownership of the common shares and warrants of the Company that are, or may be deemed to be, beneficially owned by Marsh & McLennan Companies, Inc. (including the shares that are, or may be deemed to be, beneficially owned by Marsh & McLennan Risk Capital Holdings, Ltd. and MMC Capital, Inc.) and Trident II, L.P. See footnotes (3), (4) and (9) above.

(16)
Mr. Rush is an officer in the Private Equity group of Credit Suisse First Boston, of which the DLJ Related Entities are a part. Mr. Rush disclaims beneficial ownership of the common shares held by CSFB.

(17)
Mr. Schoen is a Managing Director of Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee Partners, L.P. Mr. Schoen disclaims beneficial ownership of any of the common shares referred to in footnote 7 above, except to the extent of his pecuniary interest therein.

(18)
The common shares owned by J.P. Morgan Partners (BHCA), L.P. identified in footnote 8 above may be deemed attributable to Mr. Walker because he is the President of JPMP Capital Corp., which is the general partner of JPMP Master Fund Manager, L.P. (the general partner of J.P. Morgan Partners (BHCA), L.P.) and a limited partner of JPMP Master Fund Manager, L.P. The actual pro rata portion of such beneficial ownership that may be deemed attributable to Mr. Walker is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within J.P. Morgan Partners (BHCA), L.P. and within JPMP Master Fund Manager, L.P. The common shares owned by each of the JPMP Global Fund Entities identified in footnote 8 above may be deemed attributable to Mr. Walker because of his position with JPMP Capital Corp., which is the general partner of JPMP Global Investors, L.P. (the general partner of each of the JPMP Global Fund Entities). The actual pro rata portion of such beneficial ownership that may be deemed attributable to Mr. Walker is not readily determinable. Mr. Walker disclaims beneficial ownership of the common shares held by J.P. Morgan Partners (BHCA), L.P. and the related JPMP Global Fund Entities to the extent it exceeds his pecuniary interest in them. Although Mr. Walker is also President of JPMP Capital, LLC, he does not have a pecuniary interest in, and disclaims beneficial ownership of, the shares owned by J.P. Morgan Capital, L.P. and J.P. Morgan Corsair II Offshore Capital Partners, L.P. identified in footnote 8 above.

(19)
Includes 24,500 common shares and 2,500 common shares issuable upon exercise of vested options held by Mr. Gressier.

(20)
Includes 15,000 common shares and 3,333 common shares issuable upon exercise of vested options held by Mr. Fischer.

(21)
Includes 22,500 common shares on 2,500 common shares issuable upon exercise of vested options held by Mr. Cook.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We describe below some of the transactions we have entered into with parties that are related to our company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

        Trident II, L.P., one of our founding shareholders, and two of its affiliates, Marsh & McLennan Capital Professionals Fund and Marsh & McLennan Employees' Securities Company, L.P. received 2,224,010 warrants (calculated as of March 31, 2003) with a total estimated fair value of $59.4 million when issued.

        AXIS Specialty entered into two agreements in November 2001 under which parties associated with certain of our founding investors provided assistance in connection with the formation of AXIS Specialty. In connection with the first agreement, MMC Capital, Inc. ("MMC Capital") received $25.8 million and John R. Charman received $2.5 million. One of our directors, Charles A. Davis, received approximately $1.2 million of the $25.8 million received by MMC Capital pursuant to the MMC Capital Long Term Incentive Plan. In connection with the second agreement, Marsh & McLennan Companies, Inc. received $8.4 million.

        AXIS Specialty entered into an advisory agreement in November 2001 with MMC Capital. Under this agreement, MMC Capital from time to time provides advice and assistance to the Company in connection with transactions and other matters as may be agreed by MMC Capital and the Company. Under the terms of this agreement, AXIS Specialty pays an annual fee of $1.0 million for a period of five years from the date of initial funding. During the year ended December 31, 2002, AXIS Specialty incurred $1.0 million of fees and expenses to MMC Capital in relation to this agreement. Mr. Davis receives approximately 4.5% of the payments made to MMC Capital pursuant to the MMC Capital Long Term Incentive Plan.

        AXIS Specialty entered into an agreement in November 2001 with The Putnam Advisory Company, L.L.C. ("Putnam"), an affiliate of Marsh and McLennan Companies, Inc., under which Putnam was appointed as an investment manager of part of the Company's investment portfolio. This agreement was entered into on an arms length basis on terms generally available in the market. During the year ended December 31, 2002, AXIS Specialty incurred $671,000 of fees in relation to this agreement.

        AXIS Specialty entered into agreements in November 2001 and December 2002 with J.P. Morgan Investment Management Inc. and its affiliates under which JPMorgan was appointed as an investment manager of part of the Company's investment portfolio. These agreements were entered into on an arms length basis on terms generally available in the market. During the year ended December 31, 2002, AXIS Specialty incurred $441,000 of fees in relation to these agreements.

        During the year ended December 31, 2002, JPMorgan Chase Bank acted as administrative agent and/or lender for AXIS Specialty's $400 million credit facility and it serves in the same capacity with respect to our new $550 million credit facility. In addition, certain subsidiaries of the Company hold several bank accounts with JPMorgan Chase Bank. Fees in relation to these transactions amounted to $658,000 in 2002.

        Our subsidiaries use the services of Marsh and its affiliates. During the year ended December 31, 2002 amounts paid with respect to accounting and human resource consulting totaled $570,000 (2001:$nil). In addition, we pay brokerage and commissions to Marsh and its affiliates, which vary based on the amount of business produced. During the year ended December 31, 2002, Marsh and its affiliates produced 37.9% (2001: 22.7%) of our gross premiums written.

        Certain relationships and related transactions with respect to the underwriters are set forth in "Underwriting."

MATERIAL TAX CONSIDERATIONS

        The following summary of our taxation, and the taxation of our shareholders is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) "Taxation of AXIS Holdings and Subsidiaries—Bermuda" and "Taxation of Shareholders—Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel, (ii) "Taxation of AXIS Holdings and Subsidiaries—United Kingdom" is based upon the advice of Clyde & Co., special United Kingdom legal counsel, (iii) "Taxation of AXIS Holdings and Subsidiaries—Ireland" is based upon the advice of William Fry Tax Advisers Limited, special Irish tax advisers, (iv) "Taxation of AXIS Holdings and Subsidiaries—Barbados" is based upon the advice of David King & Co., special Barbados legal counsel, and (v) "Taxation of AXIS Holdings and Subsidiaries—United States" and "Taxation of Shareholders—United States Taxation" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, L.L.P. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to AXIS Holdings and its subsidiaries and the ownership of AXIS Holdings' common shares by investors that are U.S. Persons (as defined below) who acquire such shares in the offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII, amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of AXIS Holdings and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by AXIS Holdings concerning the business and properties, ownership, organization, source of income and manner of operation of AXIS Holdings and its subsidiaries. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequence to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of AXIS Holdings and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

Taxation of AXIS Holdings and Subsidiaries

  Bermuda

        Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by us. AXIS Holdings and AXIS Specialty have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to AXIS Holdings and AXIS Specialty or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. AXIS Holdings and AXIS Specialty could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to AXIS Holdings and AXIS Specialty. AXIS Holdings and AXIS Specialty each pay annual Bermuda government fees, and AXIS Specialty pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

  United Kingdom

        AXIS UK and AXIS UK Holdings are companies incorporated and managed in the United Kingdom and are, therefore, resident in the United Kingdom and will be subject to U.K. corporation tax on their worldwide profits (including revenue profits and capital gains). It is not expected that, in the context of the group's profitability as a whole, any such tax charges will be seen to be significant. The maximum rate of United Kingdom corporation tax is currently 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by AXIS UK and AXIS UK Holdings.

        All of us, except for AXIS UK and AXIS UK Holdings, are not incorporated in the United Kingdom. Accordingly, except for AXIS UK and AXIS UK Holdings, we should not be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of us, other than AXIS UK and AXIS UK Holdings, intend to manage our affairs so that none of us, other than AXIS UK and AXIS UK Holdings, are resident in the United Kingdom for tax purposes.

        A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a branch or agency in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) connected with such branch or agency.

        The directors of each of us, other than AXIS UK and AXIS UK Holdings (which are resident in the United Kingdom), AXIS Ireland Holdings (which has established a branch in the United Kingdom) and AXIS Specialty Europe (which intends to establish a branch in the United Kingdom), intend that we will operate in such a manner so that none of us, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, carry on a trade through a branch or agency in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a branch or agency, the U.K. Inland Revenue might contend that any of us, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, is/are trading in the United Kingdom through a branch or agency in the United Kingdom.

        If any of the U.S. Subsidiaries qualifying for benefits under the tax treaty between the United Kingdom and the United States were trading in the United Kingdom through a branch or agency, they would only be subject to U.K. corporation tax if the branch or agency constituted a permanent establishment for the purposes of that treaty and then only to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe should be entitled to the benefits of the tax treaty between Ireland and the United Kingdom if they are resident in Ireland. If AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe were trading in the U.K. through a branch or agency and they were entitled to the benefits of the tax treaty between Ireland and the United Kingdom they would only be subject to U.K. corporation tax if the branch or agency constituted a permanent establishment for the purposes of that treaty and then only to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        The branch established in the United Kingdom by AXIS Ireland Holdings constitutes a permanent establishment of that company and the profits attributable to that permanent establishment (which have been calculated by the company on the basis of cost plus 10%) are subject to United Kingdom corporation tax. It is believed that the branch that is to be established in the United Kingdom by AXIS Specialty Europe will constitute a permanent establishment of that company and that the profits attributable to that permanent establishment will also be subject to United Kingdom corporation tax.

        The United Kingdom has no income tax treaty with Bermuda.

        There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a branch or agency but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

        If any of us, other than AXIS UK and AXIS UK Holdings, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us, other than AXIS Specialty Europe and AXIS Ireland Holdings, were to be treated as carrying on a trade in the United Kingdom through a branch or agency or of having a permanent establishment in the United Kingdom, our results of operations and your investment could be materially adversely affected.

        It should be noted that the British Government has published draft legislation to modernize the taxation of foreign companies operating in the United Kingdom through branches, for accounting periods starting on or after January 1, 2003. If the draft legislation is enacted in its current form, a non-U.K. resident company will only fall within the charge to United Kingdom corporation tax if it carries on a trade in the United Kingdom through a permanent establishment. The term "permanent establishment" is defined for these purposes in a manner which is consistent with various internationally recognized characteristics commonly used in the United Kingdom's double tax treaties.

  Ireland

        The directors of each of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe intend to manage their affairs so that each of them is, and will continue to be, resident in Ireland for Irish tax purposes. Assuming that AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe are and will continue to be resident in Ireland for Irish tax purposes, such companies will be subject to Irish corporation tax on their worldwide income and capital gains.

        Income derived by AXIS Ireland Holdings, AXIS Re or AXIS Specialty Europe from an Irish trade (i.e. a trade that is not carried on wholly outside of Ireland) will be subject to Irish corporation tax at the current rate of 12.5%. Other income (that is income from passive investments, income from non-Irish trades and income from certain dealings in land) will generally be subject to Irish corporation tax at the current rate of 25%. Published administrative statements of the Irish Revenue Commissioners suggest that investment income earned by AXIS Specialty Europe and Axis Re will be taxed in Ireland at a rate of 12.5% provided that such investments either form part of the permanent capital required by regulatory authorities, or are otherwise integral to the insurance and reinsurance businesses carried on by those companies. Other investment income earned by AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will generally be taxed in Ireland at a rate of 25%.

        Capital gains realized by AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will generally be subject to Irish corporation tax at a rate of 20%.

        AXIS Ireland Holdings carries on a trade in the United Kingdom through a branch and AXIS Specialty Europe intends to carry on a trade in the United Kingdom through a branch. Profits realized by such companies from branch activities in the United Kingdom will be subject to Irish corporation tax notwithstanding that such profits may also be subject to taxation in the United Kingdom. A credit against the Irish corporation tax liability is available for any U.K. tax paid on such profits, subject to the maximum credit being equal to the Irish corporation tax payable on such profits.

        AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe are, as limited liability companies, also within the charge to Irish capital duty. Irish capital duty applies at the rate of 1% on the value received for share capital issued by such companies.

        As each of AXIS Re and AXIS Specialty Europe are Irish tax resident companies, distributions made by such companies to AXIS Ireland Holdings will not be taken into account in computing the taxable income of AXIS Ireland Holdings. Irish withholding tax will also not apply to distributions made by any of AXIS Re and AXIS Specialty Europe to AXIS Ireland Holdings. Following the listing of the common shares of AXIS Holdings on the New York Stock Exchange, and provided that such shares are substantially and regularly traded on that exchange, Irish withholding tax will not apply to distributions paid by AXIS Ireland Holdings to AXIS Holdings provided AXIS Holdings has made an appropriate declaration, in prescribed form, to AXIS Ireland Holdings.

        None of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, will be resident in Ireland for Irish tax purposes unless the central management and control of such companies is, as a matter of fact, located in Ireland. See "Risk Factors—Risks Related to Taxation—We may be subject to Irish tax, which may have a material adverse effect on our results of operations."

        A company not resident in Ireland for Irish tax purposes can nevertheless be subject to Irish corporation tax if it carries on a trade through a branch or agency in Ireland or disposes of certain specified assets (e.g. Irish land, minerals, or mineral rights, or shares deriving the greater part of their value from such assets). In such cases, the charge to Irish corporation tax is limited to trading income connected with the branch or agency, capital gains on the disposal of assets used in the branch or agency which are situated in Ireland at or before the time of disposal, and capital gains arising on the disposal of specified assets, with tax imposed at the rates discussed above.

  Barbados

        AXIS Barbados was incorporated in Barbados to act as a holding company for various companies in the United States. As such, AXIS Barbados was granted a license to conduct international business in accordance with the provisions of the International Business Companies Act, Cap. 77 as amended (the "Act"), and related regulations. The Minister of Industry and International Business (the "MIIB") has granted AXIS Barbados a guarantee that the benefits and exemptions contained in the Act will apply to AXIS Barbados until January 11, 2017.

        Under the Act, AXIS Barbados is required to pay a maximum corporate tax rate of 2 1/2% on its worldwide profits, which reduces to 1% on taxable profits over U.S. $15 million. Under the Act there is currently no withholding tax imposed on amounts paid by AXIS Barbados to persons not resident in Barbados. Additionally, under current Barbados law there is no capital gains tax and no tax is payable on the transfer of shares in AXIS Barbados if transferred to a person who is not resident in Barbados or to another international business company.

        The Act governs the licensing and operations of international business companies. Licenses are issued by the MIIB, who has broad discretion over whether licenses are granted or refused. The MIIB has the authority to suspend or revoke a license if at any time a licensee fails to satisfy the conditions of the license, or is in violation of any provisions of the Act.

        The Act imposes on Barbados international business companies certain reporting requirements. For example, a licensee that has gross revenues and assets that exceed Barbados $1.0 million, which is approximately U.S. $500,000, is required to forward to the MIIB annual audited financial statements prepared in accordance with generally accepted accounting principles.

  United States

        The following discussion is a summary of all material U.S. federal income tax considerations relating to our operations. We have conducted and intend to conduct substantially all of our foreign operations outside the United States and to limit the U.S. contacts of AXIS Holdings and its foreign subsidiaries so that they should not be engaged in a trade or business in the United States. However, whether business is being conducted in the United States is an inherently factual determination. Because the Internal Revenue Code of 1986, as amended (the "Code"), regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the IRS will not contend successfully that AXIS Holdings and its foreign subsidiaries are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. AXIS Specialty, AXIS Re and AXIS Specialty Europe intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax.

        If AXIS Specialty is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), AXIS Specialty would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. AXIS Specialty currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that AXIS Specialty will be eligible for Bermuda Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of AXIS Holdings' shareholders. AXIS Holdings would not be eligible for treaty benefits because it is not an insurance company.

        Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AXIS Specialty is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of AXIS Specialty's investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If AXIS Specialty is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of AXIS Specialty's investment income could be subject to U.S. income tax.

        Under the income tax treaty between the United Kingdom and the United States that is generally in effect in the United States through December 31, 2003 (the "U.K. Treaty"), a U.K. company is entitled to the benefits of the U.K. Treaty if it is managed and controlled in the United Kingdom. We believe that AXIS UK and AXIS UK Holdings should be characterized as managed and controlled in the United Kingdom, and thus should be entitled to the benefits of the U.K. Treaty. As a result, AXIS UK and AXIS UK Holdings should be subject to U.S. federal income tax on their income found to be effectively connected with a U.S. trade or business only if such income is attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. AXIS UK and AXIS UK Holdings have conducted and intend to conduct their activities in a manner so that they should not have permanent establishments in the United States, although we cannot be certain that we will achieve this result.

        The United States and the United Kingdom have entered into a new income tax treaty which is not yet in force (the "New U.K. Treaty"). As with the current U.K. Treaty, under the provisions of the New U.K. Treaty, AXIS UK and AXIS UK Holdings, if entitled to the benefits of the New U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. AXIS UK and AXIS UK Holdings will generally be entitled to the benefits of the New U.K. Treaty if, among other reasons, (i) during at least half of the days during the relevant taxable period, at least 50% of AXIS UK's and AXIS UK Holding's stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of AXIS UK's and AXIS UK Holding's gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation, (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, AXIS UK's and AXIS UK Holding's business conducted in the United Kingdom or (iii) at least 50% of the aggregate vote and value of their shares is owned directly or indirectly by five or fewer companies the principal class of shares of which is listed and regularly traded on a recognized stock exchange. Although, we cannot be certain that AXIS UK and AXIS UK Holdings will be eligible for treaty benefits under the New U.K. Treaty because of factual and legal uncertainties regarding (i) the residency and citizenship of AXIS Holdings' shareholders, (ii) the percentage of AXIS Holdings' common shares traded on the New York Stock Exchange and (iii) the interpretation of what constitutes income incidental to or connected with a trade or business in the United Kingdom, we will endeavor to so qualify. The New U.K. Treaty will apply with respect to (i) U.S. federal income taxes for taxable periods beginning on or after January 1, 2004 and (ii) U.S. withholding taxes for certain dividends paid or credited on or after May 1, 2003.

        Under the income tax treaty between Ireland and the United States (the "Irish Treaty"), AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, if entitled to the benefits of the Irish Treaty, will not be subject to U.S. federal income tax on any income determined to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the U.S. Each of AXIS Ireland Holdings, AXIS Re, and AXIS Specialty Europe will generally be entitled to the benefits of the Irish Treaty with respect to their effectively connected income, if among other reasons, (i) at least 50% of the shares of AXIS Holdings, measured by both vote and value, are owned by Irish citizens or U.S. citizens or residents and less than 50% of its gross income for the relevant taxable period is paid or accrued directly or indirectly to persons who are not U.S. or Irish residents in the form of payments that are deductible for Irish income tax purposes or (ii) each of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, respectively, are considered as engaged in the active conduct of a trade or business in Ireland and their effectively connected income is connected with or incidental to that trade or business. Although we cannot be certain that AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will be eligible for Irish Treaty benefits because of factual and legal uncertainties regarding (i) the residency and citizenship of AXIS Holdings' shareholders and (ii) the interpretation of what constitutes (x) an active trade or business in Ireland and (y) income incidental or connected thereto, we will endeavor to so qualify. AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe have conducted and intend to conduct their activities in a manner so that each of them should not have permanent establishments in the United States, although we cannot be certain that we will achieve this result.

        Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the current U.K. Treaty or the New U.K. Treaty the withholding rate on dividends is reduced to 15% and on interest is reduced to 0% and under the Irish Treaty the withholding rate on dividends is reduced to 15% and on interest is reduced to 0%.

        The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to AXIS Specialty are 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to AXIS Re and AXIS Specialty Europe provided that they are entitled to the benefits of the Irish Treaty and the business for which the premiums are paid is not ceded to a reinsurer not entitled to a similar treaty based excise tax exemption.

        AXIS Services and AXIS U.S. Holdings are Delaware corporations, AXIS Reinsurance is a New York corporation, AXIS Insurance is a Connecticut corporation and AXIS Surplus is an Illinois corporation, and as such each will be subject to taxation in the United States at regular corporate rates. Additionally, dividends paid by these companies to AXIS Barbados would be subject to a 30% U.S. withholding tax, subject to reduction under the income tax treaty between Barbados and the United States to 5%.

        Personal Holding Companies.    AXIS Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income if any of them are considered to be a personal holding company ("PHC") for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his or her partners. Also, stock treated as owned by such partner proportionally through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as Foreign Personal Holding Companies (as discussed below).

        If AXIS Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to PHC tax (at the highest marginal rate on ordinary income applicable to individuals) on its "undistributed PHC income" (which, in the case of its foreign subsidiaries, would exclude PHC income that is from non-U.S. sources, except to the extent that such income is effectively connected with a trade or business in the U.S.). Thus, the PHC income of AXIS Holdings and its foreign subsidiaries would not include underwriting income or investment income derived from non-U.S. sources and should not include dividends received by AXIS Holdings from its foreign subsidiaries (as long as such foreign subsidiaries are not engaged in the trade or business in the U.S.)

        We believe based upon information made available to us regarding our existing shareholder base that neither AXIS Holdings nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold.

        We cannot be certain, however, that AXIS Holdings and its subsidiaries will not become PHCs following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of AXIS Holdings' shareholder base, the gross income of AXIS Holdings or any of its subsidiaries and other circumstances that could change the application of the PHC rules to AXIS Holdings and its subsidiaries. In addition, if AXIS Holdings or any of its subsidiaries were to become PHCs we cannot be certain that the amount of PHC income will be immaterial.

Taxation of Shareholders

  Bermuda Taxation

        Currently, there is no Bermuda withholding or other tax payable on principal, interests or dividends paid to the holders of the common shares.

  United States Taxation

        The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, if a partnership holds our common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the common shares, you should consult your tax advisors. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, persons who are considered with respect to any of us as "United States shareholders" for purposes of the CFC rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of AXIS Holdings or the stock of any of our foreign subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States.

        For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

        Taxation of Dividends.    Subject to the discussions below relating to the potential application of the controlled foreign corporation ("CFC"), related person insurance income ("RPII"), foreign personal holding company ("FPHC") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of AXIS Holdings (as computed using U.S. tax principles). Such dividends will not be eligible for the dividends received deduction. To the extent such distributions exceed AXIS Holdings' earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

        Classification of AXIS Holdings, or its Foreign Subsidiaries as Controlled Foreign Corporations.    Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors no U.S. Person who owns shares of AXIS Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of AXIS Holdings or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of any of the Foreign Insurance Subsidiaries (i.e., AXIS Specialty, AXIS Re and AXIS Specialty Europe),

determined on a gross basis, is 20% or more of such Foreign Insurance Subsidiary's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which such Foreign Insurance Subsidiary's RPII falls below the 20% threshold. Although we cannot be certain, AXIS Holdings believes that the gross RPII of each Foreign Insurance Subsidiary as a percentage of its gross insurance income was in prior years of operations and will be for the foreseeable future below the 20% threshold for each tax year. Additionally, as AXIS Holdings is not licensed as an insurance company we do not anticipate that AXIS Holdings will have insurance income, including RPII.

        RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of any Foreign Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of AXIS Holdings' common shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. The Foreign Insurance Subsidiaries will be treated as CFCs under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of AXIS Holdings by vote or value.

        RPII Exceptions.    The special RPII rules do not apply if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through foreign entities) less than 20% of the voting power and less than 20% of the value of the stock of AXIS Holdings (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of each of the Foreign Insurance Subsidiary's gross insurance income for the taxable year (the "20% Gross Income Exception), (iii) the Foreign Insurance Subsidiaries elect to be taxed on their RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) the Foreign Insurance Subsidiaries elect to be treated as U.S. corporations and waive all treaty benefits and meet certain other requirements. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in AXIS Holdings (and therefore, indirectly, in the Foreign Insurance Subsidiaries) on the last day of AXIS Holdings' taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which any Foreign Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of such Foreign Insurance Subsidiary's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. The Foreign Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we believe that the RPII of any of the Foreign Insurance Subsidiaries has not in the past equaled or exceeded 20% of any such company's gross insurance income, and do not expect it to do so in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

        Computation of RPII.    In order to determine how much RPII any Foreign Insurance Subsidiary has earned in each taxable year, the Foreign Insurance Subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of AXIS Holdings and are U.S. Persons. AXIS Holdings may not be able to determine whether any of the underlying direct or indirect insureds to which the Foreign Insurance Subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, AXIS Holdings may not be able to determine accurately the gross amount of RPII earned by each Foreign Insurance Subsidiary in a given taxable year. For any year in which any Foreign Insurance Subsidiary's gross RPII is 20% or more of such Foreign Insurance Subsidiary's gross insurance income for the year and the Foreign Insurance Subsidiary does not meet the 20% Ownership Exception, AXIS Holdings may also seek information from its shareholders as to whether beneficial owners of common shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent AXIS Holdings is unable to determine whether a beneficial owner of common shares is a U.S. Person, AXIS Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

        If, as expected, RPII is less than 20% of gross insurance income, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

        Apportionment of RPII to U.S. Holders.    Every RPII shareholder who owns common shares on the last day of any fiscal year of AXIS Holdings in which any Foreign Insurance Subsidiary's gross insurance income constituting RPII for that year equals or exceeds 20% of such Foreign Insurance Subsidiary's gross insurance income and the Foreign Insurance Subsidiary does not meet the 20% Ownership Exception should expect that for such year it will be required to include in gross income its share of such Foreign Insurance Subsidiary's RPII for the portion of the taxable year during which such Foreign Insurance Subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns common shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of such Foreign Insurance Subsidiary's RPII.

        Basis Adjustments.    A RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by AXIS Holdings out of previously taxed RPII income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

        Uncertainty as to Application of RPII.    The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to the Foreign Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in common shares should consult his tax advisor as to the effects of these uncertainties.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described below in "—Information Reporting and Backup Withholding."

        Dispositions of Common Shares.    Subject to the discussions below relating to the potential application of the Code section 1248, PFIC and FPHC rules, holders of common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 20% for individuals and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors that no U.S. shareholder of AXIS Holdings should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of AXIS Holdings; to the extent this is the case this application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, AXIS Holdings will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of common shares because AXIS Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" or (ii) 50% or more of its assets produce passive income.

        If AXIS Holdings were characterized as a PFIC during a given year, U.S. Persons holding common shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such persons made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that AXIS Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make these elections. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

        For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock.

        This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect for purposes of the PFIC rules, that each of AXIS Specialty, AXIS Re, AXIS Specialty Europe, AXIS Reinsurance, AXIS Insurance, and AXIS Surplus (the "Insurance Subsidiaries") will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of the Insurance Subsidiaries should be treated as passive. Additionally, we expect that in each year of operations AXIS Ireland Holdings, AXIS UK, AXIS UK Holdings and AXIS Barbados should not meet the 75% test or the 50% test because they should have sufficient non-passive income and assets either directly or through the operation of the look-through rule and thus should not be treated as PFICs. Finally, we expect that the passive income and assets (other than the stock of any indirect AXIS Holdings subsidiary) of any other AXIS Holding subsidiary will be deminimis in each year of operations with respect to the overall income and assets of AXIS Holdings. Also, under the look-through rule AXIS Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that AXIS Holdings was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

        Foreign Personal Holding Companies.    A foreign corporation will be classified as an FPHC for U.S. federal income tax purposes if (i) at any time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (ii) at least 60% of its gross income for the year is "FPHC income." Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. Also, stock treated as owned by such partner proportionally through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. If AXIS Holdings or any of its foreign subsidiaries were to become FPHCs, a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of each such FPHC would be imputed to all of AXIS Holdings' shareholders who are U.S. Persons. Such income would be taxable as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions will first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, in such case, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. federal income tax laws. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file IRS Form 5471. We believe, based upon information made available to us regarding our existing shareholder base that neither AXIS Holdings nor any of its foreign subsidiaries should be considered an FPHC for any prior year of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold. We cannot be certain, however, that AXIS Holdings and/or any of its foreign subsidiaries will not be considered an FPHC, because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of AXIS Holdings' shareholder base, the gross income of AXIS Holdings and/or any of its foreign subsidiaries and other circumstances that could change the application of the FPHC rules to AXIS Holdings and its foreign subsidiaries. In addition, if AXIS Holdings or any of its foreign subsidiaries were to become an FPHC we cannot be certain that the amount of FPHC income will be immaterial.

        Foreign tax credit.    Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

        Information Reporting and Backup Withholding.    Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which AXIS Holdings determines that gross RPII constitutes 20% or more of any of the Foreign Insurance Subsidiary's gross insurance income and the 20% Ownership Exception does not apply, AXIS Holdings will provide to all U.S. Persons registered as shareholders of its common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

        Information returns may be filed with the IRS in connection with distributions on the common shares and the proceeds from a sale or other disposition of the common shares unless the holder of the common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

        Proposed U.S. Tax Legislation.    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision that permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

        Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

        The U.S. Congress is currently considering proposals which would eliminate or reduce taxation on dividends paid by U.S. corporations (or foreign corporations to the extent subject to U.S. income tax) to U.S. shareholders. Prospects for these or any other dividend tax reduction proposals are unclear. Dividends paid by AXIS Holdings may be affected by this proposed legislation. As a result, if legislation eliminating or reducing taxation on these dividends is adopted, holders of our shares would incur higher taxes on the dividends we may pay than would be the case with comparable dividends from U.S. corporations.

DESCRIPTION OF SHARE CAPITAL

        The following summary of our share capital is qualified in its entirety by the provisions of our memorandum of association and bye-laws, the shareholders agreement among substantially all of our existing shareholders and the warrants outstanding on our common shares, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part. As of March 31, 2003, there were 175 record holders of our common shares. In this section, "we," "us" and "our" refer to AXIS Holdings and not any of its subsidiaries.

General

        We are authorized to issue up to an aggregate of 100,000,000 common shares, par value U.S. $0.10 per share, of which 17,290,567 common shares were outstanding as of March 31, 2003. Immediately after the completion of this offering,                  common shares (                  common shares if the underwriters exercise their over-allotment option in full) will be outstanding. Except as described below, our common shares will have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, AXIS Holdings has the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by Us" below. All of the common shares issued in connection with the offering will be, when issued, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors.

Voting Rights

        In general, and except as provided below, shareholders have one vote for each AXIS Holdings common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our bye-laws the voting rights exercisable by a shareholder may be limited. In any situation in which the "controlled shares" (as defined below) of a U.S. Person or the common shares held by a Direct Foreign Shareholder Group (as defined below) would constitute 9.5% or more of the votes conferred by the issued common shares, the voting rights exercisable by a shareholder with respect to such shares shall be limited so that no U.S. Person or Direct Foreign Shareholder Group is deemed to hold 9.5% or more of the voting power conferred by our common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders pro rata based on the voting power held by such shareholders, provided that no allocation of any such voting rights may cause a U.S. Person or Direct Foreign Shareholder Group to exceed the 9.5% limitation as a result of such allocation. In addition, our board of directors may limit a shareholder's voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences. "Controlled shares" includes, among other things, all common shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the Code). A "Direct Foreign Shareholder Group" includes a shareholder or group of commonly controlled shareholders that are not U.S Persons.

        We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder's voting rights.

Restrictions on Transfer of Common Shares or Warrants

        Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of AXIS Holdings.

Acquisition of Common Shares by Us

        Under our bye-laws and subject to Bermuda law, if our board of directors determines that any shareholder's ownership of common shares may result in non-de minimis adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders, we have the option, but not the obligation, to require such shareholder to sell to us or to a third party to whom we assign the repurchase right the minimum number of common shares that is necessary to avoid or cure any such adverse consequences at a price determined in the good faith discretion of the board of directors to represent the shares' fair market value.

Issuance of Shares

        Subject to our bye-laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Shareholders Agreement

        General.    We have entered into a shareholders agreement with substantially all of our existing shareholders. The shareholders agreement, together with our bye-laws, define the rights and obligations of existing shareholders party to the agreement with respect to the transfer of our common shares, our corporate governance and related matters. Certain provisions of our shareholders agreement, which we have not described, will terminate upon consummation of the offering. The shareholders agreement may be amended only with our consent and the consent of the holders of 75% of the aggregate number of shares outstanding held by the parties to the shareholders agreement at the time. Amendments and modifications which adversely affect a shareholder party to the agreement in a manner different than any other shareholder party to the agreement may only be effected with the consent of such shareholder.

        Tag-Along Rights.    Pursuant to the terms of the shareholders agreement, generally if any existing shareholder (or group of existing shareholders) proposes to transfer 20% or more of our outstanding shares (in value or in voting power), then the other shareholders party to the shareholders agreement have a right (i) to notice of the terms and conditions of the transfer, and (ii) to participate proportionally in the transfer.

        Registration Rights.    Any shareholder who beneficially owned more than 1,000,000 shares on December 31, 2002 has the right to request registration for a public offering of all or a portion of its shares at any time following the earlier of 180 days after the effective date of this registration statement and the expiration of the period during which the managing underwriters for this offering prohibit us from otherwise publicly distributing our shares. We will use commercially reasonable efforts to effect the registration of such shares, but will not be required to file a registration if (i) the aggregate proceeds expected to be received from such offering are less than $25,000,000, or (ii) we have already effected one such requested registration in the previous four-month period. If the shares are to be sold in an underwritten offering and the managing underwriters notifies us that, in their view, the number of shares proposed to be included in the offering exceeds the largest number of shares that can be sold without an adverse effect on such offering, then the number of shares requested to be registered will be allocated, pro rata, among the requesting shareholders.

        Furthermore, the holders of registration rights are limited in the total number of registration requests they can make, other than with respect to registrations pursuant to the filing of a Form S-3 with the SEC.

        In addition, if we propose to register any common shares or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, our common shares under the Securities Act (other than shares to be issued pursuant to an employee benefits plan or similar plan or in connection with a merger, acquisition or similar transaction) for our own account or for the account of a selling shareholder, we will offer shareholders who are party to the shareholders agreement the opportunity, subject to certain conditions, to include their common shares in such registration statement. Pursuant to the shareholders agreement, we shall use all reasonable efforts to effect the sale of any such shares. If the shares are to be sold in an underwritten offering and the managing underwriters notifies us that, in their view, the number of shares proposed to be included in the offering exceeds the largest number of shares that can be sold without an adverse effect on such offering, then the number of shares requested to be registered will be allocated, pro rata, among the requesting shareholders, provided that if the Company initiates registration to sell its own shares, such shares will have priority in registration.

        The shareholders agreement provides that in the case of the offering pursuant to this prospectus, neither we nor the existing shareholders party to the shareholders agreement will effect any public sale or distribution of any of our shares, or other securities convertible into or exchangeable for shares, during the period beginning 14 days prior to the effective date of the registration statement and ending 180 days after such effective date. In the case of any other offering that occurs before the two year anniversary of this offering, neither we, nor the existing shareholders party to the shareholders agreement will effect any public sale or distribution of any of our shares, or other securities convertible into or exchangeable for shares, during the period beginning 14 days prior to the effective date of the applicable registration statement and ending 90 days after such effective date. In both cases, we may agree with the lead managing underwriters to permit public distribution before the end of the specified time period.

        Indemnification.    Pursuant to the shareholders agreement, we agreed to hold harmless each shareholder selling shares in a registered offering from damages relating to a material omission or misstatement in the registration statement or prospectus for such offering, provided such omission or misstatement was not made based on information furnished to the company by the shareholder. We also agreed to hold the underwriters for any such offering harmless on substantially the same basis. Each participating shareholder in a registered offering agrees to hold harmless us, our officers, directors, agents and the underwriters for such offering with respect to omissions or mistatements made based on information furnished by such shareholder.

Bye-laws

        In addition to the provisions of the bye-laws described above under "—Voting Rights," the following provisions are a summary of some of the other important provisions of our bye-laws.

        Our Board of Directors and Corporate Action.    Our bye-laws provide that our board of directors shall consist of between 9 and 15 members, or such number as determined by the shareholders. The current board of directors consists of 12 persons and is divided into three equal classes. In addition, each director will serve a three year term, with termination staggered according to class. The classification and current term of office for each of our directors is noted in the table listing our board of directors under "Management—Directors." Shareholders may only remove a director for cause at an annual general meeting, provided that notice of the intention to hold a meeting for the purpose of removing a director is provided to that director at least two weeks before that meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Generally, the affirmative votes of a majority of the votes cast at any meeting at which quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. A quorum shall be a majority of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the aggregate voting power of our shares shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

        Voting of Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of AXIS Specialty, AXIS Specialty Holdings Ireland Limited, AXIS Specialty UK Limited, AXIS Specialty UK Holdings Limited or AXIS Specialty (Barbados) Limited (together, the "First Tier Subsidiaries"), our directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the First Tier Subsidiary. Substantially similar provisions are contained in the bye-laws (or equivalent governing documents) of the First Tier Subsidiaries (with the exception of AXIS Barbados).

        Amendment.    The bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Warrants

        Certain warrants to purchase common shares in AXIS Holdings are currently outstanding (the "Warrants"). The terms of the Warrants provide that they are exercisable at any time prior to November 20, 2011 for a certain percentage of our issued and outstanding shares. Taken as a whole, the Warrants are exercisable for a number of common shares equal to 12% of our common shares outstanding on a fully diluted basis. Upon the occurrence of an "Initial Public Offering" or an "Acquisition Event" (in each case, as defined in the Warrants) with respect to us, the amount of shares for which the Warrants are exercisable would be fixed based upon the number of our common shares outstanding on a fully diluted basis as of the close of business on the day immediately prior to the consummation of such Initial Public Offering or Acquisition Event. The exercise price and number of common shares issuable upon exercise of each warrant will be subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest.

        The following table shows the number of warrants to purchase common shares outstanding as of March 31, 2003:

Holder	Warrants to Acquire Common Shares(1)	Percentage of Diluted Shares	Exercise Price	Expiration
Trident II, L.P.	2,105,792	10.367%	$100.00	11/20/2011
Marsh & McLennan Capital Professionals Fund, L.P.	58,906.290		100.00	11/20/2011
Marsh & McLennan Employees' Securities Company, L.P.	59,312.292		100.00	11/20/2011
Dragon Holdings Settlement	133,453.657		100.00	11/20/2011
JR Charman Children's Settlement	44,484.219		100.00	11/20/2011
Robert J. Newhouse, Jr.	8,937.044		100.00	11/20/2011
Robert J. Newhouse, III	6,703.033		100.00	11/20/2011
Stephan F. Newhouse	15,641.077		100.00	11/20/2011
Paul B. Newhouse	4,469.022		100.00	11/20/2011

Total	2,437,698	12.001%

(1)
Based upon outstanding shares of 17,290,567 (includes 306 phantom share units representing common shares deferred under the 2003 Directors Deferred Compensation Plan) plus 2,437,698 common shares issuable upon exercise of outstanding warrants plus 584,189 common shares issuable upon the exercise of outstanding options, as of March 31, 2003. This number is to be fixed immediately prior to the offering as described above.

        If the warrants were exercised as of March 31, 2003 for cash, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees' Securities Company, L.P., Dragon Holdings Settlement, JR Charman Children's Settlement, Robert J. Newhouse, Jr., Robert J. Newhouse, III, Stephan F. Newhouse and Paul B. Newhouse would own 22.7%, 0.6%, 0.6%, 1.7%, 0.6%, 0.2%, 0.1%, 0.2%, and 0.0%, respectively (        %,        %,        %,         %,        %,        %,        %, and         %, respectively, following the offering assuming the underwriters' over-allotment option is not exercised and the warrant holders make no additional purchases), of our common shares, assuming the exercise of all outstanding warrants.

Anti-Takeover Provisions and Insurance Regulations Concerning Change of Control

        Some of the provisions of our bye-laws as well as certain insurance regulations concerning change of control could delay or prevent a change of control of the Company that a shareholder might consider favorable. See "Risk Factors—Risks Related to Our Common Shares and This Offering."

Differences in Corporate Law

        You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

        Duties of Directors.    Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

  •
  a duty to act in good faith in the best interests of the company;

  •
  a duty not to make a personal profit from opportunities that arise from the office of director;

  •
  a duty to avoid conflicts of interest; and

  •
  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

  •
  to act honestly and in good faith with a view to the best interests of the company; and

  •
  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of AXIS Holdings, against any director or officer of us for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

        The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

        A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

        Interested Directors.    Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends.    Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Dividend Policy" and "Regulation."

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining our objectives contained within our memorandum of association. We may, with the approval of at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly-owned subsidiaries, a resolution of shareholders approved by a majority of at least 75% of the votes cast. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of AXIS Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders Meetings.    Under our bye-laws, a special general meeting may be called by our President or by our Chairman or by the board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of AXIS Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of shareholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

        Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

        Amendment of Bye-laws.    Consistent with the Companies Act, AXIS Holdings' bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

        Staggered Board of Directors.    Under Bermuda law, the Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

Listing

        We intend to apply to have our common shares approved for listing on the New York Stock Exchange under the trading symbol "AXS".

Transfer Agent and Registrar

        The transfer agent and registrar for the common shares will be The Bank of New York, whose principal executive office is located at One Wall Street, New York, NY 10286.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the offering we will have a total of                  common shares outstanding (                  shares if the underwriters exercise the over-allotment option in full). All of the                  shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

        The remaining                  common shares outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

        AXIS Holdings, its directors and executive officers, all of its warrant holders and certain of its current shareholders have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares, whether owned currently or later acquired, for a period of 180 days from the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., subject to certain exceptions. Immediately following this offering, shareholders subject to the lock-up agreement will own                  common shares and warrants exercisable for                  common shares, representing approximately         % of the then outstanding common shares, or approximately        % if the underwriters' over-allotment option is exercised in full.

        We may, however, grant options to purchase common shares under our existing 2003 Long-Term Equity Compensation Plan and issue common shares upon the exercise of warrants for common shares or the exercise of outstanding options as long as the holder of such common shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement.

        In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding common shares and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell common shares which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

        As of March 31, 2003, we had outstanding warrants currently exercisable for 2,437,698 common shares and have granted options to purchase a total of 584,189 common shares.

        Following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register common shares issued or reserved for issuance under the 2003 Long-Term Equity Compensation Plan and the 2003 Directors Deferred Compensation Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We expect that the registration statement on Form S-8 will cover                  shares and options.

        Pursuant to the shareholders agreement, our initial investors have certain demand registration rights which will continue to apply to all of such shares after the offering. At any time beginning 180 days after the effective date of the registration statement relating to the offering, subject to exceptions, such shareholders may request that we file a registration statement under the Securities Act covering their shares, subject to certain minimum offering size requirements. Upon receipt of any such request, we generally will be required to use commercially reasonable efforts to effect such registration. Each such shareholder may only demand a certain number of registrations. In addition, we are not required to effect any registration requested by any such shareholders if we have effected any registration (other than on Form S-3 or any successor form relating to secondary offerings) within four months prior to such request. We are generally obligated to bear the expenses, other than underwriting fees, discounts and sales commissions, of all such registrations.

        Pursuant to the shareholders agreement, our initial investors also have certain "piggyback" registration rights with respect to our common shares. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify such shareholders and to include in such registration all the common shares requested to be included by them, subject to rejection of such shares under certain circumstances by an underwriter.

        No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common shares prevailing from time to time. The sale of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common shares.

UNDERWRITING

        Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering and, together with Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dowling and Partners Securities, LLC and Fox-Pitt, Kelton Inc., are acting as the representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Dowling & Partners Securities, LLC
Fox-Pitt, Kelton Inc.
Total

        The underwriters are offering the common shares subject to their acceptance of the common shares from us and the selling shareholders. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the common shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                  a common share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $                  a common share to other underwriters or to certain dealers. After the initial public offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                  additional common shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                  assuming an initial public offering price of $                  per share (the midpoint of the price range set forth on the cover page of this prospectus), the total underwriters' discounts and commissions paid by us and the selling shareholders would be $                  and $                  , respectively, and the total proceeds to us and the selling shareholders would be $                  and $                  , respectively.

        Our estimated offering expenses, excluding the underwriting discounts and commissions, are approximately $                  , which includes legal, accounting and printing costs and various other fees associated with registration and listing of the common shares.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

        We intend to apply to list our common shares on the New York Stock Exchange under the symbol "AXS." In connection with the listing of the common shares on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

        Each of AXIS Holdings, the directors and executive officers of AXIS Holdings, all of its warrantholders and certain other shareholders of AXIS Holdings has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., together, on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

  •
  enter in any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares;

whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

  •
  the sale of common shares in this offering to the underwriters;

  •
  the grant of options to purchase common shares under our existing 2003 Long-Term Equity Compensation Plan and the issuance of common shares upon the exercise of warrants for common shares outstanding on the date hereof, the exercise of options outstanding on the date hereof or granted pursuant to such plan or the conversion of any outstanding securities outstanding on the date hereof as long as the holder of such common shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement;

  •
  transactions by any person other than AXIS Holdings relating to common shares or other securities acquired in open market transactions after the completion of the offering of the common shares; and

  •
  transfers by any person other than AXIS Holdings to an affiliate of such person, a family member of such person or a trust created for the benefit of such person or family member, provided that any transferee agrees to be bound by the transfer restrictions described here and subject to certain other conditions.

        In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering or to cover any over-allotments, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common shares in the offering, if the syndicate repurchases previously distributed common shares to cover syndicate short positions or to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters.

Relationship with Underwriters

        From time to time certain of the underwriters and their affiliates have provided us, and continue to provide us, with commercial, investment banking and other financial services for which they have received and continue to receive customary fees and commissions. See "Certain Relationships and Related Transactions". In addition, affiliates of Morgan Stanley & Co. Incorporated (including certain accounts over which such affiliates exercise discretion), Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Dowling & Partners Securities, LLC own 2.7%, 10.1%, 10.1%, 2.5%, and 0.1%, respectively, of our outstanding shares, warrants and exercisable options as of December 31, 2002. In addition, an executive officer of Morgan Stanley & Co. Incorporated is a relative of one of our executive officers and directors. In addition, Mr. Andrew H. Rush, one of our directors, is a managing director of Credit Suisse First Boston in the Private Equity Group and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P., both of which are affiliates of Credit Suisse First Boston LLC, and Mr. Jeffrey C. Walker, one of our directors, is the Managing Partner of J.P. Morgan Partners and a member of the Executive Committee and Vice Chairman of J.P. Morgan Chase & Co., both of which are affiliates of J.P. Morgan Securities Inc. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., also acts as administrative agent and a lender for our $550 million revolving credit facility. In addition, an affiliate of Citigroup Global Markets Inc. acts as a lender under the credit facility. We have also entered into investment advisory agreements with affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

        Because affiliates of Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. currently own more that 10% of the equity interests in our company, the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Morgan Stanley & Co. Incorporated has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

Directed Share Program

        The underwriters have reserved for sale at the initial public offering price up to        common shares for employees, officers, directors, customers, business associates and other related persons associated with us who have expressed an interest in purchasing common shares in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Price of the Offering

        Prior to this offering, there has been no public market for the common shares. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of our company and our industry in general, premiums, earnings and certain other financial and operating information of our company in recent periods, and the price-earnings ratios, price-book value ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LEGAL MATTERS

        Certain matters as to U.S. law in connection with this offering will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. The validity of the issuance of common shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

EXPERTS

        The consolidated financial statements of AXIS Capital Holdings Limited and its subsidiaries included in this prospectus and the related financial statement schedules included elsewhere in the registration statement as of and for the year ended December 31, 2002 and as of and for the period ended December 31, 2001 have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing in this prospectus and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common shares offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's web site. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAWS AND OTHER MATTERS

        AXIS Holdings is organized under the laws of Bermuda. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and its assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon its non-U.S. directors and officers or to recover against AXIS Holdings, or its non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, AXIS Holdings may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, its U.S. agent, irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

        AXIS Holdings obtained consent for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes from the BMA as required by the Exchange Control Act 1972 of Bermuda and related regulations, subject to the condition that the common shares shall be listed on the New York Stock Exchange or any other appointed stock exchange. In addition, AXIS Holdings will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act. However, the BMA and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AXIS CAPITAL HOLDINGS LIMITED

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
of AXIS Capital Holdings Limited

        We have audited the accompanying consolidated balance sheets of AXIS Capital Holdings Limited and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the year ended December 31, 2002 and the period from November 8, 2001 (date of incorporation) to December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AXIS Capital Holdings Limited and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002 and the period from November 8, 2001 to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE Hamilton, Bermuda

February 10, 2003

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

As at December 31, 2002 and 2001

(Expressed in thousands of U.S. dollars except for share amounts)

	December 31, 2002	December 31, 2001
Assets
Cash and cash equivalents	$729,296	$761,670
Investments at fair market value	1,702,990	1,079,686
(Amortized cost 2002: $1,677,506; 2001: $1,080,142)
Accrued interest receivable	16,502	8,466
Insurance and reinsurance premium balances receivable	375,508	23,696
Deferred acquisition costs	77,166	2,215
Prepaid reinsurance premiums	49,673	—
Reinsurance recoverable	1,703	—
Intangible assets	14,079	—
Other assets	19,204	2,040

Total Assets	$2,986,121	$1,877,773

Liabilities
Reserve for losses and loss expenses	$215,934	$963
Unearned premiums	555,962	24,862
Insurance and reinsurance balances payable	142,696	—
Accounts payable and accrued expenses	24,119	4,132
Net payable for investments purchased	86,377	198,264

Total Liabilities	1,025,088	228,221

Shareholders' Equity
Share capital
(Authorized 100,000,000 common shares, par value $0.10; issued and outstanding 2002: 17,271,065; 2001: 16,890,336)	1,727	1,689
Additional paid-in capital	1,686,599	1,646,950
Deferred compensation	(20,576)	(1,311)
Accumulated other comprehensive gain (loss)	25,484	(456)
Retained earnings	267,799	2,680

Total Shareholders' Equity	1,961,033	1,649,552

Total Liabilities & Shareholders' Equity	$2,986,121	$1,877,773

See accompanying notes to consolidated financial statements

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the year ended December 31, 2002 and the period from November 8, 2001 to December 31, 2001

(Expressed in thousands of U.S. dollars except share and per share amounts)

	Year ended December 31, 2002	Period ended December 31, 2001
Revenues
Gross premiums written	$1,108,003	$26,746
Premiums ceded	(89,726)	—
Change in unearned premiums	(481,427)	(24,862)

Net premiums earned	536,850	1,884
Net investment income	71,287	4,763
Net realized gains	26,070	394
Other insurance related income (loss)	(639)	—

Total revenues	633,568	7,041

Expenses
Net losses and loss expenses	229,265	963
Acquisition costs (related party 2002: $34,267; 2001: $44)	103,703	832
General and administrative expenses	46,521	2,566
Foreign exchange gains	(9,610)	—

Total expenses	369,879	4,361

Income before income taxes	263,689	2,680
Income tax recovery	1,430	—

Net Income	265,119	2,680

Other comprehensive income
Unrealized gains (losses) arising during the year	25,805	(456)
Adjustment for re-classification of gains (losses) realized in income	135	—

Comprehensive income	$291,059	$2,224

Weighted average common shares and common share equivalents—basic	17,000,983	13,137,925

Weighted average common shares and common share equivalents—diluted	17,367,564	13,137,925

Earnings per share—basic	$15.59	$0.21

Earnings per share—diluted	$15.27	$0.21

See accompanying notes to consolidated financial statements

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the year ended December 31, 2002 and the period from November 8, 2001 to December 31, 2001

(Expressed in thousands of U.S. dollars)

	December 31, 2002	December 31, 2001
Share Capital
Balance at beginning of period	$1,689	$—
Issued during period	38	1,689

Balance at end of period	1,727	1,689

Additional paid-in capital
Balance at beginning of period	1,646,950	—
Contributed surplus on shares issued during period, net of costs	39,649	1,581,807
Fair value of issued warrants	—	65,143

Balance at end of period	1,686,599	1,646,950

Deferred Compensation
Balance at beginning of period	(1,311)	—
Deferred compensation issued during period	(25,480)	(1,400)
Amortization of deferred compensation	6,215	89

Balance at end of period	(20,576)	(1,311)

Accumulated other comprehensive gain (loss)
Balance at beginning of period	(456)	—
Change in unrealized gains (losses)	25,940	(456)

Balance at end of period	25,484	(456)

Retained earnings
Balance at beginning of period	2,680	—
Net income for period	265,119	2,680

Balance at end of period	267,799	2,680

Total Shareholders' Equity	$1,961,033	$1,649,552

See accompanying notes to consolidated financial statements

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended December 31, 2002 and the period from November 8, 2001 to December 31, 2001

(Expressed in thousands of U.S. dollars)

	Year ended December 31, 2002	Period ended December 31, 2001
Cash flows provided by operating activities:
Net income	$265,119	$2,680
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net realized gains on sales of investments	(26,070)	(394)
Amortization of discounts on fixed maturities	5,665	—
Amortization of deferred compensation	6,215	89
Accrued interest receivable	(8,036)	(8,466)
Insurance and reinsurance premium balances receivable	(351,812)	(23,696)
Reinsurance recoverable	(1,703)	—
Deferred acquisition costs	(74,951)	(2,215)
Prepaid reinsurance premiums	(49,673)	—
Other assets	(12,926)	(2,040)
Reserve for loss and loss expenses	214,971	963
Unearned premiums	531,100	24,862
Insurance and reinsurance balances payable	142,696	—
Accounts payable and accrued expenses	19,987	4,132

Total adjustments	395,463	(6,765)

Net cash provided by (used in) operating activities	660,582	(4,085)
Cash flows provided by (used in) investing activities:
Net cash paid in acquisition of subsidiaries	(40,399)	—
Purchases of available-for-sale securities	(7,326,772)	(1,168,438)
Sales of available-for-sale securities	6,664,246	285,554

Net cash used in investing activities	(702,925)	(882,884)
Cash flows provided by (used in) financing activities:
Issue of shares, net	9,969	1,648,639

Net cash provided by financing activities	9,969	1,648,639
Increase/(decrease) in cash and cash equivalents	(32,374)	761,670
Cash and cash equivalents—beginning of period	761,670	—

Cash and cash equivalents—end of period	$729,296	$761,670

See accompanying notes to consolidated financial statements

AXIS CAPITAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except share and per share amounts)

1.    History

        AXIS Capital Holdings Limited (the "Company") is a holding company organized under the laws of Bermuda. The Company was incorporated on December 9, 2002. AXIS Specialty Limited ("AXIS Specialty") and its subsidiaries became wholly owned subsidiaries of the Company on December 31, 2002, pursuant to the Exchange Offer (as defined below). AXIS Specialty commenced operations on November 20, 2001. The Company through its subsidiaries provides a broad range of insurance and reinsurance products on a worldwide basis.

        Pursuant to an exchange offer consummated on December 31, 2002 (the "Exchange Offer"), the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in the Company. Following the Exchange Offer, AXIS Specialty distributed its wholly owned subsidiaries to the Company. The Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost. As a result, the consolidated financial information presented gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001.

        AXIS Specialty Holdings Ireland Limited, a wholly owned subsidiary of the Company, was incorporated in Ireland on January 28, 2002 and acts as a holding company for AXIS Specialty Europe Limited and AXIS Re Limited. AXIS Specialty Europe Limited became licensed as an Irish insurer in May 2002. AXIS Re Limited also became entitled to carry on reinsurance business from Ireland in May 2002.

        AXIS Specialty U.S. Holdings Inc. ("AXIS U.S. Holdings"), a wholly owned subsidiary of the Company, was incorporated in Delaware on March 11, 2002. It acts as a holding company for AXIS Reinsurance Company which is domiciled in New York. AXIS Reinsurance Company is licensed to write insurance and reinsurance in all 50 states in the United States, the District of Columbia and Puerto Rico. AXIS Specialty Insurance Company, a wholly owned subsidiary of AXIS Reinsurance Company, is domiciled in Connecticut. AXIS Specialty Insurance Company is a surplus lines-eligible insurer in 38 of the states in the United States.

        On November 14, 2002, the Company announced that AXIS U.S. Holdings had agreed to acquire an Illinois domiciled surplus lines company. Regulatory approval for this acquisition was received after year end.

2.    Summary Of Significant Accounting Policies

a)    Basis of Presentation

        These consolidated financial statements include the accounts of the Company and all of its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). All significant inter-company accounts and transactions have been eliminated. The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The major estimates reflected in the Company's consolidated financial statements include, but are not limited to, the reserves for losses and loss expenses and premium estimates for business written on a line slip or proportional basis. The terms

"FAS" and "FASB" used in these notes refer to Statements of Financial Accounting Standards issued by the United States Financial Accounting Standards Board.

b)    Investments

        The Company's investments are considered to be "available for sale" under the definition included in FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and are reported at fair market value. The fair market value of investments is based upon quoted market values. The net unrealized gain or loss on investments is included as accumulated other comprehensive gain / (loss) in shareholders' equity.

        Investments are reviewed on a regular basis to determine if they have sustained an impairment of value that is considered to be other than temporary. The identification of potentially impaired investments involves significant management judgment. Any unrealized depreciation in value considered by management to be other than temporary is charged to income in the period that it is determined.

        Purchases and sales of investments are recorded on a trade date basis. Realized gains or losses on sales of investments are determined based on the specific identification method. Net investment income includes interest and dividend income together with amortization of market premiums and discounts and is net of investment management, custody and investment accounting fees. For mortgage-backed securities, and any other holdings for which there is a prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any adjustments required due to the resultant change in effective yields and maturities are recognized on a prospective basis through yield adjustments.

        Cash and cash equivalents include fixed interest deposits placed with a maturity of under 90 days when purchased.

c)     Premiums and Acquisition Costs

        Premiums written are recorded in accordance with the terms of the underlying policies. Reinsurance premiums assumed are estimated based upon information received from ceding companies and any subsequent differences arising on such estimates are recorded in the period they are determined. Premiums are generally contractually stated except for business written on a line slip or proportional basis. Under FAS 60 "Accounting and Reporting by Insurance Enterprises" a company is permitted to book premium as long as it is reasonably estimable. For line slip premiums the Company will receive an initial estimate of expected premium from the client via the broker. In the case of proportional contracts the Company will receive an estimate of the expected premium to be ceded from its client. The Company actively monitors the emergence of actual premium data on line slip policies and proportional reinsurance contracts and adjusts its estimates of written premiums to reflect reported premiums on a periodic basis as reliable information becomes available.

        Premiums are earned over the terms of the policies in proportion to the risks to which they relate. Unearned premiums represent the portion of premiums written which is applicable to the unexpired portion of the policies in force.

        Acquisition costs which vary with and are directly related to the acquisition of policies, primarily fees paid to brokers, commissions and taxes are deferred and amortized over the period in which the related premiums are earned. Deferred acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed.

d)    Reinsurance

        In the normal course of business, the Company seeks to reduce the loss that may arise from events that could cause unfavorable underwriting results by reinsuring certain levels of risk in various lines of business with other reinsurers. Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded on the unexpired term of the policies in force. Amounts recoverable from reinsurers are estimated in a manner consistent with the loss reserve associated with the underlying policy.

e)     Losses and Loss Expenses

        Reserves for losses and loss expenses include reserves for unpaid reported losses and loss expenses and for losses incurred but not reported ("IBNR"). The reserves for unpaid reported losses and loss expenses are established by management based on amounts reported from insureds or ceding companies, and on additional case reserves established on known events where official notification has not been reported, and represent the estimated ultimate costs of events or conditions that have been reported to or specifically identified by the Company.

        The reserve for losses incurred but not reported has been estimated by management in consultation with independent actuaries. Estimated IBNR is derived using the Bornhuetter-Ferguson method. This method takes as a starting point an assumed ultimate loss and loss expense ratio and blends in the loss and loss expense ratio implied by the experience to date. For the Company's assumed ultimate loss and loss expense ratio for the specialty book of business the initial expected loss and loss expense ratios selected are based on benchmarks provided by independent actuaries, derived from comparable client data, as well as market information. These benchmarks are then adjusted for any rating increases that had been observed in the market. For the Company's assumed ultimate loss and loss expense ratio for the treaty reinsurance book of business, contract by contract initial expected loss and loss expense ratios were derived during pricing. Applying these loss and loss expense ratios to our earned premium derives the estimated ultimate costs of the losses; from here paid losses and reported case reserves are deducted to generate the Company's IBNR.

        While management believes that the reserves for unpaid losses and loss expenses are sufficient to pay losses that fall within coverages assumed by the Company, the actual losses and loss expenses incurred by the Company may be greater or less than the reserve provided. Due to the start up nature of the Company's operations, actual loss experience is limited; this increases the potential for significant deviation from currently estimated amounts. The methods of determining such estimates and establishing the resulting reserve are reviewed quarterly and any adjustments are reflected in operations in the period in which they become known.

f)     Foreign Currency Translation

        The functional currency of the Company and its subsidiaries is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are translated at year end exchange rates, with the resulting foreign exchange gains and losses recognized in the consolidated statements of operations and comprehensive income. Revenues and operating expenses are translated at average exchange rates during the year.

g)     Stock Compensation

        The Company accounts for stock compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Compensation expense for stock options and for restricted stock awards granted to employees is recorded over the vesting period using the intrinsic value method. The Company provides disclosure of the pro forma effect of applying FAS No. 123 "Accounting for Stock Compensation," which requires compensation expense for employee stock options to be measured as the fair market value of the options at the grant date.

h)    Segment Reporting

        The Company reports segment results in accordance with FAS No. 131, "Segment Reporting". Under FAS 131, reportable segments represent an aggregation of operating segments that meet certain criteria for aggregation specified in FAS 131.

i)     Derivative Instruments

        The Company accounts for its derivative instruments using FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". FAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value with movements in fair value reflected in earnings.

Derivative Contracts

        Certain contracts underwritten by the Company have been determined to meet the definition of a derivative under FAS 133, and are therefore recorded at their fair value. The fair values of these contracts are modeled on prevailing market conditions and on the terms and the structure of the contract. When data is not readily available from the market the Company seeks to use data from independent counterparties. The change resulting from a movement in fair value of such contracts is included in the statement of operations and comprehensive income in other insurance related income.

Investment Related Derivative Instruments

        The Company uses investment derivatives to manage duration and currency exposure, for yield enhancement or to obtain exposure to a particular financial market. None of these derivatives are designated as hedges, and accordingly, financial futures, options, swaps and foreign currency forward contracts are carried at fair value in investments, with the corresponding realized and unrealized gains and losses included in realized gains and losses in the consolidated statements of operations.

j)     Intangible Assets

        In connection with its purchase of two licensed insurance companies domiciled in the United States, the Company acquired numerous state licenses. In order to conduct insurance business in the U.S., a company is required to obtain a license from each state in which it wishes to operate. The Company has recorded the licenses it purchased as intangible assets, as they provide a legal right to transact business indefinitely and could be resold. In accordance with FAS 142 "Goodwill and Other

Intangible Assets", the Company will not amortize the licenses but will re-evaluate, on a yearly basis, the recoverability of the assets. In addition, the Company will re-evaluate their fair value whenever changes in circumstances warrant.

k)    Taxation

        The Company utilizes the liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against the deferred tax asset is provided for if and when the Company believes that a portion of the deferred tax asset may not be realized in the foreseeable future.

l)     New Accounting Pronouncements

        On December 31, 2002 the FASB issued FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." FAS 148 amends FAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, FAS 148 amends the existing disclosure to require more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The additional disclosure requirements are effective for fiscal years ending after December 31, 2002. The Company currently follows APB 25 and accounts for stock-based compensation under the intrinsic value method of accounting. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FAS 123 to stock-based compensation.

		Year ended December 31, 2002	Period ended December 31, 2001
Net income, as reported		$265,119	$2,680
Add:	Stock-based employee compensation expense included in net income, net of related tax effects	18	—
Deduct:	Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(5,172)	(1,094)

Pro-forma net income		$259,965	$1,586

Earnings per share:
	Basic—as reported	$15.59	$0.21

	Basic—pro forma	$15.29	$0.12

	Diluted—as reported	$15.27	$0.21

	Diluted—pro forma	$14.97	$0.12

3.    Segment Information

        The Company is comprised of two underwriting segments—specialty lines and treaty reinsurance. In addition, there is a corporate segment that includes the investment and financing operations of the Company. The Company evaluates the performance of each underwriting segment based on underwriting results. Other items of revenue and expenditure are not evaluated at the segment level. In addition, management does not allocate its assets by segment as it considers the underwriting results of each segment separately from the results of its investment portfolio.

        Certain business written by the Company has loss experience generally characterized as low frequency and high severity. This may result in volatility in both the Company's and an individual segment's results and operational cash flows.

Specialty Lines

        Specialty lines of business are written on both an insurance and reinsurance basis depending on the underlying needs of the client. Specialty lines written include: marine and energy, aviation and aerospace, war risk, terrorism, political risk, commercial property risks and various other lines on a worldwide basis. The Company endeavors to aggregate its catastrophe exposures across both its specialty lines and treaty reinsurance segments.

Treaty Reinsurance

        Treaty reinsurance business is the assumption of an ongoing portfolio of insurance risk from primary insurance carriers. This portfolio can be written on either an excess of loss basis or a pro rata basis and can cover a variety of underlying insurance products including but not limited to: property, worker's compensation, personal accident and life, professional liability, casualty clash, and marine and aviation. The Company endeavors to manage its exposures to catastrophic events by limiting the amount of its exposure in each geographic zone worldwide and by event peril and requires that its property and catastrophe contracts provide for aggregate limits and varying attachment points.

        The following is an analysis of the underwriting results (before general and administrative expenses) by segment together with a reconciliation of underwriting profit (loss) to income before income taxes:

Year ended December 31, 2002

	Specialty Lines	Treaty Reinsurance	Total
Gross premiums written	$793,759	$314,244	$1,108,003
Net premiums written	704,033	314,244	1,018,277
Gross premiums earned	354,667	222,237	576,904
Net premiums earned	314,613	222,237	536,850
Other insurance related income (loss)	(639)	—	(639)
Net losses and loss expenses	137,848	91,417	229,265
Acquisition costs	56,683	47,020	103,703

Underwriting results (before general and administrative expenses)	119,443	83,800	203,243
General and administrative expenses			46,521

Underwriting profit			156,722
Net investment income			71,287
Realized gains on investments			26,070
Foreign exchange gain			9,610

Income before income taxes			$263,689

Net loss and loss expense ratio	43.8%	41.1%	42.7%
Acquisition cost ratio	18.0	21.2	19.3
General and administrative expense ratio			8.7

Combined ratio			70.7%

Reserve for losses and loss expenses	$132,628	$83,306	$215,934

Period ended December 31, 2001

	Specialty Lines	Treaty Reinsurance	Total
Gross premiums written	$24,465	$2,281	$26,746
Net premiums written	24,465	2,281	26,746
Gross premiums earned	1,713	171	1,884
Net premiums earned	1,713	171	1,884
Other insurance related income	—	—	—
Net losses and loss expenses	886	77	963
Acquisition costs	320	512	832

Underwriting results (before general and administrative expenses)	507	(418)	89
General and administrative expenses			2,566

Underwriting loss			(2,477)
Net investment income			4,763
Realized gains on investments			394

Income before income taxes			$2,680

Net loss and loss expense ratio	51.7%	45.0%	51.1%
Acquisition cost ratio	18.7	299.4	44.2
General and administrative expense ratio			136.2

Combined ratio			231.5%

Reserve for losses and loss expenses	$886	$77	$963

        The following table shows an analysis of the Company's gross premiums written by geographical location of subsidiary for the year ended December 31, 2002 and the period ended December 31, 2001:

	Year Ended December 31, 2002	Period Ended December 31, 2001
Bermuda	$1,015,057	$26,746
Ireland	90,192	—
United States	2,784	—

Total	$1,108,003	$26,746

4.    Business Combinations

        On October 1, 2002, the Company completed, through a subsidiary, the purchase of the Connecticut Specialty Insurance Company, a surplus lines-eligible carrier in 38 states which was subsequently renamed AXIS Specialty Insurance Company. The Company paid a purchase price of $17.4 million. On November 27, 2002, the Company completed, through a subsidiary, the purchase of Royal & SunAlliance Personal Insurance Company, which is licensed in all 50 states of the United States, the District of Columbia and Puerto Rico and was subsequently renamed AXIS Reinsurance Company. The Company paid a purchase price of $23.1 million. The Company purchased these companies as the foundation for commencing its U.S. operations.

        These purchases have been accounted for under the purchase method of accounting. The assets of the two companies (fixed income securities $23.0 million, cash $3.4 million and licenses $14.1 million) were recorded at their fair values on the date of completion of the acquisitions. The process of determining the fair value of the acquired assets, as required under purchase accounting, included independent valuations. The purchase prices have been fully allocated against the fair values of the assets; consequently no goodwill was recorded. At the dates that AXIS Specialty Insurance and AXIS Reinsurance were acquired, the pre-acquisition liabilities had been assumed by the sellers or their affiliates. The respective sellers further agreed to indemnify the acquired companies and our U.S. holding company from and against any and all such liabilities. Some of the underlying liabilities have been reinsured with third parties. Other liabilities are being novated or collateralized by an irrevocable letter of credit. In the event that the reinsurance and, if applicable, the letter of credit are insufficient to pay all covered insurance claims, and the sellers do not fulfill their obligations under the indemnification, the Company would have liability for such claims.

5.    Investments

        Net investment income is derived from the following sources:

	Year ended December 31, 2002	Period ended December 31, 2001
Fixed maturities and cash equivalents	$74,996	$5,089
Investment expenses	(3,709)	(326)

Net investment income	$71,287	$4,763

        The following represents an analysis of realized gains (losses) and the change in unrealized gains on investments included within Accumulated other comprehensive gain (loss):

	Year ended December 31, 2002	Period ended December 31, 2001
Gross realized gains	$47,003	$1,469
Gross realized losses	(24,488)	(1,075)

Net realized gains on fixed maturities	22,515	394
Net realized and unrealized gains on derivative instruments	3,555	—

Net realized gains on investments	$26,070	$394

Change in unrealized gains (losses) on fixed maturities	$25,940	$(456)

        All investments are held as available for sale. The amortized cost and fair market values are as follows:

	At December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
U.S. government and agency securities	$426,939	$7,365	$(101)	$434,203
Non-U.S. government securities	97,949	1,191	(652)	98,488
Corporate debt securities	295,050	11,184	(482)	305,752
Mortgage-backed securities	725,161	12,203	(2,753)	734,611
Asset-backed securities	119,259	2,014	(4,740)	116,533
States, municipalities and political subdivisions	13,148	255	—	13,403

Total fixed income maturities	$1,677,506	$34,212	$(8,728)	$1,702,990

	At December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
U.S. government and agency securities	$478,768	$890	$(1,429)	$478,229
Non-U.S. government securities	1,324	—	(15)	1,309
Corporate debt securities	157,287	617	(572)	157,332
Mortgage-backed securities	403,352	1,058	(1,049)	403,361
Asset-backed securities	36,205	47	(16)	36,236
States, municipalities and political subdivisions	3,206	13	—	3,219

Total fixed income maturities	$1,080,142	$2,625	$(3,081)	$1,079,686

        The following table sets forth certain information regarding the credit ratings of the Company's bond portfolio:

	December 31, 2002		December 31, 2001
Ratings*
	Amortized Cost	Percentage	Amortized Cost	Percentage
AAA	$1,382,702	82.4%	$56,670	5.2%
AA	31,458	1.9	329,823	30.5
A	146,354	8.7	505,502	46.8
BBB	116,992	7.0	177,946	16.5
BB	—	—	10,201	1.0

Total	$1,677,506	100.0%	$1,080,142	100.0%

*
Ratings as assigned by Standard & Poor's Corporation

        The contractual maturities of fixed maturity securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2002		December 31, 2001
	Amortized Cost	Fair Market Value	Amortized Cost	Fair Market Value
Due in one year or less	$76,350	$76,475	$19,497	$19,497
Due after one year through five years	479,517	487,549	358,267	358,699
Due after five years through ten years	223,676	232,088	175,316	174,604
Due after ten years	53,543	55,734	87,505	87,289

	833,086	851,846	640,585	640,089
Mortgage- and asset-backed securities	844,420	851,144	439,557	439,597

Total fixed maturities	$1,677,506	$1,702,990	$1,080,142	$1,079,686

        At December 31, 2002, $17.5 million (2001: $nil) of securities were on deposit with various state or government insurance departments in order to comply with relevant insurance regulations.

6.    Losses and loss expenses

        Unpaid losses and loss expenses are comprised of:

	December 31, 2002	December 31, 2001
Reserve for reported losses and loss expenses	$60,956	$—
Reserve for losses incurred but not reported	154,978	963

Unpaid losses and loss expenses	$215,934	$963

        Net losses and loss expenses incurred comprise:

	Year ended December 31, 2002	Period ended December 31, 2001
Losses and loss expense payments	$16,958	$—
Change in unpaid losses and loss expenses	214,010	963
Reinsurance recoveries	(1,703)	—

Net losses and loss expenses incurred	$229,265	$963

        The following table represents an analysis of paid and unpaid losses and loss expenses and a reconciliation of the beginning and ending unpaid losses and loss expenses for the periods indicated:

	December 31, 2002	December 31, 2001
Unpaid losses and loss expenses at beginning of period	$963	$—

Increase in net losses and loss expenses incurred in respect of losses occurring in:
Current year	230,063	963
Prior year	(798)	—

Total incurred losses and loss expenses	229,265	963
Less net losses and loss expenses paid in respect of losses occurring in:
Current year	16,943	—
Prior year	15	—

Total net paid losses	16,958	—
Change in unrealized foreign exchange loss	961	—

Net unpaid losses and loss expenses at end of period	214,231	963
Reinsurance recoverable	1,703	—

Gross unpaid losses and loss expenses at end of period	$215,934	$963

        Certain business written by the Company has loss experience generally characterized as low frequency and high severity in nature. This may result in volatility in the Company's financial results. Actuarial assumptions used to establish the liability for losses and loss expenses are periodically adjusted to reflect comparisons to actual losses and loss expense development, inflation and other considerations.

7.    Reinsurance

        The Company's insurance subsidiaries use reinsurance agreements to reduce exposure to risk of loss on certain lines of specialty insurance. During the year ended December 21, 2002, the Company purchased two types of reinsurance coverage: facultative, which accounted for 12% of the total ceded premium, and excess of loss covers, which accounted for 88% of the total ceded premium. Facultative covers are typically assumed with the original business. Excess of loss covers provide a contractually set amount of cover after an excess point has been reached. Generally these covers are purchased on a package policy basis, as they provide cover for a number of lines of business within one contract. These agreements provide for recovery of a portion of losses and loss reserves from reinsurers. The Company's insurance subsidiaries remain liable to the extent that reinsurers do not meet their obligations under these agreements, and therefore the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. Provisions are made for amounts considered potentially uncollectible. The allowance for uncollectible reinsurance recoverable was $nil as at December 31, 2002 (2001: $nil).

        Gross premiums written, ceded and net amounts of premiums written and premiums earned for the year ended December 31, 2002 and the period ended December 31, 2001 are as follows:

	Year ended December 31, 2002		Period ended December 31, 2001
	Premiums written	Premiums earned	Premiums written	Premiums earned
Gross	$1,108,003	$576,904	$26,746	$1,884
Ceded	89,726	40,054	—	—

Net	$1,018,277	$536,850	$26,746	$1,884

8.    Acquisition Costs

        The following analysis details the composition of the Company's acquisition costs for the year ended December 31, 2002 and the period ended December 31, 2001.

	Year ended December 31, 2002	Period ended December 31, 2001
Amortized deferred policy acquisition costs	$91,200	$195
Allocated underwriting personnel expenses	12,503	637

	$103,703	$832

9.    Derivative Instruments

        The Company writes certain contracts that are classified as derivatives under FAS 133. In addition, the Company may enter into derivative instruments such as futures, options, interest rate swaps and foreign currency forward contracts in order to manage duration and foreign currency exposure, obtain exposure to a particular financial market or for yield enhancement. The Company manages the exposure to these instruments based on guidelines established by management. These derivative instruments are carried at fair value with the corresponding changes in fair value recognized in income in the period that they occur.

a)    Derivative Contracts

        During the year ended December 31, 2002, the Company entered into a contract under which it will receive a fixed annual premium for a five year period and in return it will assume the risk of default on a pre-determined portfolio of financial obligations with a notional value of $350 million. This contract meets the definition of a derivative contract under FAS 133.

        The Company has recorded this contract at fair value with any changes in the value reflected in other insurance related income in the consolidated statement of operations and comprehensive income. The contract is modeled on prevailing market conditions and certain other factors relating to the structure of the contract. When data is not readily available from the market the Company uses data from independent counterparties. The Company's model takes into account movements on credit spreads and credit qualities. The change in fair value recorded for the year ended December 31, 2002 was $(0.6) million. As at December 31, 2002, an asset of $37.8 million was included in insurance and reinsurance premiums receivable and a liability in the amount of $47.9 million was recorded in reinsurance balances payable in respect of this contract.

b)    Foreign Currency Exposure Management

        The Company periodically uses foreign currency forward contracts to minimize the effect of fluctuating foreign currencies and to gain exposure to interest rate differentials between differing market rates. Forward currency contracts purchased are not specifically identifiable against cash, any single security or any groups of securities and, therefore, do not qualify and are not designated as a hedge for financial reporting purposes. All realized gains and unrealized gains and losses on foreign currency forward contracts are recognized in the statements of operations and comprehensive income. During the year ended December 31, 2002, the Company recorded $3.6 million of realized and unrealized gains on investment derivative instruments. As at December 31, 2002, the net contractual amount of foreign currency forward contracts was $0.41 million (2001: $nil), with a negligible fair market value (2001: $nil).

10.    Commitments and contingencies

a)    Concentrations of credit risk

        The investment portfolio is managed by external advisors in accordance with prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue and issuers. The Company did not have an aggregate exposure in a single entity, other than in U.S. Government, U.S. Government agencies and German Government securities, of more than 2% of shareholders' equity at December 31, 2002.

b)    Brokers

        The Company produces its business through brokers and direct relationships with insurance companies. During the year ended December 31, 2002, three brokers accounted for approximately

69.2% (2001: 81.8%) of the total gross premiums written by the Company. One broker accounted for approximately 37.9% (2001: 22.7%), the second for approximately 20.7% (2001: 39.5%) and the third for approximately 10.6% (2001: 19.6%). Each of these brokers is a large, well established company. No other broker and no one insured or reinsured accounted for more than 10% of gross premiums written in the year ended December 31, 2002 and the period ended December 31, 2001.

c)     Credit Facilities

        As at December 31, 2002, AXIS Specialty had a $400 million revolving credit facility available from a syndicate of commercial banks. Up to $375 million may be used to issue letters of credit and up to $50 million for general corporate purposes with total borrowing not to exceed $400 million. As at December 31, 2002, AXIS Specialty had letters of credit of $10.0 million outstanding. Associated with AXIS Specialty's bank commitments are various loan covenants that include, among other things, the requirement that AXIS Specialty maintain a minimum level of capital and surplus of $1.2 billion and a debt to total capitalization ratio not greater than 0.35:1.00. AXIS Specialty was in compliance with all covenants throughout the year. There was no debt outstanding as at December 31, 2002 or December 31, 2001.

d)    Lease commitments

        The Company and its subsidiaries lease office space in the countries in which they operate under operating leases which expire at various dates through March 2012. The Company renews and enters into new leases in the ordinary course of business as required. Total rent expense with respect to these operating leases for the year ended December 31, 2002 was approximately $1,885 (2001:$89)

        Future minimum lease payments under the leases are expected to be as follows:

Year
2003	$2,562
2004	2,409
2005	2,241
2006	1,033
2007	759
Later years	3,339

Total minimum future lease commitments	$12,343

11.    Earnings per share

        The following table sets forth the comparison of basic and diluted earnings per share:

	Year ended December 31, 2002	Period ended December 31, 2001
Basic earnings per share
Net income	$265,119	$2,680

Weighted average common shares outstanding	17,000,983	13,137,925

Basic earnings per share	$15.59	$0.21

Diluted earnings per share
Net income	$265,119	$2,680

Weighted average common shares outstanding	17,000,983	13,137,925
Share equivalents
Warrants	317,173	—
Options	49,408	—

Weighted average common shares outstanding—diluted	17,367,564	13,137,925

Diluted earnings per share	$15.27	$0.21

12.    Shareholders' equity

a)    Authorized shares

        The authorized share capital is 100,000,000 common shares of a par value of $0.10 each. The following table is a summary of changes in common shares issued and outstanding:

	December 31, 2002	December 31, 2001
Issued and outstanding shares, beginning of period	16,890,336	—
Shares issued	380,729	16,890,336

Issued and outstanding shares, end of period	17,271,065	16,890,336

b)    Share warrants

        Warrants were issued to the founding group of shareholders which entitle them to purchase up to 12% of the aggregate number of outstanding shares of common stock, calculated on a fully diluted basis, on the exercise date at a price of $100 per warrant share. As at December 31, 2002, 2,431,663 common shares (2001: 2,347,583) would be issued pursuant to the warrant agreements, if all warrants were exercised. The expiration date for these warrants is November 20, 2011.

        The warrants were granted to the founding group of shareholders as an inducement to purchase stock in the Company, therefore no compensation expense has been recorded in connection with the warrants. The fair value of the warrants as at November 20, 2001, of $65.1 million has been included in additional paid-in capital. This value has been calculated using the Black-Scholes option-pricing model. The assumptions used were: risk-free interest rate 5.1%; expected life 7 years; and dividend yield nil.

13.    Employee benefit plans

a)    Pension plans

        The Company provides pension benefits to eligible employees through various plans sponsored by the Company. All pension plans are structured as defined contribution plans. During the year ended December 31, 2002, pension expenses totaled $1.0 million (2001: $67), respectively.

b)    Options

        The Company has a stock option plan for employees under which up to 613,846 common shares of the Company may be issued. In addition, the board of directors has granted 45,000 options to an employee of the Company which are considered to be outside of the plan. The plan is administered by the Company and the Compensation Committee of the Board of Directors. Grant prices are established at the fair value of the Company's common stock at the date of grant. Options have a life of 10 years and generally vest ratably on an annual basis, over three years from the date of grant.

        During the year ended December 31, 2002, the Company expensed $18 (2001: $nil) related to the grant of options. The weighted average fair value of options granted during 2002 was $7,676 (2001: $8,321). Had the Company applied the fair value method detailed in FAS 123 in accounting for options, the Company would have expensed $5,172 during the year ended December 31, 2002 (2001: $1,094). Had the Company applied FAS 123 in accounting for options, net income would have been $259,965 (2001: $1,586)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002: risk free interest rates of 3.8% (2001: 5.1%), expected life of 7 years (2001: 7 years), and a dividend yield of nil (2001:nil).

        The following is a summary of stock options and related activity:

	2002		2001
	Number of Options	Average Exercise Price	Number of Options	Average Exercise Price
Outstanding—beginning of period	323,639	$100.00	—	—
Granted	235,800	109.69	323,639	$100.00

Outstanding—end of period	559,439	$104.25	323,639	$100.00
Options exercisable	107,880		—
Options available for grant	99,407		320,207

        The following table summarizes information about the Company's stock options for options outstanding as of December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise prices	Number of Options	Average Exercise Price	Average Remaining Contractual Life	Number of Options	Average Exercise Price
$100-$105	409,689	$100.07	9.01 years	107,880	$100.00
$106-$110	5,250	$107.62	9.84 years	—	—
$111-$116	144,500	$116.00	9.95 years	—	—

c)     Restricted stock awards

        The Company has a restricted share plan for employees under which up to 229,500 common shares of the Company may be issued. In addition, the Board has granted 25,000 shares to an employee of the Company which is considered to be outside of the plan. During the year ended December 31, 2002, 206,500 (2001: 48,000) restricted common shares were awarded to employees of the Company and its subsidiaries bringing the total issued to date to 254,500. These shares cliff vest at the end of a three year period from the date of grant and contain certain restrictions, for said period, relating to, among other things, forfeiture in the event of termination of employment and transferability. At the time of grant, deferred compensation equivalent to the difference between the issue price and the estimated fair market value is charged to shareholders' equity and subsequently amortized over the three-year vesting period. During the year ended December 31, 2002, the Company amortized $6,215 (2001: $89) of restricted stock to income.

14.    Related party transactions

        The transactions listed below are classified as related party transactions, as each counterparty has either a direct or indirect shareholding in the Company.

        AXIS Specialty entered into two agreements in November 2001 under which parties associated with certain of our founding investors provided assistance in connection with the formation of AXIS Specialty. In connection with the first agreement, MMC Capital, Inc. received $25.8 million and John R. Charman received $2.5 million. In connection with the second agreement, Marsh & McLennan Companies, Inc. received $8.4 million.

        AXIS Specialty entered into an advisory agreement in November 2001 with MMC Capital, Inc. ("MMC Capital"). Under this agreement, MMC Capital from time to time provides advice and assistance to the Company in connection with transactions and other matters as may be agreed by MMC Capital and the Company. Under the terms of this agreement, AXIS Specialty pays an annual fee of $1.0 million for a period of five years from the date of initial funding. During the year ended December 31, 2002, AXIS Specialty incurred $1,005 (2001: $115) of fees and expenses to MMC Capital in relation to this agreement of which $nil (2001: $115) was included in accounts payable and accrued expenses.

        AXIS Specialty entered into an agreement in November 2001 with The Putnam Advisory Company, L.L.C. ("Putnam") under which Putnam was appointed as an investment manager of part of its investment portfolio. This agreement was entered into on an arms length basis on terms generally available in the market. During the year ended December 31, 2002, AXIS Specialty incurred $671 (2001: $73) of fees in relation to this agreement of which $172 (2001: $73) was included in accounts payable and accrued expenses.

        AXIS Specialty entered into agreements in November 2001 and December 2002 with J.P. Morgan Investment Management Inc. and its affiliates ("J.P. Morgan Investment Management") under which J.P. Morgan Investment Management was appointed as an investment manager of part of the company's investment portfolio. These agreements were entered into on an arms length basis on terms available generally in the market. During the year ended December 31, 2002, AXIS Specialty incurred $441 (2001: $57) of fees in relation to these agreements of which $240 (2001: $57) was included in accounts payable and accrued expenses.

        During the year ended December 31, 2002, JPMorgan Chase Bank acted as administrative agent and lender for AXIS Specialty's $400 million revolving credit facility. In addition, certain subsidiaries of the Company hold several bank accounts with JPMorgan Chase Bank. Fees in relation to these transactions amounted to $658, of which $14 (2001: $nil) was included in accounts payable and accrued expenses.

        The Company's subsidiaries use the services of Marsh & McLennan Companies, Inc. and its subsidiaries ("Marsh & McLennan"). During the year ended December 31, 2002 amounts paid with respect to accounting and human resource consulting totaled $570 of which $185 (2001:$nil) was included in accounts payable and accrued expenses. In addition, we pay brokerage and commissions to Marsh & McLennan, which vary based on the amount of business produced. During the year ended December 31, 2002, Marsh & McLennan produced 37.9% (2001: 22.7%) of our gross premiums written.

15.    Taxation

        Under current Bermuda law, the Company is not required to pay any taxes in Bermuda on its income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, the Company will be exempt from taxation in Bermuda until March 2016. The Company has operating and branch subsidiaries in the United States, Ireland and the United Kingdom and is subject to the relevant taxes in those jurisdictions.

        Income tax recovery for the year ended December 31, 2002, was as follows:

December 31, 2002
Current income tax	$641
Deferred income tax recovery	(2,071)

Total income tax recovery	$(1,430)

        There was no expense or payable in 2001 as the only company operating was located in Bermuda.

        Deferred income taxes reflect the tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the net deferred tax asset (liability) are as follows:

December 31, 2002
Deferred tax assets:
Discounting of loss reserves	$112
Unearned premium	32
Tax loss carry forwards	2,007

$2,151

Deferred tax liabilities:
Deferred acquisition costs	$(80)

$(80)

Net deferred tax asset	$2,071

16.    Statutory Financial Information

        The Company's insurance and reinsurance operations are subject to insurance laws and regulations in the jurisdictions in which it operates, including Bermuda, Ireland and the United States. Statutory capital and surplus as reported to the relevant regulatory authorities for the principal operating subsidiaries of the Company is as follows:

	Bermuda	Ireland	United States
Required statutory capital and surplus	$498,453	$5,265	$5,000
Actual statutory capital and surplus	1,387,624	446,123	370,652

        The difference between statutory financial statements and statements prepared in accordance with U.S. GAAP vary by jurisdiction, however the primary difference is that statutory financial statements do not reflect deferred policy acquisition costs, net deferred tax assets, intangible assets, unrealized appreciation on investments and any unauthorized/authorized reinsurance charges.

        The Company's U.S. operations required statutory capital and surplus is determined using risk based capital tests, and is the threshold that constitutes the authorized control level, which authorizes the commissioner to take whatever regulatory actions considered necessary to protect policyholders and creditors. The risk based capital was low compared to actual capital and surplus due to the fact that the U.S. operations are currently in start-up mode. The capital was contributed late in 2002 to support 2003 premium writings.

        As at December 31, 2002, there are no statutory restrictions on the payment of dividends from retained earnings by the Company as the minimum statutory capital and surplus requirements are satisfied by the share capital and additional paid-in capital of the Company in all jurisdictions.

        As well, the minimum levels of solvency and liquidity have been met and all applicable regulatory requirements and licensing rules complied with.

17.    Subsequent Events

        After the year ended December 31, 2002, AXIS U.S. Holdings received regulatory approval for the purchase of the Illinois domiciled surplus lines company Sheffield Insurance Corporation. The Company paid a purchase price of $34.7 million.

        In addition, on January 30, 2003, the Company announced that AXIS U.S. Holdings had agreed to acquire the renewal rights to the directors and officers and related product lines written by Kemper's Financial Insurance Solutions Group. The Company will pay a minimum fee of $3.0 million which is adjustable based on the number of contracts renewed in the one year period following the purchase of the renewal rights.

18.    Quarterly Financial Data

	Quarter Ended March 31,		Quarter Ended June 30,		Quarter Ended September 30,		Quarter Ended December 31,
	2002	2001	2002	2001	2002	2001	2002	2001
Gross premiums written	$265,680	$—	$260,721	$—	$252,260	$—	$329,342	$26,746
Net premiums earned	55,603	—	94,470	—	167,703	—	219,074	1,884
Net income	31,718	—	30,007	—	92,123	—	111,271	2,680
Comprehensive income	$14,109	$—	$51,903	$—	$115,187	$—	$109,860	$2,224
Net income per share—basic	$1.87	—	$1.77	—	$5.42	—	$6.48	$0.21
Net income per share—diluted	$1.87	—	$1.77	—	$5.38	—	$6.32	$0.21

 AXIS CAPITAL HOLDINGS LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
As at March 31, 2003 and December 31, 2002

        (Expressed in thousands of U.S. dollars except for share amounts)
(Unaudited)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Cash and cash equivalents	$882,548	$729,296
Investments at fair market value	2,055,494	1,702,990
(Amortized cost 2003:$2,024,615; 2002:$1,677,502)
Accrued interest receivable	14,583	16,502
Insurance and reinsurance premium balances receivable	572,244	375,508
Deferred acquisition costs	118,325	77,166
Prepaid reinsurance premiums	103,504	49,673
Reinsurance recoverable	19,065	1,703
Intangible assets	27,954	14,079
Other assets	19,760	19,204

Total Assets	$3,813,477	$2,986,121

Liabilities
Reserve for losses and loss expenses	$351,376	$215,934
Unearned premiums	847,511	555,962
Insurance and reinsurance balances payable	180,681	142,696
Accounts payable and accrued expenses	36,124	24,119
Net payable for investments purchased	319,846	86,377

Total Liabilities	1,735,538	1,025,088

Shareholders' Equity
Share capital
(Authorized 100,000,000 common shares, par value $0.10; issued and outstanding 2003: 17,290,567; 2002: 17,271,065)	1,729	1,727
Additional paid-in capital	1,689,938	1,686,599
Deferred compensation	(19,525)	(20,576)
Accumulated other comprehensive gain	30,879	25,484
Retained earnings	374,918	267,799

Total Shareholders' Equity	2,077,939	1,961,033

Total Liabilities & Shareholders' Equity	$3,813,477	$2,986,121

See accompanying notes to condensed consolidated financial statements

 AXIS CAPITAL HOLDINGS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the three months ended March 31, 2003 and March 31, 2002

        (Expressed in thousands of U.S. dollars except share and per share amounts)
(Unaudited)

	Three months ended March 31, 2003	Three months ended March 31, 2002
	(Unaudited)	(Unaudited)
Revenues
Gross premiums written	$608,587	$265,680
Premiums ceded	(68,443)	(5,054)
Change in unearned premiums	(237,717)	(205,023)

Net premiums earned	302,427	55,603
Net investment income	11,352	19,782
Net realized gains	11,198	774
Other insurance related income	1,106	—

Total revenues	326,083	76,159

Expenses
Net losses and loss expenses	146,335	29,350
Acquisition costs (related party 2003:$17,972; 2002:$2,807)	53,035	8,892
General and administrative expenses	21,578	6,192
Foreign exchange gains	(1,887)	7

Total expenses	219,061	44,441

Income before income taxes	107,022	31,718
Income tax recovery	97	—

Net Income	107,119	31,718
Other comprehensive income
Unrealized gains (losses) arising during the period	12,558	(17,609)
Adjustment for re-classification of gains (losses) realized in income	(7,163)	—

Comprehensive Income	$112,514	$14,109

Weighted average common shares and common share equivalents — basic	17,283,478	16,930,042

Weighted average common shares and common share equivalents — diluted	18,050,421	16,930,042

Earnings per share — basic	$6.20	$1.87

Earnings per share — diluted	$5.93	$1.87

See accompanying notes to condensed consolidated financial statements

 AXIS CAPITAL HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the three months ended March 31, 2003 and March 31, 2002

 (Expressed in thousands of U.S. dollars)
(Unaudited)

	March 31, 2003	March 31, 2002
	(Unaudited)	(Unaudited)
Share Capital
Balance at beginning of period	$1,727	$1,689
Issued during period	2	5

Balance at end of period	$1,729	$1,694

Additional Paid-in Capital
Balance at beginning of period	$1,686,599	$1,646,950
Issue of shares	3,339	4,731

Balance at end of period	$1,689,938	$1,651,681

Deferred Compensation
Balance at beginning of period	$(20,576)	$(1,311)
Issue of restricted shares	(1,004)	(4,375)
Amortization of deferred compensation	2,055	1,840

Balance at end of period	$(19,525)	$(3,846)

Accumulated Other Comprehensive Income
Balance at beginning of period	$25,484	$(456)
Change in unrealized gain (loss)	5,395	(17,609)

Balance at end of period	$30,879	$(18,065)

Retained Earnings
Balance at beginning of period	$267,799	$2,680
Net income for period	107,119	31,718

Balance at end of period	$374,918	$34,398

Total Shareholders' Equity	$2,077,939	$1,665,862

See accompanying notes to condensed consolidated financial statements

 AXIS CAPITAL HOLDINGS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2003 and March 31, 2002
(Expressed in thousands of U.S. dollars)
(Unaudited)

	Three months ended March 31, 2003	Three months ended March 31, 2002
	(Unaudited)	(Unaudited)
Cash flows provided by operating activities:
Net income	$107,119	$31,718
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net realized gains on sales of investments	(11,198)	(774)
Amortization of discounts on fixed maturities	12,445	(4,420)
Amortization of deferred compensation	2,055	1,840
Accrued interest receivable	1,919	(1,919)
Insurance and reinsurance premium balances receivable	(196,736)	(166,638)
Reinsurance recoverable	(17,362)	—
Deferred acquisition costs	(41,159)	(24,333)
Prepaid reinsurance premiums	(53,831)	(3,791)
Other assets	(4,795)	(1,885)
Reserve for losses and loss expenses	135,442	29,350
Unearned premiums	291,549	208,814
Insurance and reinsurance balances payable	37,985	5,000
Accounts payable and accrued expenses	1,005	2,143

Total adjustments	157,319	43,387

Net cash provided by (used in) operating activities	264,438	75,105
Cash flows provided by (used in) investing activities:
Cash paid in acquisition of subsidiaries	(34,664)	—
Purchases of available-for-sale securities	(1,913,047)	(2,880,672)
Sales of available-for-sale securities	1,829,950	2,472,559

Net cash used in investing activities	(117,761)	(408,113)
Cash flows provided by (used in) financing activities:
Issue of shares, net	6,575	361

Net cash provided by financing activities	6,575	361
Increase/(decrease) in cash and cash equivalents	153,252	(332,647)
Cash and cash equivalents — beginning of period	729,296	761,670

Cash and cash equivalents — end of period	$882,548	$429,023

See accompanying notes to condensed consolidated financial statements

 AXIS CAPITAL HOLDINGS LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except share and per share amounts)
(Unaudited)

1. Basis of Preparation and Consolidation

        These unaudited condensed consolidated financial statements include the accounts of AXIS Capital Holdings Limited ("AXIS Holdings") and all of its subsidiaries (collectively referred to as the "Company") and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these unaudited financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position and results of operations as at the end of and for the periods presented. The results of operations for any interim period are not necessarily indicative of the results for a full year. All significant intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The major estimates reflected in the Company's consolidated financial statements include, but are not limited to, the reserves for losses and loss expenses and premium estimates for business written on a line slip or proportional basis.

2. Segment Information

        With effect from January 1, 2003 the Company added two new segments, U.S. Insurance and U.S. Reinsurance, following the acquisition of Sheffield Insurance Corporation ("Sheffield") effective January 1, 2003 and the closing of the Company's acquisition of AXIS Reinsurance Company in late 2002. The Company's business is now comprised of four underwriting segments: Global Insurance (formerly Specialty lines), Global Reinsurance (formerly Treaty reinsurance), U.S. Insurance and U.S. Reinsurance. In addition, there is a corporate segment that includes the investment and financing operations of the Company. The Company evaluates the performance of each underwriting segment based on underwriting results. Other items of revenue and expenditure are not evaluated at the segment level. In addition, management does not allocate its assets by segment as it considers the underwriting results of each segment separately from the results of its investment portfolio.

        Certain business written by the Company has loss experience generally characterized as low frequency and high severity. This may result in volatility in both the Company's and an individual segment's results and operational cash flows.

Global Insurance

        Global Insurance are specialty lines of business written on both an insurance and reinsurance basis depending on the underlying needs of the client. The lines written include: marine and energy, aviation and aerospace, war risk, terrorism, political risk, commercial property risks and various other lines on a worldwide basis.

Global Reinsurance

        Global Reinsurance provides coverage for severity driven products primarily for catastrophic risks. This line of business is short tail in nature which typically allows the Company to determine the ultimate loss experience within a relatively short time period after a contract has expired.

U.S. Insurance

        U.S. Insurance lines of business are written on an insurance basis by the Company's U.S. subsidiaries and primarily focus on property, commercial liability and professional lines.

U.S. Reinsurance

        The Company's U.S. Reinsurance business is the assumption of an ongoing portfolio of insurance risk from primary insurance carriers. It is primarily written on an excess of loss basis and focuses almost exclusively on U.S. exposures.

        The following tables summarize the underwriting results, losses and loss expenses and ratios for the Company's business segments as of and for the quarters ended March 31, 2003 and March 31, 2002.

Quarter ended March 31, 2003

	Global Insurance	Global Reinsurance	U.S. Insurance	U.S Reinsurance	Total
Revenues:
Gross premiums written	$243,647	$211,499	$91,912	$61,529	$608,587
Net premiums written	225,814	206,666	46,135	61,529	540,144
Net premiums earned	181,864	93,685	16,046	10,832	302,427
Other insurance related income	1,106	—	—	—	1,106
Expenses:
Net losses and loss expenses	85,892	44,438	9,617	6,388	146,335
Acquisition costs	26,807	18,490	4,118	3,620	53,035

Underwriting results (before general and administrative expenses)	70,271	30,757	2,311	824	104,163
General and administrative expenses					21,578

Underwriting profit					$82,585

Net investment income					11,352
Realized gains on investments					11,198
Foreign exchange gain					1,887

Income before income taxes					107,022

Ratios:
Net loss and loss expense ratio	47.2%	47.4%	59.9%	59.0%	48.4%
Acquisition cost ratio	14.7%	19.7%	25.7%	33.4%	17.5%

General and administrative expense ratio					7.2%

Combined ratio					73.1%

Loss reserves	$196,969	$118,825	$28,561	$7,021	$351,376

Quarter ended March 31, 2002

        The Company did not have U.S. Insurance or U.S. Reinsurance segments during the quarter ended March 31, 2002.

	Global Insurance	Global Reinsurance	Total
Revenues:
Gross premiums written	$141,306	$124,374	$265,680
Net premiums written	136,252	124,374	260,626
Net premiums earned	28,038	27,565	55,603
Expenses:
Net losses and loss expenses	16,946	12,404	29,350
Acquisition costs	4,205	4,687	8,892

Underwriting results (before general and administrative expenses)	6,887	10,474	17,361
General and administrative expenses			6,192

Underwriting profit			$11,169

Net investment income			19,782
Realized gains on investments			774
Foreign exchange loss			(7)

Income before income taxes			31,718

Ratios:
Net loss and loss expense ratio	60.4%	45.0%	52.8%
Acquisition cost ratio	15.0%	17.0%	16.0%

General and administrative expense ratio			11.1%

Combined ratio			79.9%

Loss reserves	$16,946	$13,367	$30,313

3. Business Combinations

        On February 28, 2003, the Company completed, through a subsidiary, the acquisition of all of the issued and outstanding shares of capital stock of Sheffield, an Illinois domiciled surplus lines company. The results of Sheffield's operations have been included in the consolidated financial statements from the effective purchase date, January 1, 2003. The purchase of Sheffield was made to expand the Company's non-admitted capabilities within the United States.

        The Company, through a subsidiary, paid a purchase price of $34.7 million. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition.

Cash and investments		$54,638
Premium balances receivable		11,083
Reinsurance recoverable		15,034
Prepaid reinsurance		14,854
Deferred acquisition costs		1,384
Intangible assets
With an indefinite life:
Insurance licenses	3,000
With a definite life:
Value of business acquired	2,250

		5,250
Goodwill		2,750

Total assets acquired		104,996
Reserve for losses and loss expenses		20,901
Unearned premiums		39,707
Insurance and reinsurance balances payable		8,402
Other liabilities		1,319

Total liabilities acquired		70,331

Net assets acquired		$34,664

        Effective as of February 17, 2003, the Company acquired, through a subsidiary, the renewal rights to the directors and officers and related product lines written by the Financial Insurance Solutions Group ("FIS") of Kemper in exchange for an override payment. The Company acquired these rights to broaden its U.S. product range within its U.S. Insurance segment. The override payment is based on a percentage of gross written premiums of all FIS accounts that are renewed by the Company. The Company has recorded the fair value of the renewal rights as an intangible asset and will amortize the cost over an estimated useful life of four years.

4. Commitments and contingencies

        On March 28, 2002, AXIS Specialty Limited ("AXIS Specialty") established a $400 million revolving credit facility with a syndicate of commercial banks. Up to $375 million could be used to issue letters of credit and up to $50 million for general corporate purposes, with total borrowing not to exceed $400 million. Associated with the bank commitments were various loan covenants with which AXIS Specialty was in compliance throughout the year. The Company renewed the foregoing facility with a $550 million Credit Agreement, dated as of March 27, 2003, that it entered into with a syndicate of banks led by JPMorgan Chase Bank, as Administrative Agent and Lender. Under the terms of this Credit Agreement, up to $550 million may be used by AXIS Holdings, AXIS Specialty, AXIS

Reinsurance Company, AXIS Specialty Insurance Company and Sheffield to issue letters of credit and up to $100 million may be used by AXIS Holdings and AXIS Specialty for general corporate purposes, with total borrowings not to exceed $550 million. As at March 31, 2003, the Company had letters of credit of $18.6 million outstanding (December 31, 2002: $10.0 million). Associated with the bank commitments are various loan covenants with which the Company must comply, including, among other things, certain limitations on the incurrence of future indebtedness and the requirements that the Company maintain a minimum level of consolidated shareholders equity of approximately $1.4 billion and a debt to total capitalization ratio not greater than 0.35:1.00. The Company was in compliance with all covenants throughout the quarter. There was no debt outstanding as at March 31, 2003 or December 31, 2002.

5. Earnings per share

        The following table sets forth the comparison of basic and diluted earnings per share:

	Quarter ended
	March 31, 2003	March 31, 2002
Basic earnings per share
Net income	$107,119	$31,718

Weighted average common shares outstanding	17,283,478	16,930,042

Basic earnings per share	$6.20	$1.87

Diluted earnings per share
Weighted average common shares outstanding	17,283,478	16,930,042
Share equivalents
Warrants	637,299	0
Options	129,643	0

Weighted average common shares outstanding—diluted	18,050,421	16,930,042

Diluted earnings per share	$5.93	$1.87

GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS

Acquisition costs:	The aggregate of policy acquisition costs, including commissions and the portion of administrative, general and other expenses attributable to underwriting operations.
Acquisition cost ratio:
The acquisition cost ratio measures the ratio of acquisition costs to net premiums written, if determined in accordance with SAP, or the ratio of acquisition costs (adjusted by deferred policy acquisition costs) to net premiums earned if determined in accordance with U.S. GAAP.
Additional case reserves ("ACR"):	The reserves set aside on events that are known but not yet reported, based on the possibility of a claim. This amount is adjusted as claims notifications are received.
Attachment point:	The amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss reinsurance becomes operative.
Broker:
One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other service rendered, between (i) a policyholder and a primary insurer, on behalf of the insured party, (ii) a primary insurer and reinsurer, on behalf of the primary insurer, or (iii) a reinsurer and a retrocessionaire, on behalf of the reinsurer.
Casualty insurance:
Insurance that is primarily concerned with the losses caused by injuries to third persons (in other words, persons other than the policyholder) and the legal liability imposed on the insured resulting therefrom.
Cede; Cedent; Ceding company:	When a party reinsures its liability with another, it "cedes" business and is referred to as the "cedent" or "ceding company."
Ceding commission:
A fee based upon the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense) which also may include a profit factor.
Clash coverage:	Exposure to a larger single loss than intended due to losses incurred under two or more coverages or policies for the same event.
Combined ratio:
The combined ratio is the sum of the net loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio, determined in accordance with either SAP or U.S. GAAP. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income.

Excess of loss reinsurance:
A generic term describing reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "level" or "retention." Also known as non-proportional reinsurance. Excess of loss reinsurance is written in layers. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer's insolvency.
Generally accepted accounting principles ("U.S. GAAP"):
United States generally accepted accounting principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board. U.S. GAAP is the method of accounting to be used by AXIS Holdings for reporting to shareholders.
General and administrative expense ratio:	The ratio of general and administrative expenses to net premiums earned.
Gross premiums written:	Total premiums for insurance written and assumed reinsurance during a given period.
Incurred but not reported ("IBNR"):
Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on losses which are known to the insurer or reinsurer.
Layer:	The interval between the retention or attachment point and the maximum limit of indemnity for which a reinsurer is responsible.
Line slip:	An application submitted by a broker to the underwriters at Lloyd's of London which, when accepted by underwriters of syndicates, becomes a binder of insurance.
Loss reserves:
Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss expenses.
Losses and loss expenses:
The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs (also known as claim adjustment expenses) plus losses incurred with respect to claims.
Net loss and loss expense ratio:	The ratio of net losses and loss expenses to net premiums earned, determined in accordance with either SAP or U.S. GAAP.
Net loss and loss expenses	Losses and loss expenses net of reinsurance recoveries.

Net premiums earned:	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.
Net premiums written:	Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.
Proportional reinsurance:
A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. Proportional reinsurance is also known as pro rata reinsurance, quota share reinsurance or participating reinsurance. In proportional reinsurance the reinsurer generally pays the ceding company a ceding commission.
Reinsurance:
An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.
Reserves:
Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for loss expenses and for unearned premiums. Loss reserves consist of "case reserves," or reserves established with respect to individual reported claims, and "IBNR reserves." For reinsurers, loss expenses reserves are generally not significant because substantially all of the loss expenses associated with particular claims are incurred by the primary insurer and reported to reinsurers as losses. Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also "Loss Reserves."
Retention:
The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level up to the outer limit of the program, if any, are paid by the reinsurer. In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

Retrocessional reinsurance; Retrocessionaire:
A transaction whereby a reinsurer cedes to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.
Specialty lines:	Lines of insurance and reinsurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers.
Statutory accounting principles ("SAP"):
Recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by United States state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.
Submission:
An unprocessed application for (i) insurance coverage forwarded to a primary insurer by a prospective policyholder or by a broker on behalf of such prospective policyholder, (ii) reinsurance coverage forwarded to a reinsurer by a prospective ceding insurer or by a broker or intermediary on behalf of such prospective ceding insurer or (iii) retrocessional coverage forwarded to a retrocessionaire by a prospective ceding reinsurer or by a broker or intermediary on behalf of such prospective ceding reinsurer.
Treaty reinsurance:
The reinsurance of a specified type or category of risks defined in a reinsurance agreement between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer, and the reinsurer is obligated to accept, a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.
Underwriting capacity:
The maximum amount that an insurance company can write. The limit is generally determined by the company's retained earnings and investment capital. Reinsurance serves to increase a company's underwriting capacity by reducing its exposure from particular risks.

Joint Book-Running Managers

MORGAN STANLEY	CITIGROUP

CREDIT SUISSE FIRST BOSTON	JPMORGAN	MERRILL LYNCH & CO.

DOWLING & PARTNERS SECURITIES, LLC	FOX-PITT, KELTON

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common shares being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers, Inc.

Filing Fee—Securities and Exchange Commission	$41,866
Listing Fee—The New York Stock Exchange	*
Fee—National Association of Securities Dealers	$30,500
Fees and Expenses of Counsel	*
Printing Expenses	*
Fees and Expenses of Accountants	*
Blue Sky Fees and Expenses	*
Transfer Agent Fees and Expenses	$17,500
Miscellaneous Expenses	*

Total	*

*
To be provided by amendment

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Bye-law 30 of the Registrant's bye-laws provides, among other things, that: the directors, officers and any other persons appointed to a committee of the board of directors of the Registrant, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant to the full extent permitted by law from and against all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the conduct of the Registrant's business or the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.

        Bye-law 31 of the Registrant's bye-laws provides that each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

        The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

        The Registrant has purchased directors and officers liability insurance policies. Such insurance would be available to the Registrant's directors and officers in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers.

        Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        Reference is made to the Shareholders Agreement to be filed as Exhibit 10.1 hereto for provisions providing that the Registrant and certain holders of common shares and warrants are each obligated to indemnify the other for certain actions.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        Since its formation, the Registrant has issued unregistered securities as described below. None of the transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

        On November 20, 2001, AXIS Specialty Limited ("AXIS Specialty") sold 16,866,907 common shares to certain accredited investors for an aggregate price of $1.7 billion and issued warrants exercisable for common shares in an amount equal to 12% of the common shares of AXIS Specialty outstanding on a fully diluted basis. The sale of shares and warrants were made in reliance on Section 4(2) of the Exchange Act.

        From time to time between November 20, 2001 and December 31, 2002, AXIS Specialty issued common shares and granted options pursuant to its Long-Term Equity Compensation Plan and its Directors Deferred Compensation Plan. These plans were subsequently assumed by the Registrant. These issuances were made in reliance on Rule 701 under the Securities Act. As of December 31, 2002, options with respect to 559,439 common shares of the Registrant were outstanding.

        On December 31, 2002, the Registrant exchanged 17,075,378 common shares of the Registrant for an equal number of common shares of AXIS Specialty. In addition, outstanding warrants exercisable for common shares of AXIS Specialty were exchanged for the same number of common warrants of the Registrant. This exchange was made in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

        From time to time between January 1, 2003 and March 31, 2003, the Registrant issued common shares and granted options pursuant to its 2003 Long-Term Equity Compensation Plan and its 2003 Directors Deferred Compensation Plan. These issuances were made in reliance on Rule 701 under the Securities Act. As of March 31, 2003, options with respect to 584,189 common shares of the Registrant were outstanding.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

Exhibit Number	Description of Document
1.1	Underwriting Agreement*
3.1	Certificate of Incorporation and Memorandum of Association of AXIS Capital Holdings Limited**
3.2	Amended and Restated Bye-laws of AXIS Capital Holdings Limited*
4.1	Specimen Common Share Certificate*
4.2	Specimen Warrant to Acquire Common Shares*
5.1	Opinion of Conyers Dill & Pearman**
10.1	Amended and Restated Shareholders Agreement, dated December 31, 2002 among the Registrant and each of the persons listed on Schedule A thereto*
10.2	Employment Agreement between John R. Charman and the Registrant*
10.3	Service Agreement between Robert J. Newhouse, Jr. and the Registrant*
10.4	Service Agreement between Michael A. Butt and the Registrant*
10.5	Service Agreement between Michael E. Morrill and the Registrant*
10.6	Employment Agreement between Dennis B. Reding and the Registrant*
10.7	Employment Agreement between Andrew Cook and the Registrant*
10.8	Employment Agreement between William A. Fischer and the Registrant*
10.9	Employment Agreement between John Gressier and the Registrant*
10.10	Employment Agreement between Richard Strachan and the Registrant*
10.11	Credit Agreement among the Registrant, the subsidiary account parties thereto, various lending institutions and JPMorgan Chase Bank as Administrative Agent, dated as of March 27, 2003**
10.12	2003 Long-Term Equity Compensation Plan
10.13	2003 Directors Long-Term Equity Compensation Plan
10.14	2003 Directors Deferred Compensation Plan
11.1	Statement re computation of per share earnings*
21.1	Subsidiaries of the registrant**
23.1	Consent of Deloitte & Touche
23.2	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)**
23.3	Consent of William Fry Tax Advisers
23.4	Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
23.5	Consent of Clyde & Co.
23.6	Consent of David King & Co.

24.1	Power of Attorney (included as part of the signature pages previously filed for certain directors)**
24.2	Power of Attorney for Charles A. Davis**
24.3	Power of Attorney for Edward J. Kelly, III**
24.4	Power of Attorney for Scott A. Schoen**
24.5	Power of Attorney for Andrew H. Rush**
24.6	Power of Attorney for Jeffrey C. Walker**
99.1	Form F-N*

*
To be filed by amendment.

**
Previously filed

(b)
Financial Statement Schedules

Schedule I	—	Summary of Investments Other Than Investments in Related Parties—not required since the information is fully disclosed in the Consolidated Financial Statements and notes to the Consolidated Financial Statements
Schedule II	—	Condensed Financial Information of Registrant
Schedule III	—	Supplementary Insurance Information
Schedule IV	—	Reinsurance
Schedule V	—	Valuation and Qualifying Accounts—not required since the information is fully disclosed in the Consolidated Financial Statements and notes to the Consolidated Financial Statements
Schedule VI	—	Supplementary Information Concerning Property/Casualty Insurance Operations—not required since amount does not meet requirement for disclosure

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of
AXIS Capital Holdings Limited

We have audited the consolidated financial statements of AXIS Capital Holdings Limited and subsidiaries as at December 31, 2002 and 2001 and for the year ended December 31, 2002 and the period from November 8, 2001 (date of incorporation) to December 31, 2001, and have issued our report thereon dated February 10, 2003; such financial statements and report are included in this registration statement. Our audits also included the financial statement schedules of AXIS Capital Holdings Limited listed in the Index at Item 16 (b) of this registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE
Hamilton, Bermuda
February 10, 2003

SCHEDULE II

AXIS CAPITAL HOLDINGS LIMITED

BALANCE SHEET

As at December 31, 2002
(Expressed in thousands of U.S. Dollars)

December 31, 2002
Assets
Cash and cash equivalents	$60,578
Investments at fair value	64,010
Accrued interest receivable	378
Investment in subsidiaries	1,817,476
Other assets	4,284

Total Assets	$1,946,726

Liabilities
Intercompany payable	$11,218

Total Liabilities	11,218
Shareholder's Equity
Share capital	1,727
Additional paid-in capital	1,686,599
Deferred compensation	(20,576)
Other comprehensive income	(41)
Retained earnings	267,799

Total Shareholders Equity	1,935,508

Total Liabilites & Shareholders Equity	$1,946,726

SCHEDULE II (Continued)

AXIS CAPITAL HOLDINGS LIMITED

STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the year ended December 31, 2002
(Expressed in thousands of U.S.Dollars)

Year Ended December 31, 2002
Revenue
Equity in net earnings of subsidiaries	$267,792
Net investment income	7
Realized gains	—
Expenses
General and administrative expenses	—

Income before income taxes	267,799
Income Taxes	—

Net Income	267,799
Other comprehensive income
Unrealized losses arising during the year	(41)

Comprehensive income	$267,758

SCHEDULE II (Continued)

AXIS CAPITAL HOLDINGS LIMITED

STATEMENT OF CASH FLOWS

For the year ended December 31, 2002
(Expressed in thousands of U.S. Dollars)

Year Ended December 31, 2002
Cash flows provided by operating activites:
Net income	$267,799
Adjustments to reconcile net income to net cash provided by (used in)operating activites:
Amortization of of discounts on fixed maturities	2
Accrued interest receivable	(378)
Purchase of accrued interest receivable	369
Equity in net earnings of subsidiaries	(267,792)

Total adjustments	(267,799)

Net cash provided by operating activities	0
Cash flows provided by (used in) investing activities:
Dividend from subsidiary	125,000
Purchases of fixed maturites and short-term investments	(64,422)

Net cash used in investing activities	60,578
Increase in cash and cash equivalents	60,578
Cash and cash equivalents—beginning of period	—

Cash and cash equivalents—end of period	$60,578

SCHEDULE III

AXIS CAPITAL HOLDINGS LIMITED
SUPPLEMENTARY INSURANCE INFORMATION
For the year ended December 31, 2002 and the period ended December 31, 2001
(Expressed in thousands of U.S. Dollars)

Year ended December 31, 2002

	Deferred Acquisition Costs	Reserve for Losses and Loss Expenses	Unearned Premiums	Net Premiums Earned	Net Investment Income(1)	Losses and Loss Expenses	Amortization of Deferred Acquisition Costs	Net Premiums Written	Other Operating Expenses
Specialty Insurance	$54,360	$133,000	$461,844	$314,613	$—	$137,848	$56,683	$704,033	$—
Treaty Reinsurance	22,806	82,934	94,118	222,237	—	91,417	47,020	314,244	—
Not allocated to segments	—	—	—	—	71,287	—	—	—	46,521

Total	$77,166	$215,934	$555,962	$536,850	$71,287	$229,265	$103,703	$1,018,277	$46,521

Period ended December 31, 2001

	Deferred Acquisition Costs	Reserve for Losses and Loss Expenses	Unearned Premiums	Net Premiums Earned	Net Investment Income(1)	Losses and Loss Expenses	Amortization of Deferred Acquisition Costs	Net Premiums Written	Other Operating Expenses
Specialty Insurance	$1,983	$886	$22,751	$1,713	$—	$886	$320	$24,465	$—
Treaty Reinsurance	232	77	2,111	171	—	77	512	2,281	—
Not allocated to segments	—	—	—	—	4,763	—	—	—	2,566

Total	$2,215	$963	$24,862	$1,884	$4,763	$963	$832	$26,746	$2,566

(1)    Investment income is not allocated to the Company's segments as the invested assets are managed centrally.

SCHEDULE IV

AXIS CAPITAL HOLDINGS LIMITED
SUPPLEMENTARY REINSURANCE INFORMATION
For the year ended December 31, 2002 and the period ended December 31, 2001
(Expressed in millions of U.S. Dollars)

	Gross	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2002	$469	$90	$639	$1,018	63%
Period ended December 31, 2001	13	—	14	27	52

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on the 19th day of May, 2003.

AXIS Capital Holdings Limited
By:	*
	Name:	John R. Charman
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of May, 2003.

Signature	Title

* John R. Charman	President and Chief Executive Officer, Director (Principal Executive Officer)
/s/ ANDREW COOK Andrew Cook	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Clare Moran	Vice President and Controller (Controller)
* Michael A. Butt	Director
* Robert J. Newhouse, Jr.	Director
* Charles A. Davis	Director
* Robert L. Friedman	Director
* Donald J. Greene	Director

* Maurice A. Keane	Director
* Edward J. Kelly, III	Director
* Andrew H. Rush	Director
* Scott A. Schoen	Director
* Frank J. Tasco	Director
* Jeffrey C. Walker	Director
* (authorized representative in the United States)
*	/s/ ANDREW COOK Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Underwriting Agreement*
3.1	Certificate of Incorporation and Memorandum of Association of AXIS Capital Holdings Limited**
3.2	Amended and Restated Bye-laws of AXIS Capital Holdings Limited*
4.1	Specimen Common Share Certificate*
4.2	Specimen Warrant to Acquire Common Shares*
5.1	Opinion of Conyers Dill & Pearman**
10.1	Amended and Restated Shareholders Agreement, dated December 31, 2002 among the Registrant and each of the persons listed on Schedule A thereto*
10.2	Employment Agreement between John R. Charman and the Registrant*
10.3	Service Agreement between Robert J. Newhouse, Jr. and the Registrant*
10.4	Service Agreement between Michael A. Butt and the Registrant*
10.5	Service Agreement between Michael E. Morrill and the Registrant*
10.6	Employment Agreement between Dennis B. Reding and the Registrant*
10.7	Employment Agreement between Andrew Cook and the Registrant*
10.8	Employment Agreement between William A. Fischer and the Registrant*
10.9	Employment Agreement between John Gressier and the Registrant*
10.10	Employment Agreement between Richard Strachan and the Registrant*
10.11	Credit Agreement among the Registrant, the subsidiary account parties thereto, various lending institutions and JPMorgan Chase Bank as Administrative Agent, dated as of March 27, 2003**
10.12	2003 Long-Term Equity Compensation Plan
10.13	2003 Directors Long-Term Equity Compensation Plan
10.14	2003 Directors Deferred Compensation Plan
11.1	Statement re computation of per share earnings*
21.1	Subsidiaries of the registrant**
23.1	Consent of Deloitte & Touche
23.2	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)**
23.3	Consent of William Fry Tax Advisers
23.4	Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

23.5	Consent of Clyde & Co.
23.6	Consent of David King & Co.
24.1	Power of Attorney (included as part of the signature pages previously filed for certain directors)**
24.2	Power of Attorney for Charles A. Davis**
24.3	Power of Attorney for Edward J. Kelly, III**
24.4	Power of Attorney for Scott A. Schoen**
24.5	Power of Attorney for Andrew H. Rush**
24.6	Power of Attorney for Jeffrey C. Walker**
99.1	Form F-N*

*
To be filed by amendment.

**
Previously filed

QuickLinks

Table of Contents
PROSPECTUS SUMMARY
OUR COMPANY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY BACKGROUND
BUSINESS
Gross Premiums Written by Business Segment
Global Insurance—Gross Premiums Written by Line
Global Reinsurance—Gross Premiums Written by Line
Global Reinsurance—Premiums Written by Geographic Area
U.S. Insurance—Gross Premiums Written by Line
U.S. Reinsurance—Gross Premiums Written by Line
Gross Premiums Written by Broker
Gross, Ceded and Net Amounts of Premiums Written and Earned
Types of Securities in Our Fixed Income Portfolio and Their Fair Market Values and Amortized Costs
Credit Ratings for Fixed Income Securities
Maturity Distribution for Fixed Income Securities
Net Investment Income and Returns on Investments
REGULATION
MANAGEMENT
Summary Compensation Table
Options/SAR Grants in 2002
PRINCIPAL AND SELLING SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MATERIAL TAX CONSIDERATIONS
DESCRIPTION OF SHARE CAPITAL
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AXIS CAPITAL HOLDINGS LIMITED
INDEPENDENT AUDITORS' REPORT
AXIS CAPITAL HOLDINGS LIMITED CONSOLIDATED BALANCE SHEETS As at December 31, 2002 and 2001 (Expressed in thousands of U.S. dollars except for share amounts)
AXIS CAPITAL HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME For the year ended December 31, 2002 and the period from November 8, 2001 to December 31, 2001 (Expressed in thousands of U.S. dollars except share and per share amounts)
AXIS CAPITAL HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For the year ended December 31, 2002 and the period from November 8, 2001 to December 31, 2001 (Expressed in thousands of U.S. dollars)
AXIS CAPITAL HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS For the year ended December 31, 2002 and the period from November 8, 2001 to December 31, 2001 (Expressed in thousands of U.S. dollars)
AXIS CAPITAL HOLDINGS LIMITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in thousands of U.S. dollars except share and per share amounts)
AXIS CAPITAL HOLDINGS LIMITED CONDENSED CONSOLIDATED BALANCE SHEETS As at March 31, 2003 and December 31, 2002
AXIS CAPITAL HOLDINGS LIMITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME For the three months ended March 31, 2003 and March 31, 2002
AXIS CAPITAL HOLDINGS LIMITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For the three months ended March 31, 2003 and March 31, 2002 (Expressed in thousands of U.S. dollars) (Unaudited)
AXIS CAPITAL HOLDINGS LIMITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS For the three months ended March 31, 2003 and March 31, 2002 (Expressed in thousands of U.S. dollars) (Unaudited)
AXIS CAPITAL HOLDINGS LIMITED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Expressed in thousands of U.S. dollars except share and per share amounts) (Unaudited)
GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
INDEPENDENT AUDITORS' REPORT
  SCHEDULE II
AXIS CAPITAL HOLDINGS LIMITED BALANCE SHEET As at December 31, 2002 (Expressed in thousands of U.S. Dollars)
  SCHEDULE II (Continued)
AXIS CAPITAL HOLDINGS LIMITED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME For the year ended December 31, 2002 (Expressed in thousands of U.S.Dollars)
  SCHEDULE II (Continued)
AXIS CAPITAL HOLDINGS LIMITED STATEMENT OF CASH FLOWS For the year ended December 31, 2002 (Expressed in thousands of U.S. Dollars)
AXIS CAPITAL HOLDINGS LIMITED SUPPLEMENTARY INSURANCE INFORMATION
  SCHEDULE IV
AXIS CAPITAL HOLDINGS LIMITED SUPPLEMENTARY REINSURANCE INFORMATION For the year ended December 31, 2002 and the period ended December 31, 2001 (Expressed in millions of U.S. Dollars)
SIGNATURES
EXHIBIT INDEX